Form 10-K, Exhibit 13
period 1996-12-31
EVERGREEN BANCORP INC
filed 1997-03-28
CIK 351521

Exhibit 13

Evergreen
Annual Report 1996

INSIDE Profile: An eye for value.

What
shareholder
value really
means.

Evergreen Bancorp logo

Contents

Financial
Highlights
pg. 2
Solid figures from 1996.

An Eye
for Value
pg. 4
The quarterly statement
isn't the only measure
of a bank.

Reinventing
Market Share
pg. 7
Evergreen fills in the
franchise--in more
ways than one.

Solving the
Productivity Puzzle
pg. 10
How to create
excellence and
efficiency in
the company.

A Gallery
of Leaders
pg. 12
Evergreen's Board
of Directors and
Corporate Management.

Financial
Review
pg. 13
The complete story,
by the numbers.

YEAR TO DATE EARNINGS

Financial
HIGHLIGHTS

Solid figures for 1996.

Common Stock Data

Evergreen Bancorp's common stock is traded on the NASDAQ National Market System under the symbol EVGN. There were 1,667 stockholders of record as of December 31, 1996. The range of the high and low sales prices, as reported by NASDAQ, and the quart-erly cash dividends paid for the years 1996 and 1995 are shown below. The information provided has been adjusted to reflect the company's two-for-one stock split.

For information on restrictions relating to the payment of cash dividends, see Note 11 of Notes to Consolidated Financial Statements.


1996               High      Low       Div. Paid

4th Quarter        $16.50    $14.00    $0.13

3rd Quarter         15.00     12.13     0.10

2nd Quarter         13.13     10.63     0.10

1st Quarter         11.56     10.38     0.10




1995               High      Low       Div. Paid

4th Quarter        $11.63    $10.25    $0.08

3rd Quarter         11.00      8.88     0.05

2nd Quarter          9.17      8.13     0.05

1st Quarter          8.63      7.38     0.05




Net Income


              Millions

1994          $ 7,265

1995            8,380

1996           10,313




Stock Price
As of December 31


              Dollars per share

1994          $ 7.38

1995           11.63

1996           16.38




Deposits


              Millions

1994          $735,821

1995           750,224

1996           800,856




Non-Performing Assets


              Millions

1994          $29,922

1995            9,772

1996            7,033


Earnings Per Share


              Dollars

1994          $0.77

1995           0.89

1996           1.12




Loans
(End of year)


              Millions

1994          $577,329

1995           592,198

1996           654,888




Financial Highlights
(Dollars--except per share data--expressed in thousands)


                   1996           1995           1994

Net Income         $   10,313     $    8,380     $    7,265

Per Share:

  Net Income             1.12            .89            .77

  Cash Dividends          .43            .23            .03

Book Value               9.37           8.86           7.76

Average Shares
  Outstanding       9,229,000      9,430,000      9,456,000

Year End:

  Assets           $  928,649     $  871,423     $  833,618

  Loans,
    Net of
    Unearned
    Income            654,888        592,198        577,329

  Deposits            800,856        750,224        735,821

  Stockholders'
    Equity             85,439         83,045         73,601


Corporate Profile

Evergreen Bancorp, Inc. (NASDAQ: EVGN) is a one-bank holding company headquartered in Glens Falls, New York. Its subsidiary, Evergreen
Bank, N.A., operates 26 banking locations in a 250-mile area of eastern New York, from 50 miles south of Albany to the Canadian border.

Within this region the bank provides its corporate, institutional and individual customers with a wide range of deposit, lending, trust and investment services. Throughout its 143-year history, Evergreen has pursued the essential mission of a community bank: to provide exemplary service and responsiveness to its customers and local communities.

Evergreen Bank, N.A., with assets exceeding $920 million as of year-end 1996, is among the leading community banks in its franchise area.

Annual Meeting

The Annual Meeting of Shareholders will be held in the Adirondack
Room of the Queensbury Hotel, 88 Ridge Street, Glens Falls, New York at 10:00 a.m. on May 8, 1997.

Form 10-K

A copy of the Company's Form 10-K annual report is available without charge to shareholders on written request to Kathleen G. Martinez, Secretary, 237 Glen Street, Glens Falls, New York, 12801.

PROFILE

An eye
FOR VALUE

Too many companies manage quarter by quarter. In a revealing interview, the Chairman of Evergreen explains why his bank's value extends far beyond yesterday's results.

A Philosophy Apart

When he gauges his bank's performance, George Dougan naturally begins with the quarterly statement. But he doesn't stop there--and that sets Evergreen Bancorp apart from the mainstream.

During his assessment, Dougan might also examine a new branch, review the latest product for small business or look in on a training session. All in the name of uncovering one crucial element: shareholder value.

"Everything we do should increase our franchise value as an independent bank--not just for the next quarter, but for the long term," said
Evergreen's Chairman and Chief Executive Officer in a recent interview. "This past year, I'm pleased to say, we excelled in both."

Shareholder Value for Today

The baseline figures for 1996 justify his confidence in current results:

     Evergreen enjoyed record earnings, with net income of $10.3 million--a 23% increase over 1995;

     In September, the bank announced a 2-for-1 stock split. For the year, stock value increased 40%;

     Two increases boosted the quarterly dividend to an all-time high of $.13 per share (post-split), up from $.075 at the end of 1995;

     Led by a strong performance in retail lending-- especially in indirect loans, mortgages, and home equities--overall lending increased by 11% to a record level of $655 million net of unearned income.

     Supporting that increase was a corresponding 7% rise in deposits.

Dougan cited several initiatives that generated the 1996 numbers.
The stock split, for instance, arose from presentations that he and George Fredette, Senior Vice President and Chief Financial Officer, made to major investment bankers and fund managers. "They looked on Evergreen very favorably but suggested that our stock was not liquid enough for effective trading," Dougan related. The bank responded by doubling shares outstanding through the split. The markets confirmed the wisdom of that move by trading Evergreen more actively.

Also affecting the stock was the bank's ongoing repurchase program, which enjoyed its best year ever in 1996, buying back 345,000 shares. A new authorization from the Board of Directors will enable Evergreen to continue repurchasing shares throughout 1997, depending on market conditions. "The program helps keep the bank's capital at appropriate levels and has in the past been a good investment, increasing earnings per share," Dougan explained. "With this program, the split and the dividend increases, I believe we've created significant shareholder value here and now."

Closer to the balance sheet, substantive reductions in nonperforming assets played a key role in Evergreen's successful 1996. "Our work toward eliminating problem loans in 1995 set us up for higher earnings potential in 1996," he noted. "Then, this past year, the sale of our largest remaining nonperformer removed another obstacle to earnings. We have basically put the last of our major credit concerns behind us; now, as we maintain strict credit quality, we can focus on new business."

Value for Tomorrow:
Expanding Market Share

That new-business focus achieved two notable Evergreen objectives. It not only contributed significantly to the strong 1996 figures, but also formed the foundation for Evergreen's long-term value.

Many of the past year's moves--in both traditional and alternative areas of product delivery--represented an aggressive effort in the bank's existing market. "Infilling and expanding our natural franchise are important elements in our long-term strategic plan," the Chairman explained. "That's why, in 1996, we opened or committed to opening four new branch locations in the Capital Region, which holds very high market potential. These branches provide the physical presence that many customers still require, as industry trends demonstrate."

Elaborating on these trends, Dougan cited the fact that, in spite of massive consolidation and new technologies in the past decade, the number of new retail branches has risen to an all-time high in the banking industry. "To a large extent, customers still prefer to visit a branch and speak with a person," he said, "which is why our new branches are integral to maximizing our market share."

Concerning alternate methods of product delivery, Dougan asserted that "we have introduced other delivery systems strategically across the market to extend our reach. Loan applications by touch-tone phone, our soon-to-be-introduced call center, our CD-by-mail program--all of these penetrate market areas that Evergreen could not effectively reach before. They succeed because they satisfy the demands of today's customers--especially the demand for convenience. And they represent a very cost-efficient way for us to generate income."

Infilling and expansion, however, go beyond simply covering the map. For that reason, Evergreen complemented its geographic expansion with initiatives in high-potential market segments. Following through on its goal of 1995, Evergreen introduced Private Banking last year to capture a promising segment composed of high-net-worth individuals. Coming in 1997, a new cash management product will add convenience for small and midsize businesses, allow Evergreen to better compete in the commercial market and provide a new source of fee income.

Value for Tomorrow:
Achieving Cost Savings

Pursuing expanded market share provides only half the story of long-term shareholder value. As diligently as they penetrated the market, Dougan and his management team also increased the bank's value by boosting operating efficiencies, achieving a $2.5 million reduction in noninterest expenses in 1996. Savings came from such areas as other real estate expenses and professional fees (due to the sale of nonperforming assets), renegotiated agreements with vendors, higher staff efficiency and a reduction in FDIC insurance.

On this last point, technology has played a pivotal role. A new imaging system, a teller automation system and a bankwide platform upgrade have enabled Evergreen employees to carry out procedures faster and boost productivity. Additionally, customer-driven technologies--such as the Nice 'n Easy Touch Tone Phone Loan, Evergreen Tellerphone, and a streamlined network for indirect lending-- increase staff efficiency even as they provide customers with convenience.

Dougan asserts that the key to technology investments is to implement them intelligently. "While we can't stand still on technological advancement, it makes no sense for us to acquire indiscriminately either. The question that always confronts us is, what is the appropriate level of investment?" Each time he faces that question, the Chairman comes back to the same basic objective. "We ask ourselves, how does this particular technology increase the value of the bank? We proceed only if it will pay for itself, reduce overall expenses and give us a competitive edge. Those criteria guide us toward smart technology decisions."

An Enduring Place in the Marketplace

And what of the larger picture? According to Dougan, 1996 enhanced shareholder value not only by directly providing for future growth, but also by enhancing Evergreen's established position as "a profitable, well-managed, customer-focused community bank."

That position holds special promise in today's banking climate. "Just as it has in the last decade, the industry will continue to consolidate heavily," Dougan said. "The larger banks can't provide the highly personalized service that customers value, and they can't respond as flexibly as a community bank.

"Therein lies the opportunity for Evergreen. Because our community banking niche meets the needs of so many people, it becomes our competitive advantage. And because customers are demanding responsive service in increasing numbers, we have the opportunity to maintain that competitive advantage--and enhance shareholder value--for years to come."

Flexibility plays a role in astute management as well. "Community banks can survive as long as they recognize that change is a fact of life," Dougan asserted. "Looking forward, I believe banks like Evergreen will thrive by leveraging their branch franchise and by using technology in the most resourceful manner. And that's exactly what we did in 1996."

In 1997, Evergreen will continue that thrust while pursuing proven strategies for sound growth:

     Introduction of new products to expand the bank's share of the middle market;

     Additional mortgage counselors in the Capital Region to maximize an underserved market with high potential;

     Pursuit of complementary lines of business to increase fee income;

     Judicious expansion of the distribution network, including technology-driven delivery systems that contain costs and meet high demand;

     Expansion of touch-tone loan capabilities;

     Continued vigilance on credit and expense control.

From Dougan's point of view, the leadership is in place to implement these goals and sustain Evergreen's success. "In 1997, as in 1996, we will benefit from having a superb management team--and a superb
Board of Directors." He singled out three retiring board members--Dean
V. Chandler, Samuel P. Hoopes and Henry J. W. Vanderminden III--for their long-standing leadership and service. "They, and the rest of our Directors, committed themselves to our shareholders from the beginning, and I thank them for that. Because of their enthusiastic commitment, I'm confident we'll see continuing success, whatever the banking environment."

That success may indeed come if Evergreen continues to do what it did in 1996: make the right choices to deliver value to shareholders. The kind of value found where George Dougan looks: not only on the bottom line, but throughout the bank--and throughout the community.

MAXIMIZING THE MARKET

Reinventing
MARKET SHARE

Even recently, "maximizing the market" meant new branches, period.
Not anymore. So Evergreen has moved boldly to expand within, and beyond, its current franchise.

As they planned the opening of one Capital Region branch last fall, Evergreen's senior managers came up with what, by any standard, were reasonable milestones for deposits. Six weeks after the ribbon cutting, deposits had far surpassed expectations. And loans had picked up momentum as well--and continue to roll in.

Proof that the branch system still thrives? Absolutely. Even with such success, however, branches are no longer the only game in town.

Those facts have not escaped Evergreen's management. With a flair for making the right moves, bank officials have used a blend of traditional and innovative strategies to expand the franchise to untapped markets.

Redrawing the Map

The traditional, of course, involves a physical presence. In 1996, the bank initiated plans for four new branch locations in the Capital Region--one of several Evergreen markets with demonstrated growth potential. Three of the locations are new in every sense of the term:
the Latham office, which serves as the bank's Capital Region headquarters, opened in December 1996; the Clifton Park branch a month later; a branch in Niskayuna will open early in the second quarter of 1997.
"The solid demographics for these locations--steady population growth, families with significant earning potential--present us with an excellent growth opportunity," noted Daniel J. Burke, Evergreen's Senior Vice President, Retail Banking.

In each case, Evergreen's planners have consistently built cost efficiency into construction, staffing and operations, while providing for the full service so critical to the bank's positioning.

The fourth branch opening is actually a strategic relocation; to expand its customer base, Evergreen will move an existing branch to one of the Capital Region's busiest business and shopping areas. "This new location presents the best of both worlds," explained Burke. "The branch will continue to serve its current customers, while enhancing access for new customers. With this and the other new branches, we've positioned ourselves to capture significant market share in an important market."

Evergreen's Trust & Investment Group has already seen results from its Capital Region team, which it introduced in 1995. Those results are reflected in the bank's overall trust numbers for 1996: assets under management rose to $463.6 million--fueled not only by asset appreciation, but also by an ever-increasing number of new accounts.

While important to bank growth, physical locations are no longer enough. Two converging trends--banking's drive for operating efficiency and the customer's demand for convenience--necessitate the use of innovative ways to deliver products and services.

No wonder, then, that bank officials have made the best use of innovation to extend Evergreen's reach well beyond the branch system. A new call center, which will be operational in early 1997, will enable even remote customers to conduct bank transactions and to get quick answers. The Nice 'n Easy Touch Tone Phone Loan has generated $8.7 million in new loans by allowing applicants to access the bank according to their schedule, 24 hours a day, seven days a week. Both new and current customers have heavily utilized the bank's CD-by-mail program. Fax and ACH technologies have spread Evergreen's indirect lending to dealers located far from any branch. "We have fine-tuned our indirect program so that we can respond very quickly to dealers' needs," said Thomas
C. Crowley, Executive Vice President and Chief Credit Officer.

Of course not every out-of-office strategy requires high technology.
Take mortgage counselors. Without occupying any branch space, Evergreen's counselors have added to market share with stronger-than- expected performance: originations increased 32% over 1995. The bank supported its mortgage staff, including an additional counselor in the Capital Region, with several flexible products. A new adjust-able rate mortgage, which locks in a fixed interest rate for the loan's first five years, has generated considerable demand across Evergreen's markets. Also in demand is the Bi-Weekly Mortgage, through which homeowners save on interest payments while paying off their mortgages faster.

Deeper into Market Segments

"Yes, our key thrust in 1996 was to fill in and expand our market," said Evergreen Chairman and CEO George Dougan. "But if you focus exclusively on geography, you end up with a market a mile wide and an inch deep." Recognizing that, Dougan and his management team have pursued several important market segments.

For individuals with high net worth, Evergreen launched Private Banking early in 1996. Providing a complete range of financial services--all coordinated by a Private Banker dedicated to each account--the program taps an important source of both deposits and loans, as well as new trust business.

For the middle market, the bank will introduce a new checking package in early 1997. Like Evergreen's Privilege 50 for the mature market, this package will offer such benefits as a low minimum balance, interest-bearing checking, and travel and buyer's discounts, only this time to the single largest segment of Evergreen's market.

"Research has shown these packages to be successful in generating new deposit and loan business," Burke said. "They create strong demand in the market by adding value to the standard checking account. Our success with Privilege 50 bears this out."

For small and midsize businesses, Evergreen has prepared a major new cash management software product for the coming year. Because it allows businesses to manage their accounts daily, directly from their own offices, cash management extends Evergreen's market boundaries while attracting a greater share of the business market. Like many of the bank's offerings and improvements, this product arose in response to an independently conducted survey of businesses in Evergreen's market. "Cash management positions us as a full-service provider, developing products to give customers what they need," Crowley said.

The new product should add to Evergreen's continued success with business clients, success made clear from the numbers. During 1996, the bank originated nearly $70 million in new commercial loans. Especially effective has been the Small Business Term Loan product, part of the Small Business Solution product line. "With this product," cited Crowley, "Evergreen served the small business community by initiating loans that aggregated over $1.75 million in outstandings."

According to Crowley, popular products account for only part of Evergreen's success with business. "Because we've placed critical decision makers in each market area, we're much closer to the local and regional businesses we serve. That enhances our standing as a responsive bank." Early in 1997, the bank bolstered its image of responsiveness by achieving Preferred Lending Status with the Small Business Administration. "Our surveys show that small busi-nesses are concerned about the paperwork and time involved in the loan process. The new SBA status resolves those issues."

Perhaps the most obvious market segment is the one overlooked by many companies: existing customers. Here, Evergreen's initiatives in database management come into play. "By using our customer database, we can match individuals with specific products they might need," Burke explained. "Through the cross-selling that results, we maximize profitability per existing customer relationship with an efficient use of resources."

Happy Customers, Shareholder Value

With the right treatment, existing customers quickly become satisfied customers--and therein lies Evergreen's main advantage. "The levels of satisfaction generated by our customer contact personnel exceed those in most industries, including banking," Burke commented. "The value of satisfied customers, of course, is that you retain them for the long term--profitably."

Because such customers deliver obvious advantages to Evergreen--repeat business and referrals--they form the basis of shareholder value.
"All of our initiatives really come down to one positive result: a growing base of satisfied customers," Dougan asserted. "As long as we provide the services they need, I'm confident they'll continue to help us grow in the years ahead."

HUMAN RESOURCES

Solving the
PRODUCTIVITY
PUZZLE

To thrive, a bank needs the best people in the most efficient organization. A challenge indeed - but Evergreen has found new ways to solve it.

A generation ago, productivity may not have seemed like an enigma;
to make a business more productive, simply add resources and serve.
How times have changed. In the wake of the market's single-minded drive toward efficiency, bankers face a tough question: how does a bank--how does any company--get the most from its streamlined resources?

Evergreen's version of the answer includes several themes: equipping staff for peak performance, allocating resources efficiently and controlling costs vigilantly. Following those themes, the bank's management team realized significant efficiencies in 1996 while shaping the very best staff available.

The People Factor

Even as it held the number of full-time equivalent employees to forecasted levels, while at the same time growing the bank, top management has devised a range of programs to maximize human resources. Perhaps most notable is Evergreen's innovative Opportunity Shares Program, stock options that employees can exercise upon a stated increase in the stock price.
By tying employee compensation directly to the stock's value, Opportunity Shares encourage employees to help boost that value by finding more cost-effective ways of doing things. The new program complements the judicious use of traditional incentives in targeted areas.

To boost their bank's value, employees must possess ever sharper skills, both technical and relational. Not surprisingly, Evergreen is quick to develop those skills. As in past years, employees receive continual training: coaching, counseling, management training, software courses and regulatory seminars.

The bank's Legendary Service Program not only sets standards but also equips employees to deliver "quality service" to all customers, internal and external. The Integrity Selling Program trains customer contact staff to first identify the needs of customers, then sell them only the offerings that fulfill those needs. "Our experience has shown that if we treat customers this way, they will come back," said Daniel Burke, Senior Vice President, Retail Banking.

Unlocking the Tool Box

Evergreen has proved equally adept in equipping employees with critical technology. To streamline internal work flows, the bank initiated a complete upgrade of its software system. "Not only does the improvement provide a more user-friendly vehicle," said Tony Koenig, Executive Vice President and Chief Operating Officer, "but it extends the life of the software at a significantly lower cost than a new system."

Other improvements were aimed at specific high-volume areas. A new imaging system in loan documentation greatly reduces paper use and speeds responses to customers. At the branch level, a teller automation system will improve customer service throughout Evergreen's marketplace while enhancing safeguards for both the customer account and the bank. Initiated in 1996, the system is scheduled for full implementation by early 1998.

The coming year will find Evergreen's managers planning targeted investments in technologies to come--with an eye toward maximizing productivity.
"We're not interested in technology for technology's sake," said Koenig.
"We will stay tuned in to new technology, and from that, we will use only what improves efficiency, keeps us competitive, and provides a quick return on capital expenditure."

Progress in the Cost War

Peak performance, of course, only goes so far toward peak productivity. How has Evergreen fared in the other half of the puzzle--the cost war?

"Cost control is a constant process, and it requires constant vigilance," said George Fredette, Senior Vice President and Chief Financial Officer. "In that context, I'm pleased to say that we achieved significant savings on several fronts in 1996."

A look at Evergreen's initiatives confirms Fredette's claim. Bank officials successfully renegotiated two large vendor contracts, with substantially lower costs the result. Outsourcing for cost reduction has continued in other areas, from document imaging to dealer floor planning audits. "As always, we look to outsource where it makes the most sense--that is, where we truly can cut costs while improving performance," Fredette said. By combining such an approach with the performance-enhancing initiatives mentioned earlier, Evergreen's top managers have begun to create the kind of streamlined organization that delivers value for shareholders. According to Dougan, completing that creation ranks as priority one for Evergreen. "In 1996, we were able to remain efficient and productive, even as we've grown the bank. We fully intend to do the same in the years to come." And by doing so, Evergreen's management may well implement the best answer to the productivity puzzle.

The "Community"
in "Community Banking"

The connection has long been clear. Community involvement boosts shareholder value--especially if you're positioned as a community bank in a region where community is a high priority.

Fitting that description, Evergreen has stepped up its involvement even from previous levels. Throughout the marketplace, employees have contributed to efforts that cement the image of the bank as "a good neighbor."

For sheer participation, Evergreen's United Way campaign stands among the most notable successes of 1996. Challenged by management to boost their already considerable efforts, employees bankwide responded with a 95% participation rate. "The United Way effort was a perfect example of our employees' ongoing commitment to their communities," remarked John Fullerton, Executive Vice President, Trust & Investment Group. "It's a commitment I see every day at Evergreen."

Every day, in many different guises. For instance, bank sponsorship of "The Evergreen Holiday Parade" in South Glens Falls has helped transform the event into one of the region's most popular. Volunteer efforts at public television station WMHT included fundraising and membership recruitment, while the bank served as sponsor for the station's popular auction. The SPCA, girls' softball leagues, arts organizations, local schools, fire departments--Evergreen contributions of time and talents have helped them all.

In turn, those contributions have helped Evergreen. "Our involvement creates tremendous customer loyalty," Fullerton said, "because people want to do business with good corporate citizens. As a result, we maintain an unshakable foothold in all our markets. And our reputation works for us when we expand into new markets. Bottom line: our position as a community bank gives us a tremendous advantage."

A GALLERY OF LEADERS

George W. Dougan
Chairman and CEO
Evergreen Bancorp, Inc.

John W. Bishop
Construction Executive
Retired

Dean V. Chandler*
President
Agency Insurance Brokers, Inc.

Carl R. DeSantis, Sr.
Vice Chairman of the Board
Evergreen Bancorp, Inc.
Vice Chairman and Director
Franchise Associates, Inc.

Robert F. Flacke
President
Fort William Henry Corp.
Director
Finch Pruyn & Co., Inc.

Michael D. Ginsburg
President
Broad Street Carwash, Inc.
Partner
M & R Ginsburg Partners

Samuel P. Hoopes*
Director
Finch Pruyn & Co., Inc.
Vice President, Retired

Joan M. Mannix
Real Estate Developer

Anthony J. Mashuta
President
Cool Insuring Agency, Inc.

Phillip H. Morse
Chairman of the Board
NAMIC USA Corporation
NAMIC International, Inc.
Retired

William E. Philion
President and CEO
Glens Falls Hospital Retired
Finch Pruyn & Co., Inc. Director
NAMIC USA Corporation Director

Alan R. Rhodes
Attorney
Bartlett, Pontiff,
Steward & Rhodes P.C.

Floyd H. Rourke
Chairman of the Board and President
Sandy Hill Corp. Retired
Director
Finch Pruyn & Co., Inc.

Paul W. Tomlinson
President
Salem Farm Supply, Inc.
Retired

Walter Urda
President
Irontech Industries, Inc.

Henry J.W. Vanderminden III*
President and Treasurer
Telescope Casual Furniture, Inc.

Directors Emeriti

F. Earl Bach
Gerald J. Buckley
Donald S. Creal
John V. Hallett
Donald D. Hanks
Paul E. Lavine
Warren E. Rouillard
Bjarne G. Soderstrom

* Retired from Evergreen Bancorp Board April 1996

Executive Officers

George W. Dougan
President, Chief Executive Officer
and Chairman

Paul A. Cardinal
Executive Vice President and
General Counsel

Thomas C. Crowley
Executive Vice President and
Chief Credit Officer

George L. Fredette
Senior Vice President and
Chief Financial Officer

Anthony J. Koenig
Executive Vice President and
Chief Operating Officer

Corporate Management

Larry E. Blanchard,
Senior Vice President
and Director of Auditing

Michael P. Brassel
Regional President, Plattsburgh Region

Daniel J. Burke
Senior Vice President, Retail Banking

Kenneth J. Cartledge
Senior Vice President, Asset Quality

Patrick T. Day
Vice President and Loan Review Manager

John M. Fullerton
Executive Vice President,
Trust & Investment

Barbara B. Glenn
Senior Vice President, Human Resources

Jeffrey B. Rivenburg
Regional President, Capital Region


                              EVERGREEN BANCORP, INC.

                                 FINANCIAL REVIEW



FOR THE YEARS ENDED DECEMBER 31,                               1996           1995           1994           1993             1992


SUMMARY OF OPERATIONS:
($000 Omitted)
Interest Income                                            $ 70,533    	  $ 67,171       $ 60,987       $ 62,612         $ 70,708
Interest Expense                                             29,349    	    27,572    	   21,683         24,532       	   32,951
Net Interest Income                                          41,184    	    39,599    	   39,304         38,080       	   37,757
Provision for Loan Losses                                     1,440    	     1,800          2,211         15,377       	   13,675
Net Interest Income After Provision for Loan Losses          39,744    	    37,799         37,093         22,703       	   24,082
Other Income                                                  6,387    	     6,224          7,516          8,106       	   11,476
Other Expenses                                               30,143    	    32,600         33,528         35,360       	   30,545
Income/(Loss) Before Income Taxes                            15,988    	    11,423         11,081         (4,551)      	    5,013
Applicable Income Taxes/(Benefit)                             5,675	     3,043          3,816         (1,225)      	    1,403

  NET INCOME/(LOSS)			                   $ 10,313    	  $  8,380       $  7,265       $ (3,326)      	 $  3,610

PER COMMON SHARE:<F1>
Net Income/(Loss)                                          $   1.12       $    .89       $    .77       $   (.36)        $    .39
Cash Dividends                                                  .43            .23            .03            .10       	      .38

AVERAGE BALANCE SHEET DATA (UNAUDITED):
($000 Omitted)
Total Assets                                               $889,333       $849,824       $838,236       $871,418       	 $894,192
Loans Net of Unearned Income and Allowance                  616,602        562,368        560,998        584,577       	  618,369
Deposits                                                    766,474        739,254        740,176        775,359       	  795,803
Stockholders' Equity                                         83,985         78,987         72,235         70,739       	   73,810

RETURN ON EQUITY AND ASSETS:
Return on Average Assets                                       1.16%	       .99%           .87%          (.38)%     	      .40%
Return on Average Equity                                      12.28	     10.61          10.06          (4.70)      	     4.89
Dividend Payout Ratio                                         38.58	     25.30           3.25            N/A       	    98.75
Average Equity to Average Asset Ratio                          9.44	      9.29           8.62           8.12       	     8.25


<F1>All per share data has been adjusted for a two-for-one stock split effected September 16, 1996.



DIVIDEND PER SHARE



1994     0.03

1995     0.23

1996     0.43



RETURN ON ASSETS



1994     0.87%

1995     0.99%

1996     1.16%



RETURN ON EQUITY



1994    10.06%

1995    10.61%

1996    12.28%


OVERVIEW OF PERFORMANCE

The principal source of earnings for the Evergreen Bancorp, Inc. is its single banking subsidiary, Evergreen Bank, N.A. All discussions herein refer to the banking activities of the Company's banking subsidiary unless otherwise noted.

In 1996, the Company earned $10,313,000 or $1.12 per share compared to 1995 net income of $8,380,000 or $.89 per share. This represents a $1,933,000 increase from the prior year. Pre-tax income in 1996 increased $4,565,000 to $15,988,000, principally because of increased net interest income of $1,585,000, a reduction in the provision for loan losses of $360,000, and decreases in FDIC insurance expense and professional fees of $1,063,000 and $545,000, respectively. Income tax expense increased to $5,675,000, an increase of $2,632,000 over the 1995 level of $3,043,000. The increase in income tax expense is largely attributable to increased income and the fact that during the third quarter of 1995, the Company derived significant tax benefits from the completion of a bulk sale (the "Bulk Sale") of certain performing and non-performing assets for $13,250,000. Net income for 1995 increased $1,115,000 when compared to 1994 earnings, largely because of lower non-interest expenses and taxes.

Average assets for 1996 totaled $889.3 million, an increase of $39.5 million, or 4.7% from 1995 average of $849.8 million. This compares to the 1995 increase from 1994 of $11.6 million, or 1.4%. The return on average assets in 1996 was 1.16%, as compared to .99% and .87% in 1995 and 1994, respectively. The year-to-year increase in the return on average assets is primarily due to increased levels of net income.

The return on average stockholders' equity was 12.3% in 1996, as compared to 10.6% and 10.1% for 1995 and 1994, respectively.

On September 29, 1995, Evergreen consummated the Bulk Sale of certain performing and non-performing loans and Other Real Estate Owned (OREO) for approximately $13,250,000. The assets sold carried a net book value of approximately $20,000,000 and the loan loss reserve was reduced by approximately $6,345,000 as a result of the sale. In addition the Company recognized additional write downs on OREO and fees from the sale of approximately $900,000.

NET INTEREST INCOME

Net interest income represents the most significant component of the Company's earnings. Changes in net interest income from period to period result from increases or decreases in the average balances (volume) of earning assets and interest bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the Company's ability to manage its earning asset portfolio and the availability of particular sources of funds and investment opportunities. The Analysis of Variance in Net Interest Income Due to Volume and Rates exhibit on page 15 presents an analysis of the increases and decreases in interest income and interest expense which resulted from changes in volume and changes in rates during the periods presented herein.

Net interest income on a taxable equivalent basis for 1996 increased $1,209,000 or 3.0%, from that for 1995. This increase resulted primarily from an increase in average earning assets. Average earning assets increased $38.7 million or 4.8% from 1995 levels. This increase resulted primarily from higher levels of taxable loans which increased $53.3 million on average. The increase in loans was primarily funded by decreases in average Fed Funds and increases in average balances in interest bearing deposits.

The increase in net interest income due to volume was somewhat offset by a lower net interest margin. The net interest margin on a tax equivalent basis decreased by 9 basis points to 4.98% in 1996 compared to 5.07% in 1995. The yield on average earning assets decreased 4 basis points from 8.51% in 1995 to 8.47% in 1996. Average rates paid on interest bearing liabilities increased 7 basis points to 4.20% in 1996 from 4.13% in 1995. In 1995 the net interest margin decreased 7 basis points from 5.14% in 1994.

The decrease in yield on taxable loans is due to a shift in loans from commercial loans to lower yielding consumer and mortgage products. Funding provided by interest bearing liabilities was concentrated in time deposits and long term debt. Average balances in these categories increased $32.7 million and $10.3 million respectively. This higher cost source of funding is the principal cause of the increase in average rates paid on interest bearing liabilities.

ANALYSIS OF VARIANCE IN NET INTEREST INCOME DUE TO VOLUME AND RATES

The following table sets forth the dollar amounts of interest income
(on a taxable equivalent basis) and interest expense and changes therein resulting from changes in volume and changes in rate. The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate based on the percentage relationship of such variances to each other.



                                           1996 vs. 1995                                          1995 vs. 1994

                                TOTAL               INCREASE/(DECREASE)               TOTAL                INCREASE/(DECREASE)
                            INCREASE/                 DUE TO CHANGE IN            INCREASE/                 DUE TO CHANGE IN
                           (DECREASE)               VOLUME          RATE         (DECREASE)                VOLUME         RATE


INTEREST EARNED:                                                        ($000 Omitted)
Loans
  Taxable                      $4,120               $4,863         $(743)           $ 4,791               $   (73)      $4,864
  Tax-Exempt                     (534)                (280)         (254)                 4                   (45)          49
Investment Securities
  Taxable                         707                  384           323                481                   (20)         501
  Tax-Exempt                     (745)                (874)          129               (315)                 (100)        (215)
Federal Funds Sold               (549)                (423)         (126)             1,041                   895          146
Interest Bearing Deposits         (13)                 (13)           --                 10                    (3)          13
Change in Total
  Interest Income               2,986                3,657          (671)             6,012                   654        5,358

INTEREST EXPENSE INCURRED:
Regular Savings,
  NOW and MMDAs                	 (306)                (185)         (121)            (1,251)               (1,832)         581
Time Deposits                  	1,704                1,783           (79)             6,533                 3,368        3,165
Short-Term Borrowings            (351)                (257)          (94)               296                   118          178
Long-Term Debt                 	  730                  709            21                311                   110          201
Change in Total
  Interest Expense             	1,777                2,050          (273)             5,889                 1,764        4,125

CHANGE IN NET
  INTEREST INCOME              $1,209               $1,607         $(398)           $   123               $(1,110)      $1,233



NET INTEREST INCOME--AVERAGE RATES AND YIELDS


                                                          ($000 Omitted)

                                     1996                          1995                          1994

                                   INTEREST                      INTEREST                      INTEREST
                         AVERAGE    INCOME/  YIELD/    AVERAGE    INCOME/  YIELD/    AVERAGE    INCOME/  YIELD/
                         BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE


ASSETS
Loans
  Taxable               $614,558    $55,991    9.11%  $561,276    $51,871    9.24%  $562,149    $47,080    8.38%
  Tax Exempt              14,552      1,130    7.77     17,840      1,664    9.33     18,329      1,660    9.06
Securities Held
  to Maturity and
  Securities
  Available
  for Sale
  Taxable                185,319     12,243    6.61    179,435     11,536    6.43    179,761     11,055    6.15
  Tax Exempt              10,763      1,034    9.61     19,952      1,779    8.92     20,985      2,094    9.98
Federal Funds Sold        15,160        812    5.36     22,864      1,361    5.95      7,261        320    4.41
Interest Bearing 	      88          4    4.55        373         17    4.56        579          7    1.21
  Deposits with Banks
Total Earning Assets     840,440     71,214    8.47    801,740     68,228    8.51    789,064     62,216    7.89
Allowance for
  Loan Losses            (12,508)                      (16,748)                      (19,480)
Cash and Due
  from Banks              30,010                        28,436                        30,808
Other Non-Earning
  Assets                  31,391                        36,396                        37,844

  TOTAL ASSETS          $889,333                      $849,824                      $838,236

LIABILITIES AND
  STOCKHOLDERS'
  EQUITY
Regular Savings,
  NOW and MMDAs         $340,951    $ 9,495    2.78%  $347,575    $ 9,801    2.82%  $413,426    $11,052    2.67%
Time Deposits            331,403     18,069    5.45    298,703     16,365    5.48    229,915      9,832    4.28
Short-Term
  Borrowings               3,536        181    5.12      8,220        532    6.47      5,855        236    4.03
Long-Term Debt            23,255      1,604    6.90     12,970        874    6.74     11,029        563    5.10
Total Interest
  Bearing
  Liabilities         	 699,145     29,349    4.20    667,468     27,572    4.13    660,225     21,683    3.28
Demand Deposits	          94,120                        92,976                        96,835
Other Liabilities     	  12,122                         9,098                         8,941
Stockholders'
  Equity     	          83,946                        80,282                        72,235

  TOTAL
    LIABILITIES	AND
    STOCKHOLDERS'
    EQUITY              $889,333                      $849,824                      $838,236

Net Interest
  Income (Tax
  Equivalent Basis)                  41,865	                   40,656                        40,533
Tax Equivalent
  Adjustment             	       (681)                       (1,057)                       (1,229)

Net Interest
  Income                            $41,184                       $39,599                       $39,304

  NET INTEREST
    RATE SPREAD                                4.27%                         4.38%                         4.61%

  NET INTEREST
    MARGIN            	                       4.98%                         5.07%                         5.14%

Non-accrual loans are included in the above analysis and the related income on these loans is deemed immaterial.

Portions of income earned on certain Commercial Loans, U.S. Government
Obligations and Obligations of State and Political Subdivisions are exempt from Federal and/or State taxation. Appropriate adjustments have been made to reflect the equivalent amount of taxable income that would have been necessary to generate an equal amount of after tax income. The taxable equivalent adjustment is based on a marginal
Federal income tax rate of 35% in 1996 and 1995, and 34% in 1994 along with a marginal State income tax rate of 9.225%, 9.675%, and 10.125% in 1996, 1995 and 1994 respectively.

For the purposes of this analysis, Securities Available for Sale are stated at average amortized cost and Stockholders' Equity is unadjusted for the effects of SFAS No. 115.


ALLOWANCE FOR LOAN LOSSES

The Company's allowance for loan losses increased $.3 million from $12.1 million at December 31, 1995 to $12.4 million at December 31,
1996 reflecting a stable loan loss experience even with an 8.6% increase in average outstanding loans. During 1995 the allowance decreased
$6.6 million from $18.8 million at December 31, 1994, because of the net charge off of $6.3 million taken as a result of the Bulk Sale.
The Bulk Sale and other resolutions of non-performing loans has caused the Com-pany's ratios of allowance for loan losses to non-performing loans to steadily improve.

The provision for loan losses amounted to $1.4 million for 1996 compared to $1.8 million for 1995, a decrease of $.4 million, or 20%. The reduced provision, from year earlier levels, reflects the reduction of non-performing loans from the levels of the previous years.

The allowance for loan losses represents amounts available for future credit losses and reflects management's ongoing detailed review of certain individual credits, as well as analysis of the historic net charge off experience of the portfolio, an evaluation of current and anticipated economic conditions, peer group statistics and other pertinent factors.

Loans (or portions thereof) deemed uncollectible are charged against the allowance, while recoveries of amounts previously charged off are added to the allowance. Provisions for loan losses charged to earnings are added to the allowance. Amounts are charged off once the probability of loss has been determined, with consideration given to factors such as the customer's financial condition, underlying collateral and guarantees, and general and industry economic conditions.

The following table summarizes year-end loan balances, average loans outstanding and changes in the allowance for loan losses due to loan losses, recoveries and additions charged to expense:



                                                                                    ($000 Omitted)

YEAR ENDED DECEMBER 31,                                         1996         1995         1994         1993         1992


Amount of Loans Outstanding End of Year
  (Less Unearned Income)                                    $654,888     $592,198     $577,329     $577,351     $620,979

Average Loans Outstanding During Year
  (Less Average Unearned Income)                            $629,110     $579,116     $580,478     $603,356     $629,014

Balance of Allowance at Beginning of Year                   $ 12,115     $ 18,752     $ 18,754     $ 13,357     $  8,842
Loans Charged Off:
  Commercial, Financial and Agricultural                        (298)      (8,569)      (4,021)     (10,597)      (8,625)
  Real Estate                                                   (189)        (227)        (283)        (321)        (257)
  Consumer                                                    (1,227)        (742)        (477)        (919)        (741)

Total Loans Charged Off                                       (1,714)      (9,538)      (4,781)     (11,837)      (9,623)

Recoveries of Loans Previously Charged Off:
  Commercial, Financial and Agricultural                         389          881        2,275        1,586          219
  Real Estate                                                     12           16           84           43           42
  Consumer                                                       151          204          209          228          202

Total Recoveries                                                 552        1,101        2,568        1,857          463

Net Loans Charged Off                                         (1,162)      (8,437)      (2,213)      (9,980)      (9,160)
Additions to Allowance Charged
  to Operating Expense                                         1,440        1,800        2,211       15,377       13,675

BALANCE OF ALLOWANCE AT END OF YEAR                         $ 12,393     $ 12,115     $ 18,752     $ 18,754     $ 13,357

Net Charge-Offs as Percent of Average Loans Outstanding
  During Year (Less Average Unearned Income)                     .18%        1.46%         .38%        1.65%        1.46%
Net Charge-Offs as Percent of Allowance
  at Beginning of Year                                          9.59        44.99        11.80        74.72       103.60
Allowance as Percent of Loans Outstanding
  at End of Year (Less Unearned Income)                         1.89         2.05         3.25         3.25         2.15
Allowance as Percent of Non-Performing Loans Outstanding
  at End of Year (Less Unearned Income)                       232.12       204.92        96.54        50.48        24.63


Evergreen Bancorp, Inc.

OTHER (NON-INTEREST) INCOME

Non-interest income increased $163,000 or 2.6% in 1996 as compared to 1995 which was a decrease of $1,292,000 from 1994. Service charges on deposit accounts increased $21,000 and $24,000 in 1996 over 1995, and 1995 over 1994, respectively. Trust Department fees increased $169,000 or 7.6% in 1996, following a decrease of $177,000 in 1995.

Net losses on security transactions of $6,000, $137,000 and $93,000 during 1996, 1995 and 1994, respectively were the result of management's decision to replace certain under performing securities.

Miscellaneous other income decreased $158,000 or 11.6% in 1996 after a decrease of $1,095,000 in 1995 or 44.7%. The decrease in other income in 1995 verses 1994 was caused primarily by a $152,000 liquidating dividend received by the Company from its past data processor, a $202,000 gain on the sale of the credit card merchant portfolio in 1994 and $662,000 of merchant discount income earned prior to the sale. Management does not see a material change in the trend of other income in the foreseeable future.



                                                 ($000 Omitted)

                                            1996       1995       1994


Trust Department Fees                     $2,382     $2,213     $2,390
Services Charges on Deposit Accounts       2,812      2,791      2,767
Net Loss on Security Transactions             (6)      (137)       (93)
Miscellaneous Other Income                 1,199      1,357      2,452

  TOTAL                                   $6,387     $6,224     $7,516




EFFICIENCY RATIO



1994     71.6%

1995     71.1%

1996     63.4%


OTHER (NON-INTEREST) EXPENSES

Non-interest expense decreased $2,457,000 or 7.5% in 1996 and $928,000 or 2.8% in 1995 from prior year levels. The decreases were primarily due to reductions in FDIC insurance during 1996 and 1995 and a reduction in net loss of other real estate and professional fees during 1996.

Salaries and benefits, which represent the largest portion of non-interest expense, recorded an increase of $232,000 or 1.5% in 1996 and $677,000, or 4.5%, in 1995. 1995's increase over 1994 was primarily the result of merit increases and expenses associated with the Corporate reduction in force. The full time equivalent staff was 398, 392 and 428 at year-end 1996, 1995 and 1994, respectively. The full time equivalent staff increased by approximately 10 in late 1996 with the opening of the Latham branch and the employment of staff for the pending opening of the Clifton Park branch.

FDIC insurance expense was essentially eliminated and decreased $1,063,000 in 1996. In 1995, FDIC Insurance decreased $938,000 or 46.8%. No FDIC insurance is currently required to be paid in 1997. However, legislation to recapitalize the Savings and Loan Insurance Fund requires Bank Insurance Fund members to contribute to the repayment of FICO bonds. Evergreen's contribution is anticipated to be at least $100,000 in 1997.

Data processing increased $329,000, or 15.7%, in 1996 after remaining stable from 1994 to 1995. The increase relates to the outsourcing of the items processing function in December 1995.

Professional fees decreased $545,000 or 33% in 1996 and $251,000, or 13.1%, in 1995, principally because of a decreased utilization of lawyers and consultants engaged to assist in the reduction of non-performing assets.

Total non-interest expense as a percentage of average assets was 3.4%, 3.8% and 4.0% in 1996, 1995 and 1994, respectively. This ratio decreased primarily due to decreases in FDIC insurance, professional fees and net losses on other real estate.

Management, except as noted above, does not anticipate a material change in the trend of other non-interest expenses in the foreseeable future.



                                                   ($000 Omitted)

                                            1996        1995        1994


Salaries & Benefits                       $16,041     $15,809     $15,132
FDIC Insurance                                  2       1,065       2,003
Data Processing                             2,421       2,092       2,092
Professional Services                       1,114       1,659       1,910
Occupancy                                   2,009       2,017       1,819
Furniture & Equipment                       1,856       1,852       1,881
Advertising                                   907         729         878
Net (Gain)/Loss on Other Real Estate          (86)        781         869
Supplies and Printing                         819       1,038         760
Miscellaneous Other Expenses                5,060       5,558       6,184

  TOTAL                                   $30,143     $32,600     $33,528


INCOME TAXES

Income tax expense for 1996 was $5.7 million compared to income tax expense of $3.0 million in 1995.

The effective income tax rates were 35%, 27% and 34% for 1996, 1995 and 1994, respectively. The marginal rate for Federal Income Taxes was 35% in 1996 and 34% in 1995 and 1994. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes. The difference is due primarily to tax-exempt income from certain loans and investment securities and nondeductible expenses. The decrease in the effective tax rate for 1995 is primarily a result of New York State tax benefits resulting from the Bulk Sale and the re-evaluation of reserves related to deferred Federal tax assets in light of the sale. Refer to Note 9 of the Notes to Consolidated Financial Statements for a more comprehensive analysis of the provision for income taxes.

The Company accounts for income taxes in conformity with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. SFAS No. 109 adopts what is known as the liability method of accounting for deferred taxes. The liability method requires recognition of a tax liability, or asset, for the deferred tax consequences of events that have occurred at the date of the financial statements. Subsequent changes in tax rates and other tax law provisions are to be reflected in the measurement of those tax liabilities and assets and are to be recognized in net income when the changes are enacted.

SECURITIES

The Company's securities portfolio in the aggregate totaled to $197.2 million at December 31, 1996, a $16.7 million decrease from 1995's balance of $213.9 million. In 1995, the aggregate securities portfolio increased by $17.1 million from 1994. The decrease during 1996 was primarily associated with strong retail loan demand throughout the year. The increase in the securities portfolio in 1995 was largely attributed to the Company's improved liquidity, due primarily to proceeds from the Bulk Sale and moderate loan demand. Securities held to maturity comprise approximately 10% of the aggregate securities portfolio at December 31, 1996. This is consistent with management's objective to maintain flexibility and adequate liquidity by classifying most securities as available for sale.

The following table displays the distribution of the securities portfolio by major category and maturity:


Securities Available for Sale & Securities Held to Maturity
As of December 31, 1996:


                                                             ($000 Omitted)

                                                                                                        TOTAL SECURITIES
                     U.S. TREASURY                  STATE AND                                        AVAILABLE FOR SALE AND
                      & AGENCY<F1>            POLITICAL SUBDIVISIONS               OTHER           SECURITIES HELD TO MATURITY

               AMORTIZED              FAIR  AMORTIZED             FAIR  AMORTIZED            FAIR  AMORTIZED              FAIR
                    COST  YIELD      VALUE       COST  YIELD     VALUE       COST  YIELD    VALUE       COST  YIELD      VALUE


0-1 year        $ 34,686   6.27%  $ 34,742    $ 2,102   6.56%  $ 2,131     $    6   4.11%  $    7   $ 36,794   6.28%  $ 36,880
1-5 years         98,936   6.73     99,327      3,728   6.81     3,908      3,023   6.19    2,980    105,687   6.72    106,215
5-10 years        20,791   7.10     20,746      4,948   8.46     5,548         --     --       --     25,739   7.36     26,294
Over 10 years     28,703   7.40     28,554        204   5.30       213         --     --       --     28,907   7.39     28,767

  TOTAL         $183,116   6.79%  $183,369    $10,982   7.48%  $11,800     $3,029   6.19%  $2,987   $197,127   6.82%  $ 98,156

Avg. Maturity:          3.0 years                    4.1 years                   3.0 years                  3.1 years


<F1>Includes $141,021 of mortgage-backed securities which are secured by agencies of the U.S. government.


LOANS

The total loan portfolio, net of unearned income, increased $62.7 million to $654.9 million at the end of 1996 compared to $592.2 million at year end 1995. Increases in residential real estate and consumer loans were offset by continued decreases in commercial loan balances.

Commercial loans decreased by $5.4 million in 1996 to a balance of $225.0 million, following a decrease of $26.8 million in 1995 to $230.4 million. The decrease in the commercial loan portfolio in 1995 and 1994 was accompanied by significant improvements in the credit quality of the loan portfolio, as management resolved significant portions of its non-performing loans through workouts and also, in 1995, the Bulk Sale. During 1996, the commercial loan portfolio remained relatively stable as the economy in which the Company operates remained flat. Meaningful growth in the commercial loan portfolio is dependent on improved economic conditions in the upstate New York regions in which the Company operates.

Residential mortgage loans increased to $280.8 million at December
31, 1996, a $36.3 million increase over 1995's balance of $244.6 million. In 1995, residential mortgage loans increased by $14.8 over 1994.
The increases in 1996 and 1995 were attributable to improved efforts in residential loan origination.

Consumer loans increased to $146.5 million at December 31, 1996, a $31.7 million increase over 1995's balance of $114.9 million. The significant increase in consumer loans in 1996 and 1995 was due primarily to the products such as the Touch-Tone Loan Program, and continued penetration into the automobile dealer indirect markets. The most significant portion of the new consumer loans in 1996 and 1995 were secured by first liens on automobiles. However, in 1996, the continued success of the Touch-Tone Loan Program decreased the proportion of the Company's consumer loans that are secured. Consumer loans increased by $27.5 million in 1995 over 1994.

The following table sets forth the classification of the Evergreen's consolidated loans, net of unearned income, by major category:



                                                  ($000 Omitted)

DECEMBER 31,                    1996        1995        1994        1993        1992


Commercial                  $224,955    $230,373    $257,152    $301,756    $359,137
Real Estate Construction       2,265       1,992       2,574       2,538       2,127
Real Estate Mortgage         280,833     244,575     229,799     204,276     194,535
Installment                  146,528     114,874      87,352      67,794      63,899
Other                            307         384         452         987       1,281

  TOTAL LOANS               $654,888    $592,198    $577,329    $577,351    $620,979


NON-PERFORMING ASSETS

Non-performing assets consist of non-performing loans, other real estate and other forms of repossessed assets. Non-performing loans are composed of (1) loans on a non-accrual basis, (2) loans which are contractually past due 90 days or more as to interest or principal payments but have not been classified as non-accrual and (3) loans whose terms have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

The Company's policy with regard to non-accrual loans varies by the type of loan involved. Generally, commercial, financial and agricultural loans are placed on a non-accrual status when they are 90 days past due unless they are well secured and in the process of collection, or regardless of the past due status of the loan when management determines that the complete recovery of principal and interest is in doubt.
As a matter of general policy, consumer loans are charged off after they become 120 days past due unless they are well secured and in the process of collection; however, in some instances, consumer loans are classified non-accrual when payments are past due 120 days. Mortgage loans are not generally placed on a non-accrual basis unless it is determined that the value or marketability of real estate securing the loans has deteriorated to the point that a potential loss of principal or interest exists. Once a loan is on a non-accrual basis, interest is recorded only as received and only if the loan principal is deemed fully collectible. Interest payments received on loans not deemed fully collectible are applied against the principal balance until management determines that the principal balance is fully collectible. Interest previously accrued on non-accrual loans which has not been paid is reversed and charged against income during the period in which the loan is placed on non-accrual status. Interest on restructured loans is only recognized in current income at the renegotiated rate and then only to the extent that such interest is deemed collectible.

Non-performing assets were $7,033,000 at December 31, 1996. This represents a decrease of $2,739,000 from $9,772,000 at December 31, 1995. Non-performing loans decreased $573,000 since December 31, 1995 to $5,339,000 at December 31, 1996. The 1996 decrease in non-performing assets was primarily the result of the sale from OREO of the remaining Hiland
Park property.

Other real estate net of transfers, losses and write-downs, decreased $2,308,000 since December 31, 1995 to $1,476,000 at December 31, 1996.

Non-accrual loans decreased $779,000 from $4,571,000 at December 31,
1995 to $3,792,000 at December 31, 1996. Management continually evaluates the adequacy of the collateral on non-performing loans and charges off that portion of the loan not considered recoverable.

Management considers restructuring a loan when the facts and circumstances indicate that working with the borrower will maximize potential for principal repayment while minimizing the risk of loss. At December
31, 1996 the Company is carrying only one restructured loan totaling $133,000. That loan is in compliance with the renegotiated terms.


The Following Table Presents Information Concerning Non-Performing
Assets:


                                                                           ($000 Omitted)

DECEMBER 31,                                               1996       1995        1994        1993        1992


COMMERCIAL LOANS
Non-Accrual                                              $3,425     $4,191     $13,951     $32,299     $43,236
Past Due 90 Days and Still Accruing                          45	       387       1,053       1,430       5,878
Restructured                                                133	       138       2,656       1,476       3,196
Total Non-Performing Commercial                           3,603	     4,716      17,660      35,205      52,310

RESIDENTIAL REAL ESTATE LOANS
Non-Accrual                                                 180	       334         188         406          14
Past Due 90 Days and Still Accruing                         946	       491       1,172       1,255       1,125
Total Non-Performing Residential Mortgage                 1,126	       825       1,360       1,661       1,139

INSTALLMENT LOANS
Non-Accrual                                                 187	        46          --          --          44
Past Due 90 Days and Still Accruing                         423	       325         405         282         731
Total Non-Performing Installment                            610	       371         405         282         775

Total Non-Performing Loans                                5,339	     5,912      19,425      37,148      54,224
Other Real Estate                                         1,476	     3,784      10,319       2,750       1,798
Repossessed Assets--Other                                   218	        76         178         606         930

  TOTAL NON-PERFORMING ASSETS                            $7,033	    $9,772     $29,922     $40,504     $56,952

NON-PERFORMING ASSETS AS A PERCENT OF TOTAL LOANS--
  NET OF UNEARNED INCOME                                   1.07%      1.65%       5.18%       7.02%       9.17%

NON-PERFORMING LOANS AS A PERCENT OF TOTAL LOANS--
  NET OF UNEARNED INCOME                                    .82%      1.00%       3.36%       6.43%       8.73%


Of the $3.8 million of loans in non-accrual status as of December
31, 1996, approximately $3.4 million represents loans which are secured, primarily by real estate.

At December 31, 1996, the allowance for loan losses as a percent of total non-performing loans was 232.1 percent. This compares to 204.9 percent at December 31, 1995. The coverage percent at December 31, 1996, compares favorably to that ratio for peer group institutions.

In addition to the total non-performing loans set forth above, other "classified" loans were $15.6 million at December 31, 1996, compared to $13.5 million at December 31, 1995. These are loans for which management has information which indicates that the borrower may not be able to comply with present payment terms. Since there is some doubt about the ability of these borrowers to comply with payment terms, management has taken these loans under greater consideration in determining the adequacy of the allowance for loan losses.

CAPITAL

At December 31, 1996, and 1995, stockholders' equity was $85.4 million and $83.0 million, respectively. This represents an increase of $2.4 million, or 2.9%. This compares to an increase of $9.4 million, or 12.8%, for 1995 versus to 1994. The 1996 increase primarily represents the retention of $6.3 million of earnings in 1996. During 1996, the Company paid $4.0 million in dividends or $.43 per share and purchased approximately 345,000 shares of treasury stock at a cost of $4.4 million. The adequacy of the Company's capital is reviewed by management on an ongoing basis in relation to the size, composition and quality of the Company's resources and in conjunction with regulatory guidelines and industry standards.

In early 1990, United States bank regulators issued guidelines with respect to the capital adequacy of banks and bank holding companies.
These guidelines supplement the existing definitions of capital for regulatory purposes and establish minimum capital standards related to the level of assets and off-balance sheet exposures, adjusted for credit risk. Specifi-cally, the guidelines categorize assets on and off balance sheet into four risk-weightings and require banking institutions to maintain minimum ratios of capital to risk-weighted assets. Tier
1 capital is essentially comprised of tangible stockholders' equity for common stock and certain perpetual preferred stock, and Total capital includes a portion of the reserve for loan losses, certain qualifying long-term debt and preferred stock that does not qualify as Tier 1. The regulatory minimum for Tier 1 capital is 4.0% of risk-adjusted assets while the minimum for Total capital is 8.0%.

The Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Federal Deposit Insurance Corporation Improvement Act (FDICIA) are laws enacted that have or will change various aspects of the banking industry. In part these laws deal with regulatory oversight and reporting.

The following table sets forth the Company's risk based capital ratios as of December 31, 1996 and 1995, and the minimum regulatory guidelines effective for year-end 1996:



                      EVERGREEN         EVERGREEN       MINIMUM
REGULATORY        BANCORP, INC.     BANCORP, INC.    REGULATORY
RATIOS            DEC. 31, 1996     DEC. 31, 1995    GUIDELINES


Leverage Ratio              9.2%              9.5%          3.0%
Tier 1                     13.7              14.0           4.0
Total Capital              14.9              15.2           8.0



RATE OF INTERNAL CAPITAL GENERATION


                                          1996      1995      1994


Return on Average Assets                  1.16%      .99%      .87%
Average Equity to Average Assets          9.44      9.29      8.62
Return on Average Equity                 12.28     10.61     10.06
Earnings Retention Ratio                 61.42     74.70     96.75
Internal Capital Generation Ratio<F1>     7.54      7.93      9.73


<F1>Return on average equity times earnings retention ratio equal internal capital generation ratio.


LIQUIDITY

Liquidity represents a banking enterprise's continuing ability to meet its funding needs, such as loan demand and the maturity or withdrawal of deposits and other financial obligations. In addition to maintaining liquid assets, factors such as capital position, profitability, asset quality and availability of funding, affect a bank's ability to meet its liquidity needs. The Company's primary sources of liquidity continue to be federal funds sold, securities available for sale and investment securities maturing within one year.

The securities available for sale portfolio was created in 1992 largely from securities previously held as investment securities. The available for sale portfolio is carried at estimated fair value and is available to support funding requirements.

Other sources of liquidity include repayment of loans and the federal funds market (a system that banks use to trade surplus funds). There is also balance sheet liquidity in the form of assets that can collateralize securities to be offered for sale or borrowings. The Company, through the bank subsidiary, has the availability to borrow up to $85.1 million from the Federal Home Loan Bank of New York (FHLB) (upon purchase of required FHLB stock) through its line of credit program. In addition, the subsidiary bank is eligible to borrow up to 30% of assets under the FHLB advance program subject to FHLB stock level requirements, collateral requirements and individual advance approvals based on FHLB credit standards. The Company also has the availability to borrow up to $8.5 million at the Federal Reserve Discount Window along with informal federal funds purchase agreements with correspondent banks of up to $13.0 million. When the Company experiences a net outflow of funds, maturing certificates of deposit with other banks and maturing long-term investments are not reinvested until sufficient excess funds are available. The Company during 1996 sold on average $15.2 million daily in federal funds, in contrast, purchases and other short-term borrowings averaged $3.5 million. Net cash provided by operating activities was $15.3 million for 1996 as compared to $15.1 million for 1995.
Net cash used by investing activities was $49.3 million in 1996 compared to net cash used of $29.0 million in 1995. This increase is primarily a result of net increases in loans, net of loan sales, compared to the prior year of $38.4 million. Net cash provided by financing activities increased $23.5 million to $46.5 million in 1996. This increase is primarily a result of a $50.6 million increase in deposits and $2.9 million in additions to long-term debt. The level of cash and cash equivalents was $56.1 million at December 31, 1996.

The Parent Company (see Note 17 to the financial statements) held cash and readily liquefiable assets of $2.1 million.

ASSET/LIABILITY MANAGEMENT

The Company, in order to insure that the risk to earnings from changes in interest rates is maintained within acceptable limits, manages these risks through its asset/liability management function.

Asset/liability management at Evergreen consists primarily of, the interest rate sensitivity "gap" analysis, and simulations of net interest income under alternative balance sheet structures incorporating a "rate shock" to measure earnings volatility due to an immediate increase or decrease in market interest rates of up to 200 basis points. The Company has established guidelines for acceptable levels of interest rate risk and monitors the effects of changing interest rates and potential changes in interest rates on a continuous basis under the supervision of the corporate Asset/Liability Committee.

The following table shows the interest rate sensitivity gaps as of December 31, 1996:



                                                               BALANCE MATURING OR SUBJECT TO REPRICING

                                                                  AFTER 3 MO.    AFTER 1 YEAR
                                                       WITHIN      BUT WITHIN      BUT WITHIN       AFTER
AT DECEMBER 31, 1996                                 3 MONTHS          1 YEAR         5 YEARS     5 YEARS       TOTAL


                                                                      ($000 Omitted)

INTEREST-EARNING ASSETS:
Securities Available for Sale at Amortized Cost      $ 27,871        $ 38,424        $ 93,848    $ 16,956    $177,099
Securities Held to Maturity                               599           2,341          14,779       2,309      20,028
Total Loans                                           225,086         110,192         242,422      77,188     654,888
Other Earning Assets                                   22,935              --              --          --      22,935
  Total Earning Assets                                276,491         150,957         351,049      96,453     874,950
Excess Fair Value Over Cost of Securities
  Available for Sale                                                                                               41
Other Assets                                                                                                   53,658

TOTAL ASSETS                                                                                                 $928,649

INTEREST-BEARING LIABILITIES:
Savings, NOW and MMDA                                $143,150        $     --        $207,612    $     --    $350,762
Time Deposits                                         133,711         100,968         119,075       3,603     357,357
Short-Term Debt                                         3,846              --              --          --       3,846
Long-Term Debt                                            262             200          17,965       7,811      26,238
  Total Interest-Bearing Liabilities                  280,969         101,168         344,652      11,414     738,203
Demand Deposits                                                                                                92,737
Other Liabilities & Equity                                                                                     97,709
Total Liabilities & Equity                                                                                   $928,649

INTEREST RATE SENSITIVITY GAP                        $ (4,478)       $ 49,789        $  6,397    $ 85,039

CUMULATIVE INTEREST RATE SENSITIVITY GAP             $ (4,478)       $ 45,311        $ 51,708    $136,747    $136,747


Interest rate gap analysis provides a static viewpoint of the repricing characteristics of the entire balance sheet. It is prepared by scheduling assets and liabilities into time bands based on their next opportunity to reprice.

In computing the interest rate sensitivity gap, securities available for sale and securities held to maturity are determined to reprice at the earlier of maturity (including scheduled monthly principal repayments and anticipated principal prepayments of securities collateralized by mortgages) or the contractual repricing date. Monthly amortization and prepayments of fixed rate mortgage loans have been adjusted to reflect anticipated principal repayments above contractual terms, all other loans are presented based on contractual terms. Savings, NOW and Money Market Deposit Accounts are allocated based on management assumptions as to their interest rate sensitivity over an entire interest rate cycle even though they are subject to immediate withdrawal.

At December 31, 1996 the Company exhibited a positive, or asset sensitive, gap position. Consequently, if interest rates fall, and all other variables remained fixed, it may be assumed that net interest income would decrease. Were rates to increase, net interest income might be expected to increase if all other variables remained constant.

Simple gap analysis measures the Company's exposure at a particular point in time. Moreover, gap analysis does not adequately reveal timing differences within broad time frames, delays in the repricing of certain assets or liabilities when market rates change, or changes in spreads between different markets. Accordingly, management supplements its gap analysis with simulation analysis of net interest income under a variety of alternative market interest rate scenarios. The Company's simulation modeling indicates the potential changes to net interest income under the various rate shock scenarios employed are well within the guidelines of acceptable levels.

The Company does not currently utilize derivative instruments such as interest rate options, futures, or swaps to manage the Company's interest rate risk, although it may do so from time to time in the future.


The following table sets forth the maturities of the Company's consolidated loan portfolio, excluding Real Estate Mortgage, Installment, and Other Loans (loans are categorized based on the contract time period rather than based on when the loan reprices):



                                                                     ($000 Omitted)

                                                 Within         Within         After
Loans at December 31, 1996, Maturing:            1 Year<F1>     1 to 5 Years   5 Years        Total

Commercial                                       $  49,242      $  97,893      $  77,820      $  224,955
Real Estate Construction                             2,265             --             --           2,265

Total                                            $  51,507      $  97,893      $  77,820      $  227,220

Loans Maturing After 1 Year:
With Pre-Determined Interest Rate                                                             $   34,339
With Floating Interest Rate                                                                      141,374

Total                                                                                         $  175,713

<F1> Includes demand loans having no stated schedule of prepayments and no stated maturity and certain time loans that, in the ordinary course of business, will be renewed, in whole or in part as to principal amount, at interest rates prevailing at the date of renewal.


CAPITAL EXPENDITURES AND COMMITMENTS

The Company has significant capital expenditure commitments outstanding at December 31, 1996. Plans to open two new branches and relocate an existing branch during 1997 are expected to require capital expenditures of approximately $1 million. In addition, the Company plans to undertake technology improvements including an upgrade to teller platforms, an imaging system and upgrades to other computer systems throughout the organization during 1997. The cost of these technology upgrades is estimated to approximate $1 million. Finally, general branch and facilities upgrades and refurbishment are anticipated to require expenditures approximating $700 thousand during 1997.

During 1996, the Company incurred $3.3 million in capital expenditures. $1.8 million was spent on purchasing and refurbishing a new branch and regional headquarters in Latham, New York. The balance was utilized to acquire office furniture, data processing equipment and software. Capital expenditures of $1.3 million in 1995 consisted of substantially the same type items as 1996.

DESCRIPTION OF BUSINESS

Evergreen Bancorp, Inc. is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. It is regulated and supervised by the Board of Governors of the Federal Reserve System. The Company has as its principal assets, the outstanding shares of Evergreen Bank, N.A. Outside of its ownership of Evergreen Bank, N.A., Evergreen Bancorp owns only a nominal amount of assets, including an inactive venture capital subsidiary.

Evergreen Bank, N.A.'s principal banking office is located at 237
Glen Street, Glens Falls, New York. In addition it operates 25 branches located in seven counties in northeastern New York State as well as drive-in facilities in Glens Falls and Granville and a separate operations center in downtown Glens Falls. At December 31, 1996 Evergreen Bank,
N.A. had assets of $920.1 million, deposits of $800.9 million and equity of $81.4 million.

Evergreen Bank, N.A. is a member of the Federal Reserve System and is subject to regulations and supervision by the Federal Reserve and the Comptroller of the Currency. Through Evergreen Bank, N.A., the holding company engages in commercial and retail banking as well as trust services. A complete range of banking services is provided including all forms of demand deposits, time deposits and repurchase agreements as well as consumer, mortgage, business and agricultural loans.

Evergreen Bank, N.A. offers safe deposit facilities, night depository, credit cards and collection services. In addition, Evergreen Bank, N.A. facilitates municipal bond transactions for customers and provides computer services with respect to payroll processing and account reconciliation.

Evergreen Venture Capital, Inc. was formed for the purpose of financing small businesses with high growth potential. This subsidiary is currently inactive and has no assets, liabilities or equity as of December 31, 1996.

Evergreen Real Estate Appraisers, formed for the purpose of performing appraisals of residential and commercial properties, was liquidated during 1995.


CONSOLIDATED STATEMENTS OF INCOME


                                                                 ($000 Omitted)
                                                             (Except Per Share Data)
For the years ended December 31,                      1996           1995                1994

Interest Income                                       $    56,794    $    52,971         $    48,231
Interest and Fees on Loans
Interest and Dividends on Securities Available
  for Sale and Held to Maturity:
    U.S. Government and Agency Obligations                 11,369         10,550               9,594
    State and Municipal Obligations                         1,095          1,718               2,179
    Other                                                     459            554                 656
Interest on Balances with Banks                                 4             17                   7
Interest on Federal Funds Sold                                812          1,361                 320
  Total Interest Income                                    70,533         67,171              60,987

Interest Expense
Interest on Deposits:
    Regular Savings, NOW and Money Market
      Deposit Accounts                                      9,495          9,801              11,052
    Certificates of Deposit (in Denominations
      of $100,000 or More)                                  3,713          3,492               1,419
    Other Time                                             14,356         12,873               8,413
Interest on Short-Term Borrowings                             181            532                 236
Interest on Long-Term Debt                                  1,604            874                 563
  Total Interest Expense                                   29,349         27,572              21,683
Net Interest Income                                        41,184         39,599              39,304
Provision for Loan Losses                                   1,440          1,800               2,211
  Net Interest Income after Provision                      39,744         37,799              37,093
    for Loan Losses

Other Income
Trust Department Income                                     2,382          2,213               2,390
Service Charges on Deposit Accounts                         2,812          2,791               2,767
Net Losses on Security Transactions                            (6)          (137)                (93)
Other                                                       1,199          1,357               2,452
  Total Other Income                                        6,387          6,224               7,516

Other Expense
Salaries and Employee Benefits                             16,041         15,809              15,132
FDIC Insurance                                                  2          1,065               2,003
Professional Services                                       1,114          1,659               1,910
Net Occupancy Expense of Bank Premises                      2,009          2,017               1,819
Furniture and Equipment Expense                             1,856          1,852               1,881
Net (Gain)/Loss on Other Real Estate                          (86)           781                 869
Other                                                       9,207          9,417               9,914
  Total Other Expense                                      30,143         32,600              33,528

Income Before Income Taxes                                 15,988         11,423              11,081
Applicable Income Taxes                                     5,675          3,043               3,816
  Net Income                                          $    10,313    $     8,380         $     7,265

Average Net Shares Outstanding                          9,229,000      9,430,000<F1>       9,456,000<F1>
Net Income Per Common Share                           $      1.12    $       .89<F1>     $       .77<F1>

<F1> Per share data have been adjusted for the two-for-one stock split.

See Notes to Consolidated Financial Statements.




CONSOLIDATED STATEMENTS OF CONDITION

                                                                                ($000 Omitted)
As of December 31,                                                        1996           1995

Assets
Cash and Cash Equivalents:
     Cash and Due from Banks                                              $   33,430     $   31,021
     Federal Funds Sold                                                       22,700         12,600
Total Cash and Cash Equivalents                                               56,130         43,621

Securities Available for Sale                                                177,140        190,785
Securities Held to Maturity                                                   20,028         23,128

Loans                                                                        659,153        599,037
Less: Allowance for Loan Losses                                              (12,393)       (12,115)
      Unearned Income                                                         (4,265)        (6,839)
Net Loans                                                                    642,495        580,083

Bank Premises and Equipment                                                   15,278         13,694
Other Real Estate Owned                                                        1,476          3,784
Other Assets                                                                  16,102         16,328
Total Assets                                                              $  928,649     $  871,423

Liabilities and Stockholders' Equity
Deposits:
     Demand                                                               $   92,737     $   97,380
     Regular Savings, NOW Accounts and Money Market Deposit Accounts         350,762        340,218
     Certificates of Deposit (In Denominations of $100,000 or More)           79,808         70,614
     Other Time                                                              277,549        242,012
otal Deposits                                                                800,856        750,224

Short-Term Borrowings                                                          3,846          3,260
Accrued Taxes and Other Liabilities                                           12,270         11,419
Long-Term Debt                                                                26,238         23,475
  Total Liabilities                                                          843,210        788,378

Stockholders' Equity
Common Stock $3.33 Par Value: Shares Authorized 20,000,000,
  Shares Issued 9,633,966 in 1996 and 9,621,966 in 1995                       32,113         16,036
Surplus                                                                        6,787          6,680
Undivided Profits                                                             53,149         63,065
Market Over Cost of Securities Available For Sale Net of Deferred Tax             24            474
Common Stock Subscribed by ESOP                                                 (808)          (967)
Treasury Stock (514,158 shares in 1996 and 244,538 shares in 1995)            (5,826)        (2,243)

Total Stockholders' Equity                                                    85,439         83,045

Total Liabilities and Stockholders' Equity                                $  928,649     $  871,423

See Notes to Consolidated Financial Statements.



CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                ($000 Omitted)

                                                                 Market        Common
                                                                 Over/(Under)  Stock
                               Common                Undivided   Cost of       Subscribed    Treasury
                               Stock      Surplus    Profits     Securities    By ESOP       Stock       Total

Balance at January 1, 1994     $  15,785  $   5,840  $  49,782   $      --     $  (1,264)    $    (258)  $  69,885

Net Income--1994                      --         --      7,265          --            --            --       7,265
Cash Dividends
     ($.03 per share)                 --         --       (236)         --            --            --        (236)
Stock Issued (59,578 shares)          99        301         --          --            --            --         400
Stock Vested in ESOP                  --         --         --          --           144            --         144
Change in Valuation
     Allowance on Securities          --         --         --      (3,857)           --            --      (3,857)

Balance at December 31, 1994      15,884      6,141     56,811      (3,857)       (1,120)         (258)     73,601
Net Income--1995                      --         --      8,380          --            --            --       8,380
Cash Dividends
     ($.23 per share)                 --         --     (2,126)         --            --            --      (2,126)
Stock Issued (91,460 shares)         152        539         --          --            --            --         691
Purchase of Treasury Stock
     (205,818 shares)                 --         --         --          --            --        (1,985)     (1,985)
Stock Vested in ESOP                  --         --         --          --           153            --         153
Change in Valuation
     Allowance on Securities          --         --         --       4,331            --            --       4,331

Balance at December 31, 1995      16,036      6,680     63,065         474          (967)       (2,243)     83,045
Net Income--1996                      --         --     10,313          --            --            --      10,313
Cash Dividends
     ($.43 per share)                 --         --     (3,979)         --            --            --      (3,979)
Stock Issued (12,000 shares)          21        107         --          --            --            --         128
Two-for-One Stock Split           16,056         --    (16,056)         --            --            --          --
Stock Grants, Awards and
     Options Exercised
     (75,392 shares)                  --         --       (194)         --            --           803         609
Purchase of Treasury Stock
     (345,012 shares)                 --         --         --          --            --        (4,386)     (4,386)
Stock Vested in ESOP                  --         --         --          --           159            --         159
Change in Valuation
     Allowance on Securities          --         --         --        (450)           --            --        (450)

Balance at December 31, 1996   $ 32,113   $   6,787  $  53,149    $     24     $    (808)    $  (5,826)  $  85,439

See Notes to Consolidated Financial Statements.




CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                      ($000 Omitted)
For the Years Ended December 31,                                          1996           1995           1994

Cash Flows from Operating Activities
Net Income                                                                $ 10,313       $  8,380       $  7,265

Adjustments to Reconcile Net Income to Net Cash Provided
by Operating Activities
Net Change in Unearned Loan Fees                                                50             52            123
Net Change in Other Assets and Other Liabilities                             2,308            707             89
(Gain)/Loss on Sale of Loans, Securities and Other Real Estate                (287)           136             43
(Increase)/Decrease in Deferred Tax Benefit                                   (932)         1,489           (210)
Write-Down of Other Real Estate                                                279            781            869
Loss on Disposition of Assets                                                  164             --             31
Depreciation                                                                 1,533          1,515          1,572
Provision for Loan Losses                                                    1,440          1,800          2,211
Amortization of Premiums & Accretion of Discounts on Securities, Net           433            214            767
Net Cash Provided By Operating Activities                                   15,301         15,074         12,760

Cash Flows From Investing Activities
Proceeds from Sales of Securities Available for Sale                         6,753          8,404         24,872
Proceeds from Maturities of Securities Available for Sale                   51,517         42,278         34,172
Purchases of Securities Available for Sale                                 (45,794)       (73,505)       (46,606)
Proceeds of Maturities of Securities Held to Maturity                        8,077         23,021          3,043
Purchases of Securities Held to Maturity                                    (4,996)       (10,361)       (10,670)
Proceeds from Sales of Loans                                                 3,124         18,480          6,676
Change in Check Overdraft Receivables                                          223            331            100
Proceeds from Sales of Other Real Estate                                     2,911          8,340          2,300
Net Increase in Loans                                                      (67,838)       (44,754)       (19,778)
Capital Expenditures                                                        (3,281)        (1,263)          (732)
Net Cash Used by Investing Activities                                      (49,304)       (29,029)        (6,623)

Cash Flows From Financing Activities
Net Increase/(Decrease) in Deposits                                         50,632         14,403           (207)
Net Increase/(Decrease) in Short-Term Borrowings                               586         (1,158)        (5,382)
Payments on Long Term Debt                                                  (7,078)          (341)        (5,283)
Proceeds from Issuance of Long-Term Debt                                    10,000         13,500          7,200
Proceeds from Issuance of Common Stock                                         737            691            400
Payments for Purchase of Treasury Shares                                    (4,386)        (1,985)            --
Dividends Paid                                                              (3,979)        (2,126)          (236)
Net Cash Provided/(Used) by financing Activities                            46,512         22,984         (3,508)
Net Increase in Cash and Cash Equivalents                                   12,509          9,029          2,629
Cash and Cash Equivalents at Beginning of Year                              43,621         34,592         31,963

Cash and Cash Equivalents at End of Year                                  $ 56,130       $ 43,621       $ 34,592

Supplemental Disclosure of Cash Flows
Interest Paid                                                             $ 28,973       $ 28,271       $ 21,366
Taxes Paid                                                                $  6,678       $  3,388       $  4,068


Certain properties which were foreclosed upon or title was otherwise transferred to the Company were transferred from loans to other real estate in the amount of $589,000, $2,586,000 and $10,738,000 in 1996,
1995, and 1994, respectively.

The Company borrowed $1,600,000 which was used to subscribe for common stock of the Company in 1990. Payments were made on the ESOP loan in the amount of $159,000, $153,000 and $144,000 in 1996, 1995 and
1994, respectively.

As a result of the adoption of SFAS No. 115, securities available for sale are recorded at fair value. The unrealized gain on these securities was $41,000 at December 31, 1996. The adjustment to stockholders' equity for the unrealized gain was $24,000 net of deferred income tax expense of $17,000 which is included as a decrease in the deferred tax asset. At December 31, 1995 securities available for sale had an unrealized gain of $790,000. The adjustment to stockholders' equity, net of deferred income tax expense of $316,000, was $474,000.

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Evergreen Bancorp, Inc. (Company) and its subsidiaries, are in accordance with generally accepted accounting principles and general practices within the banking industry. The following is a summary of the significant accounting policies used in the preparation of the consolidated financial statements.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of significant inter-company accounts and transactions.

Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as securities held to maturity and carried at amortized historical cost. If securities are purchased for the purpose of selling them in the near term, they are classified as a trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains and losses reported, net of income taxes, as a separate component of stockholders' equity. Premiums are amortized and discounts accreted using a method which approximates the level-yield method. Gains or losses on security transactions are based on the adjusted cost of specific securities sold. Securities gains and losses are included in other income.

Loans

Loans are stated at the principal amount outstanding, net of unearned discount and deferred fees. Interest on loans is computed by methods which result in level rates of return on principal amounts outstanding. Net deferred fees are amortized as yield adjustments using methods that provide for a constant level-yield on the loan.

Commercial loans which are 90 days past due are placed on a non-accrual status unless they are well secured and in the process of collection, or regardless of the past due status of the loan when management determines that the complete recovery of principal and interest is in doubt.
Consumer loans are generally charged off after they become 120 days past due. Mortgage loans are not generally placed on a non-accrual basis unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Amortization of related deferred fees is suspended when a loan is placed on a non-accrual status.

As of January 1, 1995, the Company has adopted the provisions of SFAS No. 114 and SFAS No. 118 and has provided the required disclosures. These Statements prescribe recognition criteria for loan impairment and measurement methods for certain impaired loans, and loans whose terms are modified in a troubled debt restructuring subsequent to the adoption of SFAS No. 114. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the Company's consolidated financial position or results of operations.

In May 1995, the Financial Accounting Standards Board issued SFAS
No. 122, Accounting for Mortgage Servicing Rights, which amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities. SFAS No. 122 requires that entities recognize as separate assets, the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, SFAS No. 122 requires that the capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights, and that impairment, if any, be recognized through a valuation allowance. The Company adopted SFAS
No. 122 in the first quarter of 1996. The adoption of SFAS No. 122 did not have a material effect on the Company's consolidated financial position or results of operations.

Allowance for Loan Losses

The allowance for loan losses is utilized to absorb losses in the loan portfolio. Provisions for loan losses are charged to operating expense and added to the allowance for loan losses. Losses are charged to the allowance and recoveries are credited to it. As a result of the adoption of SFAS No. 114, the allowance for loan losses related to loans that are identified for evaluation in accordance with SFAS
No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The allowance is maintained at a level deemed appropriate by management to adequately provide for known and inherent risks in the present portfolio. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgements of information available to them at the time of examination.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization of bank premises and equipment and leasehold improvements are calculated primarily by the straight-line method over an estimated useful life ranging from 3 to 40 years for financial reporting purposes and by accelerated methods for income tax purposes.

Other Real Estate

Includes real estate held for sale which has been acquired through foreclosure or a similar conveyance of title. These assets are reported at fair value at acquisition date, and subsequently reported at the lower of its new cost basis or fair value less estimated costs to sell. Fair value is determined by appraisal of the asset. Any asset writedown at the date of acquisition is charged to the allowance for loan losses. Subsequent write down, gain or expense incurred is included in other non-interest expense.

In May 1995, the Financial Accounting Standards Board issued SFAS
No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Various assets are excluded from the scope of SFAS No. 121, including financial instruments which constitute the majority of the Company's assets. For long-lived assets included in the scope of SFAS No. 121, such as premises and equipment, an impairment loss must be recognized when the estimate of total undiscounted future cash flows attributable to the asset is less than the asset's carrying amount. Measurement of the impairment loss is determined by reducing the carrying amount of the asset to its fair value. Long-lived assets to be disposed of such as other real estate or premises to be sold, are reported at the lower of carrying amount or fair value less cost to sell. The Company adopted SFAS No. 121 in the first quarter of 1996. The adoption of SFAS No. 121 did not have a material effect on the Company's consolidated financial statements.

Income Taxes

Certain income and expense items are reported in different time periods for financial statement purposes, than for income tax purposes. Deferred income taxes are provided in recognition of such differences. The
Financial Accounting Standards Board issued statement No. 109, Accounting for Income Taxes, which changed the Company's method of accounting for income taxes from the deferred method required under APB 11 to the asset and liability method.

Retirement Plans

The employees of the Company and its subsidiaries are covered by non-contributory pension plans which cover substantially all employees.

Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (SFAS No. 125), which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. Effective January 1, 1997, SFAS No. 125 will supersede SFAS No. 122. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. Management believes the adoption of SFAS No. 125 will not have a material impact on the Company's consolidated financial statements.

Earnings Per Share

Earnings per common share is based on the daily average of common shares outstanding during each year.

In October 1995, the Financial Accounting Standards Board issued SFAS
No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method of accounting for employee stock options, such as the Company's stock option plans, or similar equity instruments. Under SFAS No. 123, entities can recognize stock-based compensation expense in the basic financial statements using either (i) the intrinsic value based approach set forth in the APB Opinion No. 25 or (ii) the fair value based method introduced in SFAS No. 123. Entities electing to remain with the accounting in APB Opinion 25, must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under APB Opinion No. 25, compensation expense is determined based upon the option's intrinsic value, or the excess (if any) of the market price of the underlying stock at the measurement date over the amount the employee is required to pay. Under the fair value based method introduced by SFAS No. 123, compensation expense is based on the option's estimated fair value at the grant date and is generally recognized over the vesting period. Manage-ment has elected to continue to measure stock-based compensation costs in accordance with APB Opinion No.
25 and adopted the pro forma disclosure requirements of SFAS No. 123 in 1996. These disclosures are provided in Note 12.

Statement of Cash Flows

Cash and cash equivalents as shown in the Consolidated Statements of Condition and Statements of Cash Flow consist of cash, balances due from banks and federal funds sold.

Financial Instruments

The Company is a party to certain financial instruments with off balance sheet risk such as commitments to extend credit and standby letters of credit. The Company's policy is to record such instruments when funded.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NOTE 2 CASH BALANCES

Cash balances on deposit at the Federal Reserve to meet regulatory requirements amounted to $7,207,000 on December 31, 1996 and $6,584,000 on December 31, 1995.

NOTE 3 SECURITIES

The amortized cost and estimated fair value of securities available for sale at December 31, 1996 by maturity, are shown in the accompanying table. Securities available for sale are listed by contractual maturity except for collateralized mortgage obligations which are listed by average life. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities available for sale carried at $159,197,000 on December
31, 1996 and $143,261,000 on December 31, 1995 were pledged to secure public deposits, short-term repurchase agreements, and for other purposes.

Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $6,753,000, $8,404,000, and $24,872,000 respectively.
Gross gains of $31,000, $31,000 and $133,000 and gross losses of $57,000, $168,000 and $226,000 were realized on those sales during 1996, 1995 and 1994, respectively.

At January 1, 1996, the net unrealized gain on securities available for sale, net of the income tax effect, was $474,000. At December
31, 1996, the net unrealized gain on securities available for sale, net of the income tax effect, was $24,000 representing a $450,000 decrease from January 1, 1996. At December 31, 1995 securities available for sale had an unrealized gain of $790,000. The adjustment to stockholders' equity net of deferred income tax benefit of $316,000, was $474,000.


                                            ($000 Omitted)
                                                      Estimated
                                       Amortized      Fair
                                       Cost           Value

Due in one year or less                $ 34,692       $ 34,749
Due after one year
  through five years                    101,959        102,307
Due after five years
  through ten years                      11,745         11,530
Due after ten years                          --             --
Mortgage-backed securities due
  after ten years                        28,703         28,554

Total                                  $177,099       $177,140


Securities Available For Sale at December 31, 1996, and 1995 were as follows:


                                                                    ($000 Omitted)
                                                  1996                                          1995
                                         Gross       Gross       Estimated             Gross       Gross       Estimated
                             Amortized   Unrealized  Unrealized  Fair       Amortized  Unrealized  Unrealized  Fair
                             Cost        Gains       Losses      Value      Cost       Gains       Losses      Value

U.S. Government
  & Agency Obligations       $ 33,049    $    156    $     18    $ 33,187   $ 28,783   $    418    $      7    $ 29,194
Mortgage-backed Securities    141,021         803         858     140,966    157,386      1,303         831     157,858
Other Securities                3,029           2          44       2,987      3,826          1          94       3,733

Total                        $177,099    $    961    $    920    $177,140   $189,995   $  1,722    $    932    $190,785


Securities Held to Maturity at December 31, 1996 and 1995 were as follows:



                                                                         ($000 Omitted)
                                                       1996                                          1995
                                              Gross       Gross       Estimated             Gross       Gross       Estimated
                                  Amortized   Unrealized  Unrealized  Fair       Amortized  Unrealized  Unrealized  Fair
                                  Cost        Gains       Losses      Value      Cost       Gains       Losses      Value

U.S. Government
  & Agency Obligations            $  9,046    $    170    $     --    $  9,216   $  4,085   $    113    $     --    $  4,198
State & Political Subdivisions      10,982         818          --      11,800     19,043      1,275           1      20,317

Total                             $ 20,028    $    988    $     --    $ 21,016   $ 23,128   $  1,388    $      1    $ 24,515


The amortized cost and estimated fair value of Securities Held to Maturity at December 31, 1996 by maturity, are shown in the accompanying table. Securities Held to Maturity are listed by contractual maturity. Expected maturities will differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities Held to Maturity carried at $17,744,000 on December 31,
1996 and $16,437,000 on December 31, 1995 were pledged to secure public deposits, short-term repurchase agreements, and for other purposes.

Gross gains of $20,000 were realized on securities called during 1996. There were no proceeds from sales recorded during 1996, 1995 or 1994.


                                  ($000 Omitted)
                                            Estimated
                             Amortized      Fair
                             Cost           Value

Due in one year or less      $  2,102       $  2,131
Due after one year
  through five years            3,728          3,908
Due after five years
  through ten years            13,994         14,764
Due after ten years               204            213
Total                        $ 20,028       $ 21,016


NOTE 4 LOANS

Loans at December 31, 1996 and 1995 were as follows:


                                  ($000 Omitted)
                             1996           1995

Commercial                   $225,420       $230,771
Real Estate Mortgage          283,664        247,183
Installment                   149,745        120,654
Other                             324            429
                              659,153        599,037
Less:
  Allowance for Loan Losses    12,393         12,115
  Unearned Income               4,265          6,839
                               16,658         18,954

Net Loans                    $642,495       $580,083


The following table presents information concerning non-performing loans:



                                  ($000 Omitted)
December 31,            1996           1995           1994

Non-Accrual             $ 3,792        $ 4,571        $ 14,139
Past due 90+ days         1,414          1,203           2,630
Restructured                133            138           2,656

Total                   $ 5,339        $ 5,912        $ 19,425


At December 31, 1996 and 1995 the recorded investment in loans considered to be impaired under SFAS No. 114 was $3,792,000 and $4,571,000, respectively. Included in these amounts is $586,000 and $341,000, respectively, of impaired loans for which the related allowance for credit losses is $134,000 and $201,000, respectively. Also included are $3,206,000 and $4,230,000, respectively of impaired loans, that as a result of write downs, do not have an allowance for credit losses. The average recorded investment in impaired loans during the years ended December
31, 1996 and 1995 was approximately $4,151,000 and $10,708,000, respectively. For the years ended December 31, 1996 and 1995 the Company recognized interest income on those impaired loans of $342,000, and $41,000, respectively, which is recognized using the cash basis method of income recognition.

Interest that would have been recorded on the non-accrual and restructured loans had they remained current, would have been $454,000, $634,000, and $1,656,000, in 1996, 1995 and 1994, respectively. Of those amounts, $140,000, $195,000, and $333,000 were recognized as interest income.
There were no unused loan commitments on non-accrual and restructured loans at December 31, 1996.

Certain directors and executive officers of the Company and its subsidiaries, including their immediate families and companies of which they were principal owners, had loan transactions with the subsidiary bank.
Such loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as comparable loans made to others. Total loans to these persons and companies at December 31, 1996 and 1995, respectively, amount to $11,800,000 and $12,941,000. During 1996, $2,948,000 of new loans were made, repayments of $4,089,000 were received.

NOTE 5 ALLOWANCES FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were as follows:


                                              ($000 Omitted)
                                  1996           1995           1994

Balance at beginning of year      $ 12,115       $ 18,752       $ 18,754
Provision for loan losses            1,440          1,800          2,211
Recoveries during period               552          1,101          2,568
Losses charged to allowance         (1,714)        (9,538)        (4,781)

Balance at end of year            $ 12,393       $ 12,115       $ 18,752


NOTE 6 BANK PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1996 and 1995 were as follows:


                                            ($000 Omitted)
                                       1996           1995

Land                                   $  2,230       $  1,975
Buildings                                16,342         15,531
Furniture, fixtures and equipment        11,762         12,032
                                         30,334         29,538
Less accumulated depreciation           (15,056)       (15,844)
Premises and equipment, net            $ 15,278       $ 13,694


Depreciation expense amounted to $1,533,000 in 1996, $1,515,000 in 1995, and $1,572,000 in 1994.

NOTE 7 SHORT-TERM BORROWINGS

Short-term interest bearing liabilities, including Securities Sold Under Agreements to Repurchase, with maturities of less than one year and their related average interest rates for the years ended December 31, 1996, 1995 and 1994 were as follows:


                                                                                 ($000 Omitted)
                                                          1996                        1995                        1994
                                                               Average                     Average                     Average
Amount outstanding at Dec. 31,                   Amount        Int. Rate     Amount        Int. Rate     Amount        Int. Rate

Securities Sold Under Agreement to Repurchase    $  1,016           4.85%    $    400           5.23%    $  1,418           3.53%
Other                                               2,830           5.15%       2,860           5.15%       3,000           5.21%

Total                                            $  3,846           5.07%    $  3,260           5.16%    $  4,418           4.75%

Maximum amount outstanding at any month end      $ 14,997           5.55%    $ 13,225           5.63%    $ 26,129           4.44%

Average amount outstanding during the year       $  3,536           5.12%    $  8,220           6.47%    $  5,855           4.03%


NOTE 8 LONG-TERM DEBT

Long-term debt at December 31, 1996 and 1995 consisted of:


                                    ($000 Omitted)
                             1996           1995

IDA Revenue Bonds            $     --       $  1,805
Fixed Rate Note                    96            123
Federal Home Loan Bank         25,334         20,580
ESOP Loan                         808            967

Total long-term debt         $ 26,238       $ 23,475


Contractual principal payments due under long-term debt:


                             ($000 Omitted)

1997                         $     462
1998                               492
1999                               522
2000                             6,604
2001                            10,347
2002 and years thereafter        7,811


The fixed rate note was issued in connection with the purchase of an operational facility. The note carries an 8% interest rate and matures in 1999. The ESOP loan is a floating rate loan which carried a rate of 8.25% at December 31, 1996, and matures in 2000. The Federal Home Loan Bank of New York debt consists of four separate advances with terms as follows; a $6,000,000 note with a fixed rate of 5.94% maturing in December of the year 2000; an amortizing advance with a current balance of $7,283,000 with a rate of 6.67% and a final maturity in October of the year 2005; an amortizing advance with a current balance of $2,051,000, a rate of 6.97% and a final maturity in April of the year 2009, and a $10,000,000 note with a fixed rate of 6.44% which matures in the year 2001. During 1996 the outstanding IDA bonds were called in accordance with the terms of the Bond agreement.

NOTE 9 INCOME TAXES

Deferred income tax assets and liabilities are computed based on temporary differences between the financial reporting basis and tax basis of assets and liabilities that result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. The components of the income tax provision are presented as follows:


                                                 ($000 Omitted)
                                       1996           1995           1994

Current tax expense:
Federal                                $  5,190       $  1,162       $  3,077
State                                     1,417            392            949
Total current tax expense                 6,607          1,554          4,026
Deferred tax (benefit)/expense:
Federal                                    (932)         1,489           (210)
State                                        --             --             --
Total deferred tax (benefit)/expense       (932)         1,489           (210)

Total income taxes expense             $  5,675       $  3,043       $  3,816


A reconciliation from income taxes at the statutory rate to the effective tax included in the Consolidated Statement of Income for the years ended December 31, 1996, 1995 and 1994, is as follows:


                                                                   ($000 Omitted)
                                                  1996                  1995                  1994
                                                     % Pretax              % Pretax              % Pretax
                                            Amount   Income      Amount    Income       Amount   Income

Tax expense at statutory rate               $ 5,596        35%   $ 3,851         34%    $ 3,768        34%
Effect of tax exempt interest income           (408)       (3)      (699)        (6)       (635)       (6)
State income taxes, net of
  federal income tax benefit                    921         6        259          2         626         6
Deferred tax valuation reserve decrease        (143)       (1)      (425)        (3)        (29)       --
Other, net                                     (291)       (2)        57         --          86        --

Total income tax expense                    $ 5,675        35%   $ 3,043         27%    $ 3,816        34%


Under Statement 109, the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996, 1995 and 1994 were as follows:



                                                                              ($000 Omitted)
                                                       1996                        1995                        1994
                                            Deductible    Taxable       Deductible    Taxable       Deductible    Taxable
                                            Temporary     Temporary     Temporary     Temporary     Temporary     Temporary
                                            Differences   Differences   Differences   Differences   Differences   Differences

Pension and deferred remuneration           $ 2,598       $     --      $ 2,235       $     --      $ 2,089       $     --
Deferred loan fees, net                         211             --          394             --          409             --
Provision for loan losses                     3,906             --        3,700             --        5,900             --
Valuation of other real estate                  415             --          395             --          293             --
Unused AMT credit carry forward                  --             --           --             --          425             --
Lease financing                                  --             --           --             14           --             33
Depreciation                                     --            372           --            351           --            387
Prepaid expenses                                 --            183           --            291           --            715
Other, net                                      287             --            5             --            6             --
Total                                         7,417            555        6,729            656        9,122          1,135
Valuation reserve                            (1,311)            --       (1,454)            --       (1,879)            --
Deferred tax asset                            6,106             --        5,275             --        7,243             --
Deferred tax liability                           --       $    555           --       $    656           --        $ 1,135
Net deferred tax asset at December 31,        5,551                       4,619                       6,108
Net deferred tax asset at January 1,          4,619                       6,108                       5,898

Deferred tax benefit/(expense)
   year ended December 31,                  $   932                     $(1,489)                    $   210


The net deferred tax asset, as shown above, does not include the deferred tax liability of $17,000 and $316,000 at December 31, 1996 and 1995, respectively, or the deferred tax asset of $2,572,000 at December
31, 1994 related to the tax effects of the unrealized appreciation in 1996 and 1995 and depreciation in 1994 of the available for sale investment portfolio.

The valuation reserve, established by management at December 31, 1996, 1995 and 1994 considered the historical level of taxable income in the prior years as well as the time period that the items giving rise to the net deferred tax asset will turn around. The net deferred tax asset at December 31, 1996, 1995 and 1994 does not reflect the potential state deferred tax benefit of the net deductible temporary differences noted above.

NOTE 10 OTHER OPERATING EXPENSES

The components of Other Operating Expenses are as follows:


                                       ($000 Omitted)
                             1996           1995           1994

Data processing              $ 2,421        $ 2,092        $ 2,092
Advertising                      907            729            878
Supplies and printing            819          1,038            760
Other                          5,060          5,558          6,184
Total                        $ 9,207        $ 9,417        $ 9,914


NOTE 11 DIVIDEND RESTRICTIONS

Under the National Bank Act, the approval of the Office of the Comptroller of the Currency ("OCC") is required if dividends declared by subsidiary bank in any year exceed the net profits of that year, as defined, combined with the retained net profit for the two preceding years.
At December 31, 1996, Evergreen's subsidiary bank could, without approval of the OCC, declare dividends aggregating $7,028,000, plus 1997 income.

NOTE 12 STOCKHOLDERS' EQUITY

During 1985 the Company adopted its Incentive Stock Option Plan, under which up to 405,000 shares of common stock may be granted. During
1989, the Company adopted its stock incentive plan under which up to 270,000 shares of common stock may be issued. During 1995 the Company adopted its Stock Incentive Plan under which up to 600,000 shares of common stock may be issued. Also during 1995 the Company adopted its Director's Stock Option Plan under which up to 60,000 shares of common stock may be issued. Payment for shares purchased under these plans may be made in cash or common stock of the Company at fair market value. All stock options have ten year terms and, except for opportunity shares, vest and become fully exercisable one year from the date of grant. Opportunity shares become vested when the market price of the Company stock reaches $20.75 or after five years, whichever occurs first. The unexercised options have not been included in the calculation of earnings per share because the effect is immaterial. Of the 546,432 options outstanding at December 31, 1996, 297,500 are exercisable.
At December 31, 1996 there were 389,100 additional shares available for grant under the Plans.

The following table shows the activity for the option plans for the years ended December 31, 1996 and 1995:

<CAPTION

                   Options                                                     Options             Options
                   Outstanding         Options             Options             Expired/            Outstanding
                   January 1           Granted             Exercised           Forfeited           December 31
Option
Price              1996      1995      1996      1995      1996      1995      1996      1995      1996      1995

$  5.57              2,000     2,000        --        --        --        --        --        --     2,000     2,000
$  6.25             57,000    67,000        --        --    23,000    10,000        --        --    34,000    57,000
$  6.36              8,850     8,850        --        --       450        --        --        --     8,400     8,850
$  6.38                600       600        --        --        --        --        --        --       600       600
$  7.13            128,500   177,000        --        --    24,000    48,500        --        --   104,500   128,500
$  7.25              3,000     7,000        --        --        --     4,000        --        --     3,000     3,000
$  7.65             33,000        --        --    38,000    11,000     3,000        --     2,000    22,000    33,000
$  8.06             90,000   102,000        --        --        --    12,000        --        --    90,000    90,000
$  8.38              6,000        --        --     6,000     2,400        --        --        --     3,600     6,000
$  8.59             17,850    17,850        --        --     9,450        --        --        --     8,400    17,850
$  8.72             21,000        --        --    21,000        --        --        --        --    21,000    21,000
$ 10.98                 --        --     4,800        --        --        --        --        --     4,800        --
$ 11.25                 --        --    98,500        --        --        --        --        --    98,500        --
$ 15.75                 --        --   145,632        --        --        --        --        --   145,632        --


The per share weighted average fair value of stock options granted during 1996 and 1995 was $3.71 and $2.01 on the date of grant using the Black Scholes option pricing model. The weighted average assumptions used for 1996 and 1995 included an expected dividend yield of 3.63% and 3.37%, respectively, risk free interest rates of 5.64% and 6.42%, respectively, expected lives of 4.9 and 4.7 years, respectively and an expected stock volatility of 32.8% and 35.3%, respectively.

The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly no compensation cost has been recognized for stock options granted in the financial statements. Had the Company determined compensation costs based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share, net of tax effect, would have been reduced to the pro forma amounts indicated below:


                                     ($000 Omitted)
                                  1996           1995

Net Income - As Reported          $ 10,313       $  8,380
           - Pro Forma               9,758          8,320
Earnings Per Share - As Reported      1.12            .89
                   - Pro Forma        1.06            .88


Pro forma net income and earnings per share reflect all options granted in 1996 and 1995 as if they vested within one year. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is reflected in the pro forma amounts presented.

During 1996 the Company granted certain executive officers the right to receive 16,000 shares of common stock. In accordance with the terms of the grant the officers will receive 1/3 of the shares granted in each 1997, 1998 and 1999 depending on their continued employment through those years.

In March 1995, the Company announced a program to repurchase common shares in an amount not to exceed 5% of the then outstanding shares, at an aggregate purchase price not to exceed $4.75 million. Under the program shares were repurchased from time to time, at managements discretion, in the open market or through negotiated transactions.
The Company completed this program in the second quarter of 1996 having purchased approximately 437,000 shares at a cost of approximately
$4.7 million.

On July 18, 1996 The Company announced a new repurchase program authorizing purchases of an additional 4% of issued shares or approximately 386,000 shares, at market prices. Since the implementation of the program the Company has purchased 114,000 shares at a cost of $1,643,000.

On August 15, 1996 The Company's Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend. The effect of the transaction on the Consolidated Statements of Financial Condition was to increase common stock and reduce retained earnings by $16,056,000.

The closing price per share for the Company's stock was $16.38 at December 31, 1996.

Regulatory Capital Requirements

OCC capital regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1996, the Bank was required to maintain a minimum leverage ratio of Tier I (core) capital to total adjusted assets of 3.00%; and minimum ratios of Tier I capital and total capital to risk weighted assets of 4.00% and 8.00%, respectively. The Federal Reserve Board ("FRB") has adopted similar requirements for the consolidated capital of bank holding companies.

Under its prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an under capitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, under capitalized, significantly under capitalized and critically under capitalized. Generally, an institution is considered well capitalized if it has a Tier I (core) capital ratio of at least 5.0% (based on total adjusted assets), a Tier I risk based capital ratio of at least
6.0%, and a total risked based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OCC about capital components, risk weighting and other factors.

As of December 31, 1996, the Bank and Company meet all capital adequacy requirements to which they are subject. Further, the most recent OCC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of actual capital amounts and ratios as of December 31, 1996 for the Bank and the Company (on a consolidated basis), compared to the requirements for minimum capital adequacy and for classification as well capitalized.


                                                          Requirements For
                                                   Minimum           Classification
                                                   Capital           As Well
                                   Actual          Adequacy          Capitalized
                             Amount     Ratio      Ratio             Ratio

Tier I (core) capital:
  Evergreen Bank, N.A.       $ 81,067     8.8%         3.0%                     5.0%
  Evergreen Bancorp, Inc.      85,152     9.2          3.0                      5.0
Tier I Risk Based Capital:
  Evergreen Bank, N.A.       $ 81,067    13.2%         4.0%                     6.0%
  Evergreen Bancorp, Inc.      85,152    13.7          4.0                      6.0
Total Risk Based Capital:
  Evergreen Bank, N.A.       $ 88,816    14.4%         8.0%                    10.0%
  Evergreen Bancorp, Inc.      93,005    14.9          8.0                     10.0


NOTE 13 EMPLOYEE BENEFIT PLANS

The Company maintains a trusteed non-contributory pension plan covering substantially all full-time employees. Assuming retirement at age
65 after 30 years or more of service, the benefits are computed as the sum of forty three and one-half percent of average compensation, as defined in the plans, for the highest three consecutive years in the final ten years of service ("compensation base") plus fifteen percent of such compensation base in excess of covered compensation.
The annual benefit is proportionately reduced for each year of credited service less than thirty years. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Assets of the plan are primarily invested in common stock and government securities.

The following table sets forth the plan's funded status and amounts recognized in the Company's statements of condition at December 31, 1996, 1995 and 1994.


                                                                                         ($000 Omitted)
                                                                               1996           1995           1994

Actuarial Present Value of Benefit Obligations:
Accumulated benefit obligation, including vested benefits of
$9,451,000 in 1996, $9,834,000 in 1995, and $8,080,000 in 1994                 $  (9,547)     $  (9,886)     $  (8,116)

Projected benefit obligation for service rendered to date                      $ (11,496)     $ (12,298)     $ (10,382)
Plan assets at fair value                                                         13,777         12,239         10,045
Plan assets in excess/(deficit) of projected benefit obligation                    2,281            (59)          (337)
Unrecognized prior service cost                                                      144            153            162
Unrecognized net (gain) from past experiences different from that assumed         (3,846)        (1,519)          (992)
Unrecognized net asset at January 1, 1987 being recognized over 22.5 years          (191)          (206)          (222)

Accrued Pension Cost                                                           $  (1,612)     $  (1,631)     $  (1,389)

Net Pension Cost for 1996, 1995 and 1994 Included the Following Components:
Service cost-benefits earned during the period                                 $     591      $     414      $     510
Interest cost on projected benefit obligation                                        794            794            750
Actual return on plan assets                                                      (2,005)          (881)          (706)
Net amortization and deferral                                                      1,001            (13)            (6)

Net Periodic Pension Cost                                                      $     381      $     314      $     548


The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5 percent and 4.0 percent for 1996, 7.0 percent and 4.0 percent for 1995, and 8.0 percent and
4.5 percent for 1994. The expected long-term rate of return on assets was 8.0 percent in 1996 and 1995 and 9.0 percent in 1994. During 1995, in addition to the net periodic pension cost, the Company recognized pension expense of $137,000 from curtailments and special termination benefits associated with the Company's reduction in force.

The Company also maintains a profit sharing plan covering all employees. For the years 1996, 1995 and 1994 there was no provision charged to operations for the profit sharing plan.

There are also executive supplemental retirement plans. The plans' funded status and amounts recognized in the Company's consolidated financial statements are as follows:



                                                                                         ($000 Omitted)
                                                                               1996           1995           1994

Actuarial Present Value of Benefit Obligations:
Accumulated benefit obligation                                                 $ (1,820)      $ (1,509)      $ (1,358)

Projected benefit obligation for service rendered to date                      $ (1,957)      $ (1,509)      $ (1,358)
Plan assets at fair value                                                            --             --             --
Projected benefit obligation in excess of plan assets                            (1,957)        (1,509)        (1,358)
Unrecognized prior service cost                                                     359             --             --
Unrecognized net loss from past experience different from that assumed
  and effects of changes in assumptions                                             176            250            128
Unrecognized net obligations at the beginning of the year being recognized
  over 15 years                                                                      82             99            115
Additional liability recognized                                                    (480)          (349)          (243)

Accrued Pension Cost                                                           $ (1,820)      $ (1,509)      $ (1,358)

Net Pension Cost for 1996, 1995 and 1994 Included the Following Components:

Service cost-benefits earned during the period                                 $    212       $     76       $     --
Interest cost on projected benefit obligation                                       119             97             91
Net amortization                                                                     70             16             21

Net Periodic Pension Cost                                                      $    401       $    189       $    112


The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5 percent,
7.0 percent and 8.0 percent for 1996, 1995 and 1994 respectively.

The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was
4.0 percent for 1996 and 1995. In 1994 there was no assumed increase in compensation levels.

In addition to the Company's non-contributory defined benefit retirement plan, the Company provides a defined benefit postretirement plan which provides medical benefits to employees, who have at least attained
55 years of age and 15 years of service (provided the sum of age and service is at least 75), as well as life insurance benefits to employees who, at a minimum, have attained 55 years of age and have 10 years of service. The postretirement health care portion of the plan is contributory, with participant contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. While the amount of a participants contribution varies depending upon age and service, the Company has set a maximum dollar amount it will pay for medical benefits regardless of age or service. The accounting for the plan is based on the level of cost sharing as of January 1, 1996. The funding policy of the plan is to pay claims and/or insurance premiums as they come due.

The Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106) as of January 1, 1993. As permitted under the transition provisions of SFAS No. 106, the Company has opted to amortize the accumulated postretirement benefit obligation as of the January 1, 1993 adoption date (the transition obligation) over a period of twenty years, as a component of net periodic postretirement benefit cost.

The following table presents the amounts recognized in the Company's consolidated Statement of Financial Condition as of


                                                                                         ($000) Omitted
December 31,                                                                   1996           1995           1994

Accumulated Postretirement Benefit Obligation:
Retirees                                                                       $ (1,804)      $ (1,716)      $ (1,680)
Fully eligible active plan participants                                             (98)          (170)          (166)
Other active plan participants                                                     (299)          (294)          (288)
                                                                                 (2,201)        (2,180)        (2,134)
Plan assets at fair value                                                            --             --             --
Accumulated postretirement benefit obligation                                    (2,201)        (2,180)        (2,134)
Unrecognized transition obligation                                                1,736          1,844          1,952
Unrecognized past service costs                                                    (152)          (166)          (180)
Unrecognized gain from changes in assumptions                                       (27)             3              3

Accrued postretirement benefit cost included in other liabilities              $   (644)      $   (499)      $   (359)

Net Period Postretirement Benefit Cost for the Years Ended
December 31, 1996, 1995 and 1994 Include the Following Components:

Service cost                                                                   $     36       $     34       $     34
Interest cost                                                                       150            143            136
Net amortization and deferral of actual results differing from assumptions          (14)           (14)            (3)
Net amortization of transition amount                                               108            108            108

Net periodic postretirement benefit cost                                       $    280       $    271       $    275


The discount rate used in determining the accumulated postretirement benefit obligation was 7.5%, 7.0%, and 7.0% at December 31, 1996,
1995 and 1994, respectively. For measurement purposes, a 6.0%, annual rate of increase in the per capita cost of covered health care benefits were assumed for pre-age 65 medical coverage for each of the years
1996, 1995 and 1994, respectively. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by approximately 7.3% and the net periodic postretirement benefit cost by approximately 9.7%.

The Company has an Employees Stock Purchase Plan which all employees are eligible to join after six months of service. Employees may authorize the bank to withhold up to $200 biweekly from salary to be deposited with the plan's agent. The plan provides that the Company contribute an amount equal to 33% of each participant's contribution up to a maximum employee investment of $100 biweekly. Company contributions under the plan amounted to $101,000 for 1996, $79,000 for 1995, and $93,000 for 1994.

In 1984, the Company established a 401(k) plan. All employees are eligible to join after specific service requirements. The Company contributed 25% of the total contribution made by employees for the year. Total 401(k) expense for 1996 was $132,000, the expense for 1995 and 1994 totaled $69,000 and $68,000, respectively.

NOTE 14 EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

On December 15, 1989, the Company established an Employee Stock Ownership Plan (ESOP) which purchased 200,000 newly issued and 119,400 outstanding shares of the Company's common stock. Funds for the purchase of these shares were obtained through a borrowing from an unrelated financial institution. The shares issued to the ESOP and the related borrowing are reflected in the Company's statements of financial condition as common stock subscribed and long term debt. During 1996, a portion of the borrowing was paid off by the Company releasing approximately 33,000 shares which were allocated to participating employees.


                        ($ 000 Omitted)
                        1996      1995

Administration          $  19     $  18
Interest expense          110       131
Employer contribution     310       396


NOTE 15 COMMITMENTS AND CONTINGENT LIABILITIES

The Company (through its subsidiary bank) is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.
Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statement of financial condition. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support off-balance sheet financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company grants commercial, consumer and residential loans to customers throughout its marketing area. Although the Company has a diversified loan portfolio, a substantial portion of its debtor's ability to honor their contracts is dependent upon the real estate and construction related sectors of economy and the tourism industry. Variable rate mortgage loans are granted with terms which set various interest rate caps for annual and life of the loan interest rate changes.

There are no legal proceedings against the Company or its subsidiaries in 1996 or 1995 which in the opinion of management would result in a liability which would have a significant effect on the consolidated financial position of the Company.

Contract amounts of financial instruments that represent credit risk as of December 31, 1996 and 1995 are as follows:


                                ($000 Omitted)
December 31,                 1996           1995

Commercial Commitments       $  51,918      $  50,500
Unused Home Equity Lines        37,814         29,074
Unused Overdraft Lines           6,879          6,653
Mortgage Commitments             3,502          3,316
Standby Letters of Credit        6,680          7,647

Total                        $ 106,793      $  97,190


NOTE 16 FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board issued Statement No. 107, Disclosures about Fair Value of Financial Instruments, (SFAS 107), which requires that the Company disclose estimated fair values for its financial instruments. SFAS No. 107 defines fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. SFAS No. 107 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contract that imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing, on and off balance sheet, financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and property, plant and equipment.
In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31,


                                                                                ($000) Omitted
                                                                       1996                        1995
                                                 Footnote     Carrying      Estimated     Carrying      Estimated
                                                 Number       Value         Fair Value    Value         Fair Value

Derivatives                                      None                --            --            --            --
Trading instruments                              None                --            --            --            --
Nontrading instruments:
Cash and cash equivalents                         16          $  56,130     $  56,130     $  43,621     $  43,621
Loans (net)                                        4            642,495       648,266       580,083       593,646
Securities                                         3            197,168       198,156       213,913       215,300
Deposit Liabilities                               16           (800,856)     (800,631)     (750,224)     (752,784)
Short-Term Borrowings and Long-Term Debt          16            (30,084)      (29,688)      (26,735)      (27,197)


Securities

The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term investments and mortgage backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The estimated fair value of certain state and municipal securities is not readily available through market sources, therefore, the fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. See Note 3 Securities for detail disclosure of investment and mortgage-backed securities.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, consumer, real estate, and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

The following table presents information for loans at December 31, 1996 and 1995:


                                                     ($000 Omitted)
                                           1996                          1995
                                  Carrying       Estimated      Carrying       Estimated
                                  Amount         Fair Value     Amount         Fair Value

Commercial                        $ 224,955      $ 220,206      $ 230,373      $ 227,262
Real Estate Mortgage                283,098        285,854        246,567        250,444
Installment                         146,528        141,894        114,874        115,548
Other                                   307            312            384            392
Loans (net of unearned income)      654,888        648,266        592,198        593,646
Less: allowance for loan losses     (12,393)            --        (12,115)            --

Total                             $ 642,495      $ 648,266      $ 580,083      $ 593,646


The estimated fair value of performing commercial loans, lease finance receivables and installment loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity. Performing real estate loans fair value is estimated based on dealer quotations for conforming loans adjusted for a factor based on the Company's loans primarily being non-conforming. The fair value of the loans not readily available through market sources is estimated by discounting anticipated cash flows using an appropriate current discount rate to determine their fair value.

Estimated fair value for significant non-performing loans is based on recent external appraisals and discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities and Long-Term Debt

Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, money market and checking accounts, is estimated to be the amount payable on demand as of December 31, 1996 and 1995. The estimated fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

The estimated fair value of long-term debt is based on the discounted value of contractual cash flows. The discount rate is estimated using the current rates offered to the Company for debt with the same remaining maturities.

Other Financial Instruments

The fair value of cash and cash equivalents, accrued interest receivable, accrued interest payable and short-term borrowings are estimated to be book value at December 31, 1996 and 1995, respectively.

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees Written

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The estimated fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Fees, such as these, are not a major part of the Company's business and in the Company's business territory are not a "normal business practice", therefore, book value approximates fair value.

The following table presents information for deposits and long- term debt December 31,


                                                                    ($000 Omitted)
                                                          1996                          1995
                                                 Carrying       Estimated      Carrying       Estimated
                                                 Value          Fair Value     Value          Fair Value

Non-interest bearing demand                      $  92,737      $  92,737      $  97,380      $  97,380
Savings and NOW                                    261,064        261,064        258,296        258,296
Money Market Deposit Accounts                       89,698         89,698         81,922         81,922
Certificates of Deposit:
  Maturing in six months or less                   181,947        181,962        177,546        178,085
  Maturing between six months and one year          56,146         56,121         64,977         65,203
  Maturing between one and three years              94,660         94,528         42,560         42,870
  Maturing beyond three years                       24,604         24,521         27,543         29,028
Short-Term Borrowings and Long-Term Debt            30,084         29,688         26,735         27,197


NOTE 17 PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS


Condensed Statements of Income


                                                                                         ($000 Omitted)
Years Ended December 31,                                                       1996           1995           1994

Income
Dividends from Banking Subsidiary                                               $  8,900      $  4,200       $    272
Interest on Securities and Time Deposits                                              29            43             43
Interest on Securities Purchased Under Agreement to Resell                            89            43             10
Net Securities Transactions                                                           --            --             25
Other Income                                                                          20             3         10,045

Total Income                                                                       9,038         4,289         10,395

Expenses
Salaries and Employee Benefits                                                       644           605          6,466
Other Expenses                                                                       533           668          4,579

Total Expenses                                                                     1,177         1,273         11,045
Income/(Loss) Before Income Tax Benefit and Equity in
  Undistributed Net Income of Subsidiaries                                         7,861         3,016           (650)
Income Tax Benefit                                                                   382           406            295
Income /(Loss) Before Equity in Undistributed Net Income of Subsidiaries           8,243         3,422           (355)
Equity in Undistributed Net Income of Subsidiaries                                 2,070         4,958          7,620

Net Income                                                                      $ 10,313      $  8,380       $  7,265



Condensed Statements of Condition


                                                        ($000 Omitted)
December 31,                                          1996           1995

Assets
Cash                                                  $     50       $     50
Investments in Subsidiaries                             81,353         79,734
Securities                                                 258            508
Securities Purchased Under Agreement to Resell
  and Time Deposits in Banks                             1,788            905
Premises and Equipment                                   6,544          5,696
Other Assets                                             1,767          3,894

Total Assets                                          $ 91,760       $ 90,787

Liabilities
Long-Term Debt                                        $    904       $  2,895
Other Liabilities                                        5,417          4,847
Total Liabilities                                        6,321          7,742
Stockholders' Equity                                    85,439         83,045

Total Liabilities and Stockholders' Equity            $ 91,760       $ 90,787




Parent Company Only Statements of Cash Flows


                                                                ($000 Omitted)
Years Ended December 31,                              1996           1995           1994

Cash Flows from Operating Activities:
Net Income                                            $ 10,313       $  8,380       $  7,265

Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating Activities:
Loss/(Gain) on Sale of Assets                                2             (3)           (25)
Decrease in Interest Receivable                              5             --              2
Net Amortization                                             5              5              3
Depreciation                                               211            228            212
Increase/(Decrease) in Accrued Expenses                    353            (57)         1,221
Increase/(Decrease) in Accrued Taxes Payable               217            787         (1,043)
(Increase)/Decrease in Prepaid Expenses                    (43)            76           (131)
Decrease/(Increase) in Taxes Receivable                  2,290         (1,172)          (599)
Increase in Cash Surrender Value                          (130)           (95)           (62)
Undistributed Earnings of Affiliates                    (2,070)        (4,958)        (7,620)
Liquidation of Subsidiary                                   --            120             --
Net Cash Provided/(Used) By Operating Activities        11,153          3,311           (777)

Cash Flows From Investing Activities:
Proceeds From Sales of Investment Securities               250             --            440
Net Change in Short-Term Investments                      (883)          (905)         1,900
Proceeds from Sales of Fixed Assets                         --             71             --
Capital Expenditures                                    (1,060)           (70)          (238)
Net Cash (Used)/Provided by Investing Activities        (1,693)          (904)         2,102

Cash Flows From Financing Activities:
Principal Payments on Long-Term Debt                    (1,832)          (260)          (295)
Payments for Purchase of Treasury Shares                (4,386)        (1,985)            --
Proceeds from Issuance of Common Stock                     737            691            400
Dividends Paid                                          (3,979)        (2,126)          (236)

Net Cash Used by Financing Activities                   (9,460)        (3,680)          (131)
Net (Decrease)/Increase in Cash
  and Cash Equivalents                                      --         (1,273)         1,194
Cash and Cash Equivalents Beginning of Year                 50          1,323            129
Cash and Cash Equivalents End of Year                 $     50       $     50       $  1,323

Cash and Cash Equivalents are cash in demand deposit accounts at the subsidiary bank.

Supplemental disclosure of Cash Flows:
Interest Paid                                         $    186       $    242       $    242


Supplemental Schedule of Non-Cash Financing Activities: Payments were made on the Company's ESOP loan in the amount of $159,000, $153,000, and $144,000 in 1996, 1995 and 1994, respectively.

Basis of Presentation

Investments in subsidiaries are recorded using the equity method of accounting and represent 100% ownership of Evergreen Bank, N.A. and Evergreen Venture Capital Corp. The Parent Company recognizes income and expenses using the accrual method of accounting.

The Statement of Changes in Stockholders' Equity and the specifics of the Stockholders' Equity section of the Statement of Condition are not included since such amounts would be repetitive of those presented in the Consolidated Financial Statements.

NOTE 18 UNAUDITED INTERIM FINANCIAL INFORMATION

Following is a summary of unaudited quarterly financial information for each quarter of 1996 and 1995.


                                                               ($000 Omitted)
                                                           (Except Per Share Data)
                                         1996 Quarters Ended                     1995 Quarters Ended
                                  12/31     9/30      6/30      3/31      12/31     9/30      6/30      3/31

Interest Income                   $ 18,151  $ 17,887  $ 17,296  $ 17,199  $ 17,169  $ 17,025  $ 16,903  $ 16,074
Net Interest Income                 10,406    10,665    10,180     9,933     9,837     9,995     9,900     9,867
Provision for Loan Losses              360       360       360       360       360       360       540       540
Income Before Income Taxes           4,161     4,200     3,854     3,773     3,380     2,251     2,746     3,046
Net Income                           2,721     2,694     2,519     2,379     2,467     2,050     1,831     2,032
Per Share: Net Income                  .30       .29       .27       .26       .26       .22       .20       .21


Independent Auditors' report

KPMG Peat Marwick LLP

Certified Public Accountants
74 North Pearl Street
Albany, New York 12207

The Board of Directors and Stockholders
Evergreen Bancorp, Inc.:

We have audited the accompanying consolidated statements of condition of Evergreen Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Evergreen Bancorp, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

January 24, 1997

Evergreen Bancorp

237 Glen Street, Glens Falls, New York 12801 518-792-1151

4510-AR-97