Form 10-K, Exhibit 13
period 1997-12-31
EVERGREEN BANCORP INC
filed 1998-03-31
CIK 351521

1997 Annual Report

Growth.
By choice, not chance.

Evergreen Bancorp

This year represents the best year in the 144 year history of your bank. All of our successes this year are the results of a tightly focused organization. One that builds on its strengths and recognizes opportunities for growth. Seizes upon them with innovative solutions.
In a constantly shifting financial services sector, we are creating our destiny. Above all, we know who we are. We know where we want to go. And we will be successful in getting there.

We continue to make the right choices.
Choice, not chance, determines our destiny.

Financial Highlights

A record year.
Solid performance.
And significant efforts to build on our growth.

Common Stock Data

Evergreen Bancorp's common stock is traded on the NASDAQ National Market System under the symbol EVGN. There were 1,670 stockholders of record as of December 31, 1997. The range of the high and low sales prices, as reported by NASDAQ, and the quarterly cash dividends paid for the years 1997 and 1996 are in the adjacent column. The information provided has been adjusted to reflect the company's two-for-one stock split effective on September 16, 1996.

For more information on restrictions relating to the payment of cash dividends, see Note 12 of Notes to Consolidated Financial Statements.



1997                  High     Low         Div. Paid

4th Quarter           $25.25   $18.25      $0.15
3rd Quarter            20.63    16.63       0.13
2nd Quarter            17.00    14.25       0.13
1st Quarter            17.13    14.75       0.13




1996                  High     Low      Div. Paid

4th Quarter           $16.50   $14.00   $0.13
3rd Quarter            15.00    12.13    0.10
2nd Quarter            13.13    10.63    0.10
1st Quarter            11.56    10.38    0.10


Financial Highlights



     (Dollars -- except per share data -- expressed in thousands)

                          1997          1996         1995

Net Income                   $11,327      $10,313       $8,380
Per Share:
    Basic Net Income            1.26         1.12          .89
    Diluted Net Income          1.24         1.11          .88
    Cash Dividends               .54          .43          .23
    Book Value                  9.91         9.37         8.86
Average Shares
  Outstanding              8,995,000    9,229,000    9,430,000
Year End:
    Assets                $1,010,161     $928,649     $871,423
    Loans,
      Net of
      Unearned
      Income                 679,039      654,888      592,198
    Deposits                 853,676      800,856      750,224
    Stockholders'
      Equity                  88,256       85,439       83,045
Trust Assets
  Under Management           511,100      463,600      427,800


Corporate Profile

Evergreen Bancorp, Inc. (NASDAQ: EVGN) is a one-bank holding company headquartered in Glens Falls, New York. Its principal subsidiary, Evergreen Bank, N.A., operates 27 banking locations in a 250-mile area of eastern New York, from 50 miles south of Albany to the Canadian border.

Within this region the bank provides its corporate, institutional and individual customers with a wide range of deposit, lending, trust and investment services. Throughout its 144-year history, Evergreen has pursued the essential mission of a community bank: to provide exemplary service and responsiveness to its customers and local communities.

Evergreen Bank, N.A., with assets exceeding $1 billion as of year-end 1997, is among the leading community banks in its franchise area.

Annual Meeting

The Annual Meeting of Shareholders will be held in the Adirondack
Room of the Queensbury Hotel, 88 Ridge Street, Glens Falls, New York at 10:00 a.m. on May 7, 1998.

Form 10-K

A copy of the Company's Form 10-K annual report is available without charge to shareholders upon written request to Brian Hampl, Assistant Secretary, 237 Glen Street, Glens Falls, New York, 12801.

"The key was our management team, no question about it... They're energized to meet the bank's objectives, no matter what the market conditions."

--George W. Dougan,
Chairman, President and CEO

Dougan on Evergreen

Chairman's Report

Now a billion-dollar bank, Evergreen is developing a reputation for strong, solid, consistent financial performance. Far from relying on market and industry trends, that reputation stems from focused management in every corner of the bank. Evergreen's top manager, George Dougan, explains how active management led to an exceptional 1997--and how growth by choice, not chance, remains the course for the future.

On the highlights of 1997:
Simply put, Evergreen turned in an excellent performance:
  Record earnings of $11,327,000
  Closing stock price of  $24.875 as of December 31, 1997,
   a 52% increase from the end of 1996
  Record level dividends of $0.54 per share
  Over $1 billion in assets for the first time
  Improvements in efficiency and return on equity
  Expansion in our principal markets
  Market capitalization over $200 million, up from $150 million in 1996

In a nutshell, the performance of 1997 has added significantly to the value of the franchise--the value for our shareholders-- in many ways. We've worked hard to manage our way toward that goal, rather than rely on external factors.

On achieving record earnings and expanding in the same year:

The key to our growth was our management team, no question about it. Every year, our senior managers work more closely as a functioning unit; they stay focused on both sides of the ledger. And they're energized to meet the bank's objectives, no matter what the market conditions.

This past year was a good example. Early in 1997, we faced a slow-growth economy, a soft marketplace in mortgages and indirect lending, expenses from expansion, and the rise in bankruptcies that every bank was encountering. The management team created responses to each of these issues to continue the bank's solid growth. We delayed hiring. We re-allocated human resources to open new branches with almost no rise in staffing. We took significant steps on the financial side. We reviewed third-party contracts for potential cost savings. We pursued new fee-income opportunities. Faced with slow loan growth--but strong growth in deposits--we adjusted by investing the deposits to generate income. These initiatives paid off to the point where we exceeded budget projections at the end of 1997.

Dougan on Evergreen

Chairman's Report--continued

On addressing the market, segment by segment:

This is key to our ongoing success. With products, it comes down to meeting needs at different points in the life cycle. This past year, for instance, we rolled out programs for children, first-time homebuyers, the middle market, the affluent, and small business. By aiming at different segments, we increase our chances of maximizing market share in each one.

That applies geographically, too. In 1997, we addressed the need for an ever greater presence in one of our largest markets, the Capital Region. To increase our physical presence, we opened two new locations to complement our branch opening in 1996, and we relocated a third.
We also rolled out our new commercial products for the region's business customers, who hold significant potential for us. And we generated a lot of favorable press. Has all this made an impact? Well, of the new locations we've opened over the past two years, all have far exceeded their first-year deposit goals. I think that speaks to our increased effectiveness in a significant geographic market.

On technology as a growth driver:

Quite a few initiatives have taken place on the technology front.
Our technology team has fully implemented the teller automation system, which streamlines branch operations. The new call center will help us fulfill our mission by providing customers with faster, better service--no matter where they are in our franchise area. New imaging capabilities in loan origination and documentation do the same for our lending customers, including auto dealers providing indirect loans. In each case, our goal is to leverage technology which drives our costs lower and our level of service higher.

On Evergreen's response to market trends:

Consolidation in banking is going to continue. We take advantage of it by looking for opportunities...whether they lie in acquiring branches or simply entering a niche that consolidation has made available.
These niches have opened up frequently in our franchise area: some of our larger competitors have changed their presence here, through consolidation or other means, and we will attempt to fill the niche they leave behind.

Part of that niche is a commitment to service. To fill it, we do many of the simple things that add up in the customer's mind. They're all in keeping with maximizing market share by staying true to our identity: that of a profitable, well organized, customer focused community bank.

Deregulation will also continue, which is a minus and a plus. Certainly it allows more competitors to enter the ball game.
At the same time, it creates opportunities for us in complementary lines of business--and we will continue to look at exploiting those lines of business in ways that make sense to Evergreen.

Naturally, the volatility on Wall Street has a big impact on us, especially in terms of fluctuating interest rates. We've addressed this through a formal, systematic risk management process-- regularly reviewing risk criteria and adjusting our financial situation to minimize our exposure. Judging by the results, we've had success.

On protecting the franchise:

Many financial institutions have relaxed their credit standards, but we haven't--nor will we. Especially with the nationwide rise in delinquencies and bankruptcies, asset quality requires constant vigilance, and we've maintained that by managing the entire process before a loan reaches non-performing status. As a result, non-performing assets are down from the prior year. That's critical to protecting the franchise.

So is addressing a major computer issue: the Year 2000. In 1997, Evergreen dedicated a team specifically to this issue. That team has put us ahead of the curve in resolving the problem: in fact, we've completed the planning stage and started implementation of a solution. We're also talking with anyone associated with Evergreen--business customers, retail customers, vendors--to make sure they're compliant, too. All in all, I believe we're on track to resolve this issue by December 31, 1998.

And by resolving this issue, we avoid problems that could significantly hinder our continued operations--and therefore our continued growth.

On the refocused
strategic plan:

All these initiatives, of course, flow directly from Evergreen's new strategic plan which we set out at the beginning of 1997.

It's actually a continuation of the previous plan in many of its objectives: we still aim to maintain our position as a community bank, achieve profitable growth, enhance operating efficiencies, increase fee income, and protect net interest income. The major difference is that the new plan is focused on the next three years, based on changes in opportunities.

What hasn't changed is our basic direction: then, as now, we know who we are, and we know where we're going.

On 1998 and beyond:

I see us continuing many of the same initiatives that have brought our shareholders such significant rewards over the past few years:

  Expanding core business in Evergreen's current markets
  Initiating new products
  Investigating additional branches
         Growing market share--especially in the Capital Region
         Implementing new financial initiatives
         Continuing our stock repurchase program
         Finding new sources of fee income
         Improving efficiency
         Adding new technology as necessary
         Continuing to manage risk in every area

In short, we want to put things in place to generate enhanced growth in the future. And by "the future", I mean not just tomorrow, but years from now. If we see a solid return in both the long and the short term, we will invest.

On the energy at Evergreen:

Whenever I talk to anyone--analysts, shareholders, customers--I hear an excitement about our bank. "What are you doing now? Are you going to open branches, or do this or that?" The energy here is contagious. And I believe, with the bank's past performance and future mission--and especially with our commitment to focused growth--there's good reason for all our constituencies to share in that excitement. I certainly do.

"The energy here is
contagious...especially with our commitment to focused growth-- there's good reason for all our constituencies to share in that excitement.
I certainly do."
            --George W. Dougan,
Chairman, President and CEO

Growth for Today.
Groundwork for Tomorrow.

Management Report

At certain times, banks find themselves preparing for future growth. At other times, they enjoy the fruits of their preparation.

In 1997, Evergreen did both.

More than ever, the initiatives of previous years contributed to record earnings for the bank in 1997. Not content simply to enjoy the returns, however, Evergreen management generated a wealth of new initiatives to continue--even accelerate--the bank's growth as it moves ahead.

Toward a Higher Profile--and Higher
Market Share.

Critical to Evergreen's continued growth were the branch openings of 1997. The new locations in Clifton Park and Niskayuna--and the relocation of another branch to a bustling business corridor-- provided Evergreen with a higher profile in a market with high potential: the greater Capital Region of New York State.

Whether in actual growth or in efforts to create it, the Capital Region focus has already affected all sectors of the bank. In retail, the new branches have exceeded their deposit goals and generated loan growth. In trust and investment, they have led to profitable relationships that would have been otherwise impossible. And on the commercial side, Evergreen has created a new regional lending group, introduced new products and services, and devoted significant resources to capturing market share in the small business segment.

A New Record in Trust & Investment.

Evergreen's growth--and its preparation for growth--was also evident in trust and investment. The numbers spoke clearly of the year's success: for the first time ever, the Trust & Investment Group broke $500 million in assets under management.

That success, however, came largely from careful preparation.
A major driver of asset growth, for instance, was implemented the year before: Evergreen's Private Banking program. In its first full year, the program not only surpassed projections in its own right, but also delivered benefits to all areas of the bank. Indeed, Evergreen gained millions in additional retail deposits alone from Private Banking customers.

Such growth is significant in a business sector built on long-term relationships. "The relationship business takes quite a while to nourish," said John M. Fullerton, Executive Vice President, Trust & Investment Group, "so the returns we've seen are especially pleasing, coming so soon after the program's inception."

Private Banking was not the only growth driver for trust and investment. Forays into alternative investments have generated non-interest income, which carries a high priority bankwide. New alliances have brought additional products and services to the arena of employee benefits.

More broadly, success arose from the Trust & Investment Group's approach to cost effectiveness and tax management. "For a fee less than the fees normally associated with mutual funds, we provide so much more: investments to be sure, but also individual service, financial and estate planning," Fullerton noted. "We can only do that because of our unique approach to controlling costs and taxes. That approach also keeps more of the customer's money working for the customer."

"Banks today must be aggressive about providing all the services, especially financial planning.
With Private Banking
we remain competitive while bringing additional business to the bank."
      --John M. Fullerton, Executive Vice President, Trust & Investment
Group

Beyond Expectations
in Retail.

"Deposits were a major factor," said Daniel J. Burke, Senior Vice
President, Retail Banking, of his sector's solid performance in 1997. Indeed, a 6% rise in deposits provided a significant source of funds with which to grow net interest income.

While the rise came in part from the strong performance of Evergreen's newest branches, other factors also contributed--including new products and services for the high-potential middle market. The bank attracted a broad range of new depositors with Evergreen Advantage, a value-added checking account similar to Evergreen's Privilege 50 for seniors. Kids Kash encouraged children to start saving in a no-cost account with a preferred interest rate. The bank's new ATM and Check Card are beginning to contribute to fee income, helped by the introduction of new ATM locations. In another market segment, the bank's focus on municipal business--already a strong source of deposits--added substantially to the deposit base.

Residential mortgages accounted for the growth in Evergreen's retail lending through strong mortgage originations and higher home equity activity. Here again, Evergreen laid the foundation for further growth with new offerings such as the Good Neighbor Mortgage, designed for first-time homebuyers and homeowners with little equity, and a third-party alliance to help mortgage customers who don't fit Evergreen's traditional credit profile.

Building on the initiatives of the past year, the retail division is undertaking new projects for 1998. Among them are an Evergreen credit card and an expanded mortgage origination program.

New Products for Business Growth--and Bank Growth.

A slow local economy and competitive marketplace didn't stop Evergreen's commercial sector from breaking new ground with innovative products and services.

Some of those offerings provide small
businesses with tools traditionally enjoyed by their larger counterparts. With BusinessDirect, a PC-based cash management software system, companies can conduct banking right from their own offices. The excitement generated by the product has resulted in new fee income. An ancillary offering, FaxDirect--which provides businesses with a faxed account statement every morning--has tied many customers closer to the bank with what they perceive as an indispensable service.

No less fruitful was the bank's continued relationship with the Small Business Administration (SBA). Enjoying a record year for SBA loan closings, Evergreen also applied for and received two designations, Certified Lender and Preferred Lender, that make its SBA program more attractive by reducing turnaround time for loan decisions.

Other developments reinforced Evergreen's profile as a stable community bank. Behind the scenes, the bank maintained solid loan loss reserves throughout the year. In a more visible arena, Evergreen furthered its community banking mission in such loan projects as the Downtown Glens Falls Revitalization Program and the Hudson Falls Revitalization Program, through which the bank has dedicated funds to draw businesses into its home communities.

"New branches and new products provided incremental growth for the bank, and our mortgage-based business accounted for an increase in loan business. It all added up to a strong year in the retail sector."
      --Daniel J. Burke, Senior Vice President, Retail Banking

"The vigorous stewardship of our resources, together with the plans we put in place over the past few years, have made a major impact."
      --Anthony J. Koenig, Executive Vice President, Chief
        Administrative Officer

Management Report--continued

"Proactive management
of the credit process allows us to keep to our fundamental strategy: to generate quality growth-- not just growth for growth's sake."
      --Thomas C. Crowley, Executive Vice President, Chief
        Credit Officer

Among the initiatives for 1998 is a benchmark research study of current customers. "This survey will provide us insight into the level of service we currently provide to the small business market segment," said Thomas C. Crowley, Executive Vice President, Chief Credit Officer. "Because we build our market share on superior service, our findings will be critical to our efforts toward continued growth."

As in past years, Evergreen continued its vigilance in asset quality. "Proactive management of the credit process keeps us poised to take on new business in a responsible manner," Crowley said. "That's in keeping with our fundamental choice: to generate quality growth--not just growth for growth's sake."

Underlying all these efforts is a cross-functional committee dedicated to rationalizing all management initiatives for their return on investment. Chaired by George L. Fredette, Executive Vice President, Chief Financial Officer, the so-called Devil's Advocate Committee reviews each initiative the bank undertakes for its return of value to the shareholders. "We are continuously challenging each area of the bank to produce a return," said Fredette. "The process provides another source of insight to ensure the bank's continued performance."

Streamlining the Infrastructure.

Seamless operation, greater efficiency, customer service--whether visible or invisible to customers--Evergreen's continued strides in technology have enhanced all three.

Perhaps no technology initiative of 1997 carried a higher priority than the bank's efforts to resolve the issues raised by the Year 2000. Along with dedicating a team of staff members to the task--and siting them at a special facility--Evergreen has formed employee subcommittees to address various Year 2000 issues. From these efforts came the decision to change the bank's core processing system, "which not only facilitates Year 2000 compliance, but also provides us with the potential for improved efficiencies," said Anthony J. Koenig, Executive Vice President, Chief Administrative Officer.

Among the best examples of increased efficiency is the new teller automation system, which Evergreen installed throughout its operations in 1997. "This new system automates the teller process more efficiently, cuts back on losses, improves the audit function, and speeds up proving," explained Koenig. "Because the same system is used bankwide, it gives us more flexibility to move personnel when necessary. All in all, this system should bring us to a new level of operating efficiency at the branch level."

Customers may take more immediate notice of recent improvements to the automated telephone banking system. The new upgrades provide 24-hour instant access to account information, as well as more transaction and inquiry options. "For the customer, these improvements mean greater convenience and faster access to accounts--better customer service, in sum," Koenig said. "Given our market niche as a customer-oriented bank, such enhancements are critical to maintaining and growing market share."

While less noticeable, other improvements also moved the bank toward greater efficiency. A new loan origination and document scanning system made for faster processing of applications--and faster decisions for customers. This technology, coupled with a computer program to update Evergreen's internal credit review process, further enhanced the bank's ability to process both consumer and commercial loans. Evergreen also centralized its network communication infrastructure, improving bankwide communications.

The Growth Continues.

The initiatives of 1997 point to a single truth: that one year's record earnings aren't enough. "By no means will we rest on our laurels," emphasizes George Dougan, Evergreen's Chairman, President and CEO. "Instead, we will continue to maximize new market opportunities, fill in our natural geographic area, strive for greater operating efficiency, and remain vigilant in safeguarding asset quality. Increasing the value of the franchise is an ongoing process--a process we will continue to undertake with enthusiasm."

"We continuously challenge each area of the bank to produce a return and ensure the bank's continued performance."

      --George L. Fredette, Executive Vice President, Chief Financial
        Officer

Evergreen's  Leadership

George W. Dougan
Chairman, President and CEO
Evergreen Bancorp, Inc.

John W. Bishop
Construction Executive
Retired

Carl R. DeSantis, Sr.
Vice Chairman and Director
Franchise Associates, Inc.

Robert F. Flacke
President
Fort William Henry Corp.
Director
Finch Pruyn & Co., Inc.

Michael D. Ginsburg
Partner
M & R Ginsburg Partners

Joan M. Mannix
Real Estate Developer

Anthony J. Mashuta
President
Cool Insuring Agency, Inc.

Phillip H. Morse
Chairman of the Board
NAMIC USA Corporation
NAMIC International, Inc.
Retired

William E. Philion
President and CEO
Glens Falls Hospital Retired
Director
Finch Pruyn & Co., Inc.

Alan R. Rhodes
Attorney
Bartlett, Pontiff,
Steward & Rhodes P.C.

Floyd H. Rourke
Chairman of the Board
and President
Sandy Hill Corp. Retired
Director
Finch Pruyn & Co., Inc.

Paul W. Tomlinson
President
Salem Farm Supply, Inc.
Retired

Walter Urda
President
Harpoon of Hudson, Ltd.

Directors Emeriti

F. Earl Bach
Gerald J. Buckley
Dean V. Chandler
Donald S. Creal
John V. Hallett
Donald D. Hanks
Samuel P. Hoopes
Paul E. Lavine
Warren E. Rouillard
Bjarne G. Soderstrom
Henry J.W. Vanderminden III

Executive Officers

George W. Dougan
Chairman, President and CEO

Paul A. Cardinal
Executive Vice President, Corporate Secretary and General Counsel

Thomas C. Crowley
Executive Vice President
and Chief Credit Officer

George L. Fredette
Executive Vice President, Treasurer
and Chief Financial Officer

Anthony J. Koenig
Executive Vice President
and Chief Administrative Officer

Corporate Management

Larry E. Blanchard
Senior Vice President and Director of Auditing

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

Patrick T. Day
Vice President and Loan Review Manager

John M. Fullerton
Executive Vice President, Trust & Investment

Barbara B. Glenn
Senior Vice President, Human Resources

Jeffrey B. Rivenburg
Regional President, Capital Region

Douglas P. Sturges
Vice President, Controller

Bank Locations

Glens Falls Region

Glens Falls
Main Office, 237 Glen Street

Glens Falls
Auto Bank, 28 Maple Street*

Bolton Landing
4945 Main Street

Corinth
97 Main Street*

Granville
6 Main Street*

Granville
Auto Bank, 100 Quaker Street*

Greenwich
146 Main Street*

Hudson Falls
124 Main Street

Kingsbury
Main and Washington Streets*

Lake George
350 Canada Street*

Queensbury
Queensbury Plaza, Quaker Road*

Queensbury
Evergreen Plaza, Aviation Road*

Salem
Main Street*

South Glens Falls
99 Main Street*

Warrensburg
137 Main Street*

Capital Region

Albany
125 State Street

Clifton Park
Rt. 146 Shoppers World*

Colonie
1256 Central Avenue*

East Greenbush
71 Troy Road*

Hudson
177 Fairview Avenue*

Latham
One Old Loudon Road*

Mechanicville
3 Park Plaza*

Niskayuna
St. James Square*

*Evergreen ATM locations,
 24-hour banking

Capital Region
Advisory Board

J. Eric King
Ronald H. Laberge
Patrick T. Maney
Anthony J. Mashuta
Edward P. McConville
Jeffrey B. Rivenburg
Charles M. Staro
Walter Urda

Plattsburgh Region

Plattsburgh
714 State Route 3*

Plattsburgh
136 Margaret Street*

Keeseville
1744 Route 22*

Peru
2990 Route 22*

Chazy
9679 Route 9*

Plattsburgh Region
Advisory Board

James H. Andre
Michael P. Brassel
Lawrence W. Carpenter
Dean V. Chandler
Henry J. Fortin, Jr.
William O. Morgan
Celine R. Paquette
Peter R. Prescott

Planned for 1998

Current Branches

Evergreen Bancorp

237 Glen Street, Glens Falls, New York 12801 518-792-1151

4510-AR-98


                             EVERGREEN BANCORP, INC.
                                FINANCIAL REVIEW


SUMMARY OF SELECTED FINANCIAL DATA

For the year ended December 31,                             1997           1996           1995           1994          1993
Summary of Operations:
($000 Omitted)
Interest Income                                             $ 76,476       $ 70,533       $ 67,171       $ 60,987      $ 62,612
Interest Expense                                              34,085         29,349         27,572         21,683        24,532
Net Interest Income                                           42,391         41,184         39,599         39,304        38,080
Provision for Loan Losses                                      1,710          1,440          1,800          2,211        15,377
Net Interest Income After
 Provision for Loan Losses                                    40,681         39,744         37,799         37,093        22,703
Other Income                                                   7,031          6,387          6,224          7,516         8,106
Other Expenses                                                30,917         30,143         32,600         33,528        35,360
Income/(Loss) Before Income Taxes                             16,795         15,988         11,423         11,081        (4,551)
Income Tax Expense/(Benefit)                                   5,468          5,675          3,043          3,816        (1,225)
Net Income/(Loss)                                           $ 11,327       $ 10,313       $  8,380       $  7,265      $ (3,326)

Per Share:
Basic Earnings/(Loss)                                       $   1.26       $   1.12       $    .89       $    .77      $   (.35)
Diluted Earnings/(Loss)                                         1.24           1.11            .88            .77          (.35)
Cash Dividends                                                   .54            .43            .23            .03           .10

Average Balance Sheet Data (unaudited):
($000 Omitted)
Total Assets                                                $973,448       $889,372       $849,877       $838,236      $871,418
Loans, Net of Unearned Income and Allowance                  647,462        616,602        562,368        560,998       584,577
Deposits                                                     839,974        766,474        739,254        740,176       775,359
Stockholders' Equity                                          86,442         83,985         78,987         72,235        70,739

Return on Equity and Assets:
Return on Average Assets                                        1.16%          1.16%           .99%           .87%         (.38)%
Return on Average Equity                                       13.10          12.28          10.61          10.06         (4.70)
Dividend Payout Ratio                                          42.99          38.58          25.30           3.25           N/A
Average Equity to Average Asset Ratio                           8.88           9.44           9.29           8.62          8.12

Dividend Per Share
1995   0.23
1996   0.43
1997   0.54

Return on Assets Per Share
1995   0.99%
1996   1.16%
1997   1.16%

Return on Equity
1995   10.61%
1996   12.28%
1997   13.10%


Evergreen Bancorp, Inc.

OVERVIEW OF PERFORMANCE

    The principal source of earnings for Evergreen Bancorp, Inc. is its single banking subsidiary, Evergreen Bank, N.A. All discussions herein refer to the activities of the Company's banking subsidiary unless otherwise noted.

    When used in this annual report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

    The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such events or to reflect the occurrence of anticipated or unanticipated events.

    In 1997, the Company earned $11,327,000, or basic earnings per share of $1.26, compared to 1996 net income of $10,313,000, or $1.12 per share. This represents a $1,014,000 increase from the prior year. Pretax income in 1997 increased $807,000 to $16,795,000, principally because of increased net interest income of $1,207,000, offset by an increase in the provision for loan losses of $270,000. Other income and other expense increased by similar amounts while taxes declined slightly. Net income for 1996 increased $1,933,000 over 1995 levels due to higher levels of net interest income, a lower provision for loan losses and lower operating expenses.

    Average assets for 1997 totaled $973.4 million, an increase of $84.1 million, or 9.5% from the 1996 average of $889.4 million. This compares to the 1996 increase over 1995 of $39.5 million dollars, or 4.6%. Total assets of the Company at December 31, 1997 were $1,010.2 million representing the first time in its history that the Company ended a quarter with assets in excess of one billion dollars. The return on average assets for 1997 was 1.16% as compared to 1.16% and .99% in 1996 and 1995, respectively.

    The return on stockholders' equity improved to 13.1% in 1997 as compared to 12.3% and 10.6% for 1996 and 1995, respectively. The improvement in return on equity is primarily due to increased levels of net income.

NET INTEREST INCOME

    Net interest income represents the most significant component of the Company's earnings. Changes in net interest income from period to period result from increases or decreases in the average balances (volume) of earning assets and interest bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the Company's ability to manage its earning asset portfolio and the availability of particular sources of funds and investment opportunities. The Analysis of Variance in Net Interest Income Due to Volume and Rates exhibit on page 15 presents an analysis of the increases and decreases in interest income and interest expense which resulted from changes in volume and changes in rates during the periods presented therein.

    Net interest income on a taxable equivalent basis for 1997 increased $1,059,000, or 2.5%, from that for 1996. This increase resulted primarily from an increase in average earning assets. Average earning assets increased $85.8 million or 10.2% from 1996 levels. This increase resulted primarily from higher levels of taxable loans and securities, which increased $32.7 million and $48.3 million on average, respectively.

    The increase in net interest income due to volume was offset by a lower net interest margin. The net interest margin on a tax equivalent basis decreased by 35 basis points to 4.63% in 1997 compared to 4.98% in 1996. The yield on average earning assets decreased 16 basis points from 8.47% in 1996 to 8.31% in 1997. The decrease in yield on taxable loans in 1997 is due to a slightly higher proportion of lower yielding residential mortgage products.

    Average rates paid on interest bearing liabilities increased 18 basis points to 4.38% in 1997 from 4.20% in 1996. Most of the increased funding in 1997 was provided by higher yielding time deposits, which increased by $69.8 million on average over 1996 levels. The significant increase in reliance on time deposits was related to the Company's promotion of new branches and future increases are not expected to be as meaningful.

    In addition to the effects of the makeup of the loan portfolio and sources of funding, the margin was also negatively impacted by the relatively flat yield curve in the latter part of 1997. Many of the Company's loan products, such as residential mortgage loans, are priced over longer maturity treasury securities, which did not provide as large an interest rate spread over the Company's shorter term funding sources as in 1996 and 1995.
    In 1996 the net interest margin decreased 9 basis points from 5.07% in 1995.

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

                                                                                 ($000 Omitted)
                                                  1997 vs. 1996                                 1996 vs. 1995
                                           Total            Increase/(Decrease)           Total           Increase/(Decrease)
                                           Increase/        Due to Change in              Increase/       Due to Change in
                                           (Decrease)       Volume           Rate         (Decrease)      Volume          Rate


Interest Income Earned:
Loans
  Taxable                                  $1,987           $2,939           $ (952)      $4,120          $4,863          $ (743)
  Tax-Exempt                                 (125)            (120)              (5)        (534)           (280)           (254)
Investment Securities
  Taxable                                   3,723            3,287              436          707             384             323
  Tax-Exempt                                 (236)            (121)            (115)        (745)           (874)            129
Federal Funds Sold/Interest
 Bearing Balances                             446              425               21         (562)           (436)           (126)
Change in Total Interest Income             5,795            6,410             (615)       2,986           3,657            (671)

Interest Expense Incurred:
Regular Savings, Interest
 Checking and MMDAs                           117              115                2         (306)           (185)           (121)
Time Deposits                               4,445            3,903              542        1,704           1,783             (79)
Short-Term Borrowings                         126              128               (2)        (351)           (257)            (94)
Long-Term Debt                                 48              171             (123)         730             709              21
Change in Total Interest Expense            4,736            4,317              419        1,777           2,050            (273)

Change in Net Interest Income              $1,059           $2,093          $(1,034)      $1,209          $1,607          $ (398)

NET INTEREST INCOME -- AVERAGE RATES AND YIELDS
                          ($000 Omitted)
                                         1997                    1996                            1995
                                         Interest                Interest                        Interest
                               Average   Income/                 Average   Income/               Average    Income/
                               Balance   Expense      Yield/Rate Balance   Expense   Yield/Rate  Balance    Expense   Yield/Rate
Assets
Loans
   Taxable                     $647,233  $ 57,978     8.96%      $614,558  $ 55,991  9.11%       $561,276   $ 51,871  9.24%
   Tax Exempt                    12,995     1,005     7.73         14,552     1,130  7.77          17,840      1,664  9.33
Securities
   Taxable                      233,604    15,966     6.83        185,319    12,243  6.61         179,435     11,536  6.43
   Tax Exempt                     9,418       798     8.47         10,763     1,034  9.61          19,952      1,779  8.92
Federal Funds Sold/Interest
 Bearing Balances                22,994     1,262     5.49         15,248       816  5.35          23,237      1,378  5.93
Total Earning Assets            926,244    77,009     8.31        840,440    71,214  8.47         801,740     68,228  8.51
Allowance for Loan Losses       (12,766)                          (12,508)                        (16,748)
Cash and Due from Banks          25,048                            30,010                          28,436
Other Non-Earning Assets         34,559                            31,391                          36,396

Total Assets                   $973,085                          $889,333                        $849,824

Liabilities and
 Stockholders' Equity
Regular Savings,
 Interest Checking
 and MMDAs                     $345,089  $  9,612     2.79%      $340,951  $  9,495  2.78%       $347,575   $  9,801  2.82%
Time Deposits                   401,196    22,514     5.61        331,403    18,069  5.45         298,703     16,365  5.48
Short-Term Borrowings             6,073       307     5.06          3,536       181  5.12           8,220        532  6.47
Long-Term Debt                   25,845     1,652     6.39         23,255     1,604  6.90          12,970        874  6.74
Total Interest-Bearing
 Liabilities                    778,203    34,085     4.38        699,145    29,349  4.20         667,468     27,572  4.13
Demand Deposits                  93,689                            94,120                          92,976
Other Liabilities                15,114                            12,122                           9,098
Stockholders' Equity             86,079                            83,946                          80,282

Total Liabilities and
 Stockholders' Equity          $973,085                          $889,333                        $849,824
Net Interest Income
 (Tax Equivalent Basis)                    42,924                            41,865                           40,656
Tax Equivalent Adjustment                    (533)                             (681)                          (1,057)
Net Interest Income                      $ 42,391                          $ 41,184                         $ 39,599

Net Interest Rate Spread                     3.93%                             4.27%                            4.38%

Net Interest Margin                          4.63%                             4.98%                            5.07%

Non-accrual loans are included in the above analysis and the related income on these loans is deemed immaterial.

Portions of income earned on certain Commercial Loans, U.S. Government Obligations and Obligations of State and Political Subdivisions are exempt from Federal and/or State taxation. Appropriate adjustments have been made to reflect the equivalent amount of taxable income that would have been necessary to generate an equal amount of after tax income. The taxable equivalent adjustment is based on a statutory Federal income tax rate of 35% in 1997, 1996, and 1995 along with a statutory State income tax rate of 9%, 9.225%, and 9.675% in 1997, 1996 and 1995 respectively.

For the purposes of this analysis, Securities Available for Sale are stated at average amortized cost and Stockholders' Equity is unadjusted for the effects of SFAS No. 115.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses represents amounts available for future credit losses and reflects management's ongoing detailed review of certain individual credits, as well as analysis of the historic net charge-off experience of the portfolio, an evaluation of current and anticipated economic conditions, peer group statistics and other pertinent factors.

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

    The Company's allowance for loan losses increased $0.4 million from $12.4 million at December 31, 1996 to $12.8 million at December 31, 1997, reflecting a stable net charge-off experience notwithstanding a 4.9% increase in average outstanding loans. At December 31, 1997, the allowance as a percentage of non-performing loans outstanding was 221.64%, which represents a slight decline from 232.12% at December 31, 1996. At December 31, 1996 the allowance increased $0.3 million from $12.1 million at December 31, 1995.

    The provision for loan losses amounted to $1.7 million for 1997 compared to $1.4 million for 1996, an increase of $0.3 million, or 18.8%. The increased provision, over year earlier levels, was due to increased levels of loan outstandings and a marginal increase in charge-off experience, primarily in the installment loan portfolio.

The following table summarizes year-end loan balances, average loans outstanding and changes in the allowance for loan losses due to loan losses, recoveries and additions charged to expense:


                                 ($000 Omitted)
Year Ended December 31,                           1997         1996         1995         1994         1993

Amount of Loans Outstanding End of Year
   (Less Unearned Income)                         $679,039     $654,888     $592,198     $577,329     $577,351

Average Loans Outstanding During Year
   (Less Average Unearned Income)                 $660,228     $629,110     $579,116     $580,478     $603,356

 Balance of Allowance at Beginning of Year
Loans Charged Off:                                $ 12,393     $ 12,115     $ 18,752     $ 18,754     $ 13,357
   Commercial, Financial and Agricultural             (461)        (298)      (8,569)      (4,021)     (10,597)
   Real Estate                                        (321)        (189)        (227)        (283)        (321)
   Installment                                      (1,431)      (1,227)        (742)        (477)        (919)

 Total Loans Charged Off                            (2,213)      (1,714)      (9,538)      (4,781)     (11,837)

 Recoveries of Loans Previously Charged Off:
   Commercial, Financial and Agricultural              733          389          881        2,275        1,586
   Real Estate                                           9           12           16           84           43
   Installment                                         199          151          204          209          228

 Total Recoveries                                      941          552        1,101        2,568        1,857

 Net Loans Charged Off                              (1,272)      (1,162)      (8,437)      (2,213)      (9,980)
Additions to Allowance Charged
   to Operating Expense                              1,710        1,440        1,800        2,211       15,377

 Balance of Allowance at End of Year              $ 12,831     $ 12,393     $ 12,115     $ 18,752     $ 18,754

 Net Charge-Offs as Percent of Average
   Loans Outstanding During Year
   (Less Average Unearned Income)                      .19%         .18%        1.46%         .38%        1.65%
Net Charge-Offs as Percent of Allowance
   at Beginning of Year                              10.26         9.59        44.99        11.80        74.72
Allowance as Percent of Loans Outstanding
   at End of Year (Less Unearned Income)              1.89         1.89         2.05         3.25         3.25
Allowance as Percent of Non-Performing
   Loans Outstanding at End of Year
   (Less Unearned Income)                           221.64       232.12       204.92        96.54        50.48


OTHER (NON-INTEREST ) INCOME

    Non-interest income increased $644,000, or 10.1%, in 1997 and $163,000, or 2.6%, in 1996 from prior year levels. Trust Department fees increased $205,000, or 8.6%, in 1997 and $169,000, or 7.6%, in 1996 from prior year levels.

    Miscellaneous other income increased $339,000, or 28.3%, in 1997 after a decrease of $158,000 in 1996, or 11.6%. The increase in other income in 1997 versus 1996 primarily relates to a gain on the sale of leased assets of $127,000, rental income on ORE property (since sold) of $101,000 and a newly instituted ATM surcharge that generated $96,000 of income in 1997. The decrease in other income in 1996 versus 1995 relates to gains on the sale of fixed assets and additional letter of credit fees in 1995.


                                           ($000 Omitted)
                                   1997       1996       1995
Trust Department
   Fees                            $2,587     $2,382     $2,213
Services Charges on
   Deposit Accounts                 2,897      2,812      2,791
Net Gain/(Loss) on Security
   Transactions                         9         (6)      (137)
Miscellaneous
   Other Income                     1,538      1,199      1,357

Total                              $7,031     $6,387     $6,224

OTHER (NON-INTEREST) EXPENSE

    Non-interest expense increased $774,000, or 2.6%, in 1997 but decreased $2,457,000, or 7.5%, in 1996 from 1995 levels. The increase from 1996 to 1997 primarily relates to the cost of operating three additional branches in 1997. The decreases from 1995 to 1996 were primarily due to reductions in FDIC insurance, a reduction in net loss on other real estate and lower professional fees during 1996.

    Salaries and benefits, which represent over 50% of non-interest expense, increased $100,000, or 0.6%, in 1997 and $232,000, or 1.5%, in 1996. The
increase in 1997 expense over 1996 relates to merit increases and the staffing of three new branches established in late 1996 and early 1997, which were partially offset by lower benefits expense and lower levels of staff in other areas in 1997. The increase in 1996 over 1995 was primarily the result of merit increases. The full time equivalent staff was 391, 398 and 392 at year-end 1997, 1996 and 1995, respectively.

    FDIC insurance expense was essentially eliminated in 1996 and 1997 for "well capitalized" banks. However, legislation to recapitalize the Savings and Loan Insurance Fund requires Bank Insurance Fund members to contribute to the repayment of FICO bonds. Evergreen's contribution in 1997 was $102,000.

    Data processing decreased $40,000, or 1.7%, in 1997, after increasing $329,000 or 15.7% in 1996. The decrease in 1997 was a result of renegotiating the contract with the Company's servicer in late 1996. The increase in 1996 relates to the outsourcing of the items processing function in December 1995.

    Professional fees increased $40,000 or 3.6% in 1997 after decreasing $545,000, or 32.9%, in 1996. The increase in 1997 relates to special cost-saving or revenue enhancing projects that were implemented in 1997. The decrease in 1996 primarily relates to a decreased utilization of outside legal counsel and consultants engaged to assist in the reduction of non-performing assets.

    Occupancy expense increased $347,000 in 1997 after remaining relatively stable in 1996. The increase in 1997 relates to the three new branches in the network.

    Total non-interest expense as a percentage of average assets was 3.2%, 3.4% and 3.8% in 1997, 1996 and 1995, respectively. This ratio decreased in 1997 due to the 9.5% growth in average assets compared to the 2.6% increase in non-interest expense.

     Efficiency Ratio
1995    71.1%
1996    63.4%
1997    62.6%

                                        ($000 Omitted)
                                   1997      1996      1995
Salaries & Benefits                $16,141   $16,041   $15,809
Data Processing                      2,381     2,421     2,092
Professional Services                1,154     1,114     1,659
Occupancy                            2,356     2,009     2,017
Furniture & Equipment                2,001     1,856     1,852
Advertising                            877       907       729
Supplies and Printing                  864       819     1,038
FICO/FDIC Insurance                    102         2     1,065
Net Loss/(Gain) on Other
   Real Estate                          27       (86)      781
Miscellaneous
   Other Expenses                    5,014     5,060     5,558

   Total                           $30,917   $30,143   $32,600

INCOME TAXES

    Income tax expense for 1997 was $5.5 million compared to income tax expense of $5.7 million in 1996.

    The effective income tax rates were 33%, 35% and 27% for 1997, 1996 and 1995, respectively. The statutory rate for Federal Income Taxes was 35% in 1997 and 1996, and 34% in 1995. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes. The difference is due primarily to tax-exempt income from certain loans and investment securities and non-deductible expenses. The decrease in the effective tax rate for 1997 is primarily a result of somewhat lower state taxes and the continuing re-evaluation of reserves related to federal deferred tax assets. Substantially all of the Company's residential mortgage loan portfolio is held in a real estate investment trust. The trust provides for improved capital alternatives and also led to lower income taxes. Refer to Note 10 of the Notes to Consolidated Financial Statements for a more comprehensive analysis of the provision for income taxes.

    The Company accounts for income taxes in conformity with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. This Standard requires what is known as the liability method of accounting for deferred taxes. The liability method requires recognition of a tax liability, or asset, for the deferred tax consequences of events as of the date of the financial statements. Subsequent changes in tax rates and other tax law provisions are to be reflected in the measurement of those tax liabilities and assets and are to be recognized in net income when the changes are enacted.

SECURITIES

    The Company's securities portfolio in the aggregate totaled $282.9 million at December 31, 1997, an $85.7 million increase from 1996's balance of $197.2 million. In 1996, the aggregate securities portfolio decreased by $16.7 million from 1995. The increase during 1997 was the result of a combination of low commercial and installment loan demand and a significant increase in deposits. The decrease in the securities portfolio in 1996 was largely attributed to strong retail loan demand during that year. Securities held to maturity comprise approximately 12% of the aggregate securities portfolio at December 31, 1997. This is consistent with management's objective to maintain flexibility and adequate liquidity by classifying most securities as available for sale. A portion of the securities portfolio is pledged to secure public deposits, short-term repurchase agreements and for other purposes. Refer to Note 3 for a further discussion of pledging.

    The following table displays the distribution of the securities portfolio by major category and maturity:

Securities Available for Sale & Securities Held to Maturity As of December 31,
1997:
                                                    ($000 Omitted)

                     U.S. Government               State and
                      & Agency<F1>            Political Subdivisions              Other                  Total Securities
              Amortized          Fair       Amortized           Fair     Amortized         Fair      Amortized          Fair
              Cost      Yield    Value      Cost      Yield     Value    Cost     Yield    Value     Cost      Yield    Value

0-1 year      $ 63,744  6.34%    $ 63,881   $ 1,382   6.45%     $ 1,397  $    5   5.44%    $    8    $ 65,131  6.34%    $ 65,286
1-5 years      115,212  6.88      115,891     6,402   7.44        6,829   2,141   6.31      2,119     123,755  6.90      124,839
5-10 years      61,354  7.17       61,919     3,549   5.81        3,817      --     --         --      64,903  7.10       65,736
Over 10
 years          25,992  7.55       26,444     1,441   5.41        1,526      --     --         --      27,433  7.44       27,970


Total         $266,302  6.88%    $268,135   $12,774   6.65%     $13,569  $2,146   6.31%    $2,127    $281,222  6.87%    $283,831
Avg. Maturity:          3.9 years                     5.1 years                   2.6 years                    3.9years

<F1> Includes $141,792 of mortgage-backed securities which are secured by agencies of the U.S. government.

LOANS

    The total loan portfolio, net of unearned income, increased $24.2 million to $679.0 million at the end of 1997 compared to $654.9 million at year end 1996. Increases in residential mortgage and commercial loans were offset by decreases in installment loan balances.

    Commercial loans increased by $7.8 million in 1997 to a balance of $232.8 million, following a decrease of $5.4 million in 1996 to $225.0 million. The increase in the commercial loan portfolio in 1997 is due primarily to the Company's continued expansion into the Capital Region of New York State. The current branch expansion into that area has made it more convenient for previously inaccessible customers to do business with Evergreen. As the economy of the region as a whole remains flat, meaningful growth in the portfolio depends on the Company's ability to attract customers from other financial institutions and/or a significant improvement in the regional economy. The decrease in the commercial loan portfolio in the years prior to 1997 was accompanied by significant improvements in the credit quality of the loan portfolio.

    Residential mortgage loans increased to $308.8 million at December 31, 1997, a $28.0 million increase over 1996's balance of $280.8 million. In 1996, residential mortgage loans increased by $36.3 million over 1995. The increases in 1997 and 1996 were attributable to improved efforts in residential mortgage loan origination.

    Installment loans decreased $10.9 million to $135.7 million at December 31, 1997, from $146.5 million as of year end 1996. The decline in installment loan balances was caused by a payoff of approximately $11.7 million of installment loans from a car leasing concern acquired by another commercial bank, combined with average indirect auto demand and below prior year level demand for other consumer products. A great portion of new installment loans continue to be secured by first liens on automobiles. During 1997 the Company explored the possibility of re-entering the credit card receivables business and anticipates doing so in the first part of 1998. The impact on income in 1998 from this new line of business is expected to be nominal. Installment loans increased by $31.7 million in 1996 over 1995 primarily due to increased penetration in the automobile dealer indirect markets and a "Touch-Tone" loan program that made obtaining small personal loans more convenient for consumers.

The following table sets forth the classification of the Evergreen's consolidated loans, net of unearned income, by major category:

                                                                     ($000 Omitted)
December 31,                             1997             1996         1995              1994           1993
                                                                                                        <C
Commercial                               $232,785         $224,955     $230,373          $257,152       $301,756
Real Estate Construction                    1,502            2,265        1,992             2,574          2,538
Residential Mortgage                      308,823          280,833      244,575           229,799        204,276
Installment                               135,668          146,528      114,874            87,352         67,794
Other                                         261              307          384               452            987

Total Loans                              $679,039         $654,888     $592,198          $577,329       $577,351

NON-PERFORMING ASSETS

    Non-performing assets consist of non-performing loans, other real estate and other forms of repossessed assets. Non-performing loans are composed of: (1) loans on non-accrual status, (2) loans which are contractually past due 90 days or more as to interest or principal payments but have not been classified as non-accrual and (3) loans whose terms have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

    The Company's policy with regard to non-accrual loans varies by the type of loan involved. Generally, commercial, financial and agricultural loans are placed on non-accrual status when they are 90 days past due unless they are well secured and in the process of collection, or when management determines that the complete recovery of principal and interest is in doubt. As a matter of general policy, installment loans are charged off after they become 120 days past due unless they are well secured and in the process of collection; however, in some instances, installment loans are classified as non-accrual when payments are past due 120 days. Residential mortgage loans are not generally placed on non-accrual status unless it is determined that the value or marketability of real estate securing the loans has deteriorated to the point that a potential loss of principal or interest exists. Once a loan is placed on non-accrual status, interest is recorded only as received and only if the loan principal is deemed fully collectible. Interest payments received on loans not deemed fully collectible are applied against the principal balance until management determines that the principal balance is fully collectible. Interest previously accrued on non-accrual loans which has not been paid is reversed and charged against income during the period in which the loan is placed on non-accrual status. Interest on restructured loans is only recognized in current income at the renegotiated rate and then only to the extent that such interest is deemed collectible.

    Non-performing assets were $7,010,000 at December 31, 1997. This represents a decrease of $23,000 from $7,033,000 at December 31, 1996. Non-performing loans increased $450,000 since December 31, 1996 to $5,789,000 at December 31, 1997. The 1997 decrease in non-performing assets was primarily the result of the sale of certain OREO properties.

    Other real estate net of transfers, losses and write-downs, decreased $409,000 since December 31, 1996 to $1,067,000 at December
31, 1997.

    Non-accrual loans increased $1,046,000 from $3,792,000 at December 31, 1996 to $4,838,000 at December 31, 1997. Management continually evaluates the adequacy of the collateral on non-performing loans and charges off that portion of the loan not considered recoverable.

    Management considers restructuring a loan when the facts and circumstances indicate that working with the borrower will maximize potential for principal repayment while minimizing the risk of loss. At December 31, 1997 the Company had no restructured loans.

The following table presents information concerning non-performing assets:

                                                                 ($000 Omitted)

December 31,                                                    1997          1996         1995       1994        1993
Commercial Loans
Non-Accrual                                                     $3,887        $3,425       $4,191     $13,951     $32,299
Past Due 90 Days and Still Accruing                                424            45          387       1,053       1,430
Restructured                                                        --           133          138       2,656       1,476
Total Non-Performing Commercial                                  4,311         3,603        4,716      17,660      35,205

Residential Mortgage Loans
Non-Accrual                                                        783           180          334         188         406
Past Due 90 Days and Still Accruing                                389           946          491       1,172       1,255
Total Non-Performing Residential Mortgage                        1,172         1,126          825       1,360       1,661

Installment Loans
Non-Accrual                                                        168           187           46          --          --
Past Due 90 Days and Still Accruing                                138           423          325         405         282

Total Non-Performing Installment                                   306           610          371         405         282

Total Non-Performing Loans                                       5,789         5,339        5,912      19,425      37,148
Other Real Estate                                                1,067         1,476        3,784      10,319       2,750
Repossessed Assets - Other                                         154           218           76         178         606

Total Non-Performing Assets                                     $7,010        $7,033       $9,772     $29,922     $40,504

Non-Performing Assets as a Percent of Total Loans-
 Net of Unearned Income                                           1.03%        1.07%        1.65%       5.18%       7.02%

Non-Performing loans as a Percent of Total Loans-
 Net of Unearned Income                                            .85%         .82%        1.00%       3.36%       6.43%

    Of the $4.8 million of loans in non-accrual status as of December 31, 1997, approximately $3.8 million represents loans which are secured, primarily by real estate.

    At December 31, 1997, the allowance for loan losses as a percent of total non-performing loans was 221.6 percent which represents a slight decrease from
232.1 percent at December 31, 1996.

    In addition to the total non-performing loans set forth above, other "classified" loans were $8.0 million at December 31, 1997, compared to $15.6 million at December 31, 1996. These are loans for which management has information which indicates that the borrower may not be able to comply with present payment terms. Since there is some doubt about the ability of these borrowers to comply with payment terms, management has taken these loans under greater consideration in determining the adequacy of the allowance for loan losses.

CAPITAL

    At December 31, 1997, and 1996, stockholders' equity was $88.3 million and $85.4 million, respectively. This represents an increase of $2.8 million, or 3.3%. This compares to an increase of $2.4 million, or 2.9%, for 1996 versus 1995. The 1997 increase primarily represents the retention of $6.5 million of earnings in 1997. During 1997, the Company paid $4.9 million in dividends, or $.54 per share, and purchased approximately 328,500 shares of treasury stock at an aggregate cost of $5.9 million. The adequacy of the Company's capital is reviewed by management on an ongoing basis in relation to the size, composition and quality of the Company's resources and in conjunction with regulatory guidelines and industry standards.

    In early 1990, United States bank regulators issued revised guidelines with respect to the capital adequacy of banks and bank holding companies. These guidelines supplement the existing definitions of capital for regulatory purposes and establish minimum capital standards related to the level of assets and off-balance sheet exposures, adjusted for credit risk. Specifically, the guidelines categorize assets on and off-balance sheet into four risk-weightings and require banking institutions to maintain minimum ratios of capital to risk-weighted assets. Tier 1 capital is essentially comprised of tangible stockholders' equity for common stock and certain perpetual preferred stock. Total Capital includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock that does not qualify as Tier 1. The regulatory minimum for Tier 1 capital is 4.0% of risk-adjusted assets while the minimum for Total Capital is 8.0%.

    The Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Federal Deposit Insurance Corporation Improvement Act (FDICIA) are laws enacted that have or will change various aspects of the banking industry (see
Note 13 to the financial statements). In part these laws deal with regulatory oversight and reporting.

The following table sets forth the Company's risk based capital ratios as of December 31, 1997 and 1996, and the related minimum regulatory guidelines:

                      Evergreen         Evergreen        Minimum
  Regulatory          Bancorp, Inc.     Bancorp, Inc.    Regulatory
    Ratios            Dec. 31, 1997     Dec. 31, 1996    Guidelines

Leverage              8.6%              9.2%             3.0%
Tier 1 Capital        13.5              13.7             4.0
Total Capital         14.8              14.9             8.0

Rate of Internal Capital Generation
                                1997      1996      1995
Return on Average Assets         1.16%     1.16%      .99%
Average Equity to
   Average Assets                8.88      9.44      9.29
Return on Average Equity        13.10     12.28     10.61
Earnings Retention Ratio        57.01     61.42     74.70
Internal Capital
   Generation Ratio<F1>          7.47      7.54      7.93


<F1> Return on average equity times the earnings retention ratio equals the internal capital generation ratio.

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

    Other sources of liquidity include repayment of loans and the federal funds market (a system that banks use to trade surplus funds). There is also balance sheet liquidity in the form of assets that can collateralize securities to be offered for sale or borrowings. The Company has the availability to borrow up to $90.1 million from the Federal Home Loan Bank of New York (FHLB) (upon purchase of required FHLB stock) through its line of credit program. In addition, the bank is eligible to borrow up to 30% of assets under the FHLB advance program subject to FHLB stock level requirements, collateral requirements and individual advance approvals based on FHLB credit standards. The Company also has the availability to borrow up to $11.6 million at the Federal Reserve Discount Window along with informal federal funds purchase agreements with correspondent banks of up to $30.5 million. When the Company experiences a net outflow of funds, maturing investments are not reinvested until sufficient excess funds are available. The Company sold on average $22.7 million daily in federal funds during 1997. In contrast, purchases and other short-term borrowings averaged $6.1 million during 1997. Net cash provided by operating activities was $17.0 million for 1997 as compared to $15.3 million for 1996. Net cash used by investing activities was $112.7 million in 1997 compared to net cash used of $49.3 million in 1996. This is primarily a result of increased purchases of securities available for sale and held to maturity of $96.1 million, compared to the prior year. Net cash provided by financing activities increased $19.6 million to $66.2 million in 1997. This increase is primarily a result of a $23.4 million increase in short-term borrowings. The level of cash and cash equivalents was $26.6 million at December 31, 1997.

    The Parent Company (see Note 18 to the financial statements) held cash and liquid assets of $3.1 million at December 31, 1997.

ASSET/LIABILITY MANAGEMENT

    The Company, in order to insure that the risk to earnings from changes in interest rates is maintained within acceptable limits, manages these risks through its Asset/Liability management function.

    Asset/Liability management at Evergreen consists primarily of interest rate sensitivity "gap" analysis and simulations of net interest income under alternative balance sheet structures incorporating a "rate shock" to measure earnings volatility due to an immediate increase or decrease in market interest rates of up to 200 basis points. The Company has established guidelines for acceptable levels of interest rate risk and monitors the effects of changing interest rates and potential changes in interest rates on a continuous basis under the supervision of the corporate Asset/Liability Committee.

The following table shows the interest rate sensitivity gaps as of December 31, 1997:

                                                                                      ($000 Omitted)
                                                                      Balance Maturing or Subject to Repricing
                                                                               After 3 Mo.  After 1 Year
                                                                Within         But Within   But Within    After
                                                                3 Months       1 Year       5 Years       5 Years      Total
at December 31, 1997
Interest-Earning Assets:
Securities Available for Sale at Amortized Cost                 $ 44,963       $ 44,092     $143,141      $ 14,371     $  246,567
Securities Held to Maturity                                        7,664         14,086        7,915         4,990         34,655
Total Loans                                                      202,778        120,788      266,608        88,865        679,039
Other Earning Assets                                                 162             --           --           --             162
Total Interest-Earning Assets                                   $255,567       $178,966     $417,664      $108,226     $  960,423
Excess Fair Value Over Cost of  Securities
  Available for Sale                                                                                                        1,678
Other Assets                                                                                                               48,060
Total Assets                                                                                                           $1,010,161
Interest-Bearing Liabilities:
Savings, Interest Checking and MMDA                             $138,113       $     --     $201,357      $     --     $  339,470
Time Deposits                                                    138,379        141,322      129,140         3,020        411,861
Short-Term Debt                                                   27,108            100             --          --         27,208
Long-Term Debt                                                       245            215       17,809         7,441         25,710
     Total Interest-Bearing Liabilities                         $303,845       $141,637     $348,306      $ 10,461     $  804,249
Demand Deposits                                                                                                           102,345
Other Liabilities & Equity                                                                                                103,567
Total Liabilities & Equity                                                                                             $1,010,161
Interest Rate Sensitivity Gap                                   $(48,278)       $37,329     $ 69,358      $ 97,765

Cumulative Interest Rate Sensitivity Gap                        $(48,278)      $(10,949)     $58,409      $156,174     $  156,174

    Interest rate gap analysis provides a static viewpoint of the repricing characteristics of the entire balance sheet. It is prepared by scheduling assets and liabilities into time bands based on their next opportunity to reprice.

    In computing the interest rate sensitivity gap, securities available for sale and securities held to maturity are determined to reprice at the earlier of maturity (including scheduled monthly principal repayments and anticipated principal prepayments of securities collateralized by mortgages) or the contractual repricing date. Monthly amortization of fixed rate mortgage loans has been adjusted to reflect anticipated principal prepayments. All other loans are presented based on contractual terms. Savings, Interest Checking and Money Market Deposit Accounts are allocated based on management assumptions as to their interest rate sensitivity over an entire interest rate cycle even though they are subject to immediate withdrawal.

    At December 31, 1997 the Company exhibited a slightly negative, or liability sensitive, cumulative one year gap position. Consequently, if interest rates fall, and all other variables remained fixed, it may be assumed that net interest income would increase. Were rates to increase, net interest income might be expected to decrease if all other variables remained constant.

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

The following table sets forth the maturities of the Company's consolidated loan portfolio, excluding Real Estate Mortgage, Installment, and Other Loans (loans are categorized based on the contract time period rather than based on when the loan reprices):

                                                     ($000 Omitted)

                                                                      Within        Within         After
Loans at December 31, 1997, Maturing:                                 1 Year<F1>    1 to 5 Years   5 Years     Total
Commercial                                                            $ 51,916      $ 87,802       $ 93,067    $ 232,785
Real Estate Construction                                                 1,502            --              --       1,502

Total                                                                 $ 53,418      $ 87,802       $ 93,067    $ 234,287
Loans Maturing After 1 Year:
With Pre-Determined Interest Rate                                                                              $  33,559
With Floating Interest Rate                                                                                      147,310

Total                                                                                                          $ 180,869

<F1> Includes demand loans having no stated schedule of prepayments and no stated
     maturity and certain time loans that, in the ordinary course of business, will be renewed, in whole or in part as to principal amount, at interest rates prevailing at the date of renewal.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    A derivative financial instrument includes futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. The Company currently does not enter into futures, forwards, swaps, or options. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by the Company. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the customer to a third party up to a stipulated amount and with specified terms and conditions.

    Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Company until the instrument is exercised.

    The Company's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a reduction in future net interest income and/or a decrease of current fair market values. The objectives are to measure the effect on net interest income in order to appropriately adjust the balance sheet to minimize the inherent risk and at the same time maximize income. Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include the standard GAP report and interest rate shock simulation reports. The Company has no market risk sensitive instruments held for trading purposes. Management believes the Company's market risk is reasonable at this time.

The following table presents the scheduled maturity of market risk sensitive instruments at December 31, 1997:

                                                                ($000 Omitted)

Table of Market Risk Sensitive Instruments
Maturing in:                                       Year 1     Year 2     Year 3      Year 4     Year 5     Thereafter  Total
Assets
Securities                                         $110,805   $ 74,674   $ 49,765    $19,833    $ 6,784    $ 21,039    $282,900
Loans                                               189,904     95,072     74,097     62,763     38,392     218,811     679,039

Total                                              $300,709   $169,746   $123,862    $82,596    $45,176    $239,850    $961,939

Liabilities
Savings, Interest Checking and
    Money Market Deposits                          $138,113   $201,357   $     --    $    --    $    --    $     --    $339,470
Time Deposits                                       279,701     89,462     25,950      8,600      5,128       3,020     411,861
Short-Term Borrowings                                27,208         --         --         --         --          --      27,208
Long-Term Borrowings                                    460        487      6,604     10,347        371       7,441      25,710

Total                                              $445,482   $291,306   $ 32,554    $18,947    $ 5,499    $ 10,461    $804,249


Table of Market Sensitive Instruments                         Total          Average Interest Rate    Estimated Fair Value
Assets
Securities                                                    $282,900       6.87%                    $283,831
Loans                                                          679,039       8.89                      671,630

Liabilities
Savings, Interest Checking and Money Market Deposits          $339,470       2.78%                    $339,470
Time Deposits                                                  411,861       5.61                      411,663
Short-Term Borrowings                                           27,208       6.21                       27,208
Long-Term Borrowings                                            25,710       6.39                       26,072

CAPITAL EXPENDITURES AND COMMITMENTS

    During 1997, the Company incurred approximately $2.9 million in capital expenditures. These expenditures included $1.3 million spent on two new branch locations in the Capital Region of New York State, the relocation of a third branch in that region and additional improvements to the regional headquarters in Latham, New York. The balance of capital expenditures was utilized to purchase data processing equipment and software, upgrade teller platforms, replace company vehicles, purchase ATM's and improve building facilities. Capital expenditures of $3.3 million in 1996 consisted of substantially the same type of items as 1997 with the exception of the purchase and refurbishing of the Latham, New York branch and regional headquarters totaling $1.8 million.

    The Company has committed to certain capital expenditures as of December 31, 1997. The Company anticipates the opening of two new branches in 1998, requiring $0.8 million in capital expenditures. In addition, technology improvements are anticipated to cost $0.5 million while general branch and facilities upgrades and furniture/fixtures and equipment expenditures are estimated at $0.6 million during 1998.

    Like other financial institutions, the Company expects to incur substantial costs to assure that its computer operating systems are Year 2000 compliant. The Company has developed a detailed plan, involving senior management, staff and outside vendors, designed to bring the Company into compliance by December 1998.

    As part of the Year 2000 compliance program, management has determined that the Company should convert core computer systems and change item processing vendors during 1998. The new systems will enhance the Company's computer and item processing capabilities and will provide for a base operating system that is Year 2000 compliant. Capitalized costs resulting from the conversions are expected to approximate $0.9 million. In addition, one-time expenses related to the conversions are estimated to total approximately $0.4 million in 1998. These preliminary cost estimates will change as the Company enters into contracts with outside vendors and as assessments of the project are modified.

 DESCRIPTION OF BUSINESS

    Evergreen Bancorp, Inc. is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. It is regulated and supervised by the Board of Governors of the Federal Reserve System. The Company has as its principal assets, the outstanding shares of Evergreen Bank, N.A. Outside of its ownership of Evergreen Bank, N.A., the Company owns only a nominal amount of assets, including an inactive venture capital subsidiary.

    Evergreen Bank, N.A.'s principal banking office is located at 237 Glen Street, Glens Falls, New York. In addition it operates 25 branches located in eight counties in northeastern New York State as well as drive-in facilities in Glens Falls and Granville and a separate operations center in downtown Glens Falls. At December 31, 1997 Evergreen Bank, N.A. had assets of $1,002.1 million, deposits of $853.7 million and equity of $83.4 million.

    Evergreen Bank, N.A. is a member of the Federal Reserve System and is subject to regulations and supervision by the Federal Reserve and the Office of the Comptroller of the Currency. Through Evergreen Bank, N.A., the holding company engages in commercial and retail banking as well as trust services. A complete range of banking services is provided including all forms of demand deposits, time deposits and repurchase agreements as well as installment, residential mortgage and business loans.

    Evergreen Bank, N.A. offers safe deposit facilities, night depository, debit and credit cards and collection services. In addition, Evergreen Bank, N.A. facilitates municipal bond transactions for customers and provides computer services with respect to payroll processing and account reconciliation.

CONSOLIDATED STATEMENTS OF INCOME
                                                                                                    ($000 Omitted)
                                                                                                (Except Per Share Data)
For the year ended December 31,                                                            1997             1996        1995

Interest Income
Interest and Fees on Loans                                                                 $58,692          $56,794     $52,971
Interest and Dividends on Securities Available
 for Sale and Held to Maturity:
   U.S. Government and Agency Obligations                                                   15,212           11,369      10,550
   State and Municipal Obligations                                                             872            1,095       1,718
   Other                                                                                       438              459         554
Interest on Balances with Banks                                                                 23                4          17
Interest on Federal Funds Sold                                                               1,239              812       1,361
Total Interest Income                                                                       76,476           70,533      67,171

Interest Expense
Interest on Deposits:
   Regular Savings, Interest Checking and
     Money Market Deposit Accounts                                                           9,612            9,495       9,801
   Certificates of Deposit (in Denominations of
     $100,000 or More)                                                                       5,060            3,713       3,492
   Other Time                                                                               17,454           14,356      12,873
Interest on Short-Term Borrowings                                                              307              181         532
Interest on Long-Term Debt                                                                   1,652            1,604         874
Total Interest Expense                                                                      34,085           29,349      27,572
Net Interest Income                                                                         42,391           41,184      39,599
Provision for Loan Losses                                                                    1,710            1,440       1,800
Net Interest Income after Provision for Loan Losses                                         40,681           39,744      37,799

Other Income
Trust Department Income                                                                      2,587            2,382       2,213
Service Charges on Deposit Accounts                                                          2,897            2,812       2,791
Net Gain/(Loss) on Security Transactions                                                         9               (6)       (137)
Other                                                                                        1,538            1,199       1,357
Total Other Income                                                                           7,031            6,387       6,224

Other Expense
Salaries and Employee Benefits                                                              16,141           16,041      15,809
Data Processing                                                                              2,381            2,421       2,092
Professional Services                                                                        1,154            1,114       1,659
Net Occupancy Expense of Bank Premises                                                       2,356            2,009       2,017
Furniture and Equipment Expense                                                              2,001            1,856       1,852
Net Loss/(Gain) on Other Real Estate                                                            27              (86)        781
Other                                                                                        6,857            6,788       8,390
Total Other Expense                                                                         30,917           30,143      32,600

Income Before Income Taxes                                                                  16,795           15,988      11,423
Income Tax Expense                                                                           5,468            5,675       3,043

Net Income                                                                                 $11,327          $10,313     $ 8,380

Average Shares Outstanding                                                                   8,995            9,229       9,430
Basic Earnings Per Share                                                                   $  1.26          $  1.12     $   .89
Diluted Earnings Per Share                                                                 $  1.24          $  1.11     $   .88


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                        ($000 Omitted)
As of December 31,                                                                          1997                     1996
Assets
Cash and Cash Equivalents:
    Cash and Due from Banks                                                                 $   26,596               $ 33,430
    Federal Funds Sold                                                                              --                 22,700
Total Cash and Cash Equivalents                                                                 26,596                 56,130

Securities Available for Sale                                                                  248,245                177,140
Securities Held to Maturity                                                                     34,655                 20,028

Loans                                                                                          680,878                659,153
Less: Allowance for Loan Losses                                                                (12,831)               (12,393)
Less: Unearned Income                                                                           (1,839)                (4,265)
Net Loans                                                                                      666,208                642,495

Bank Premises and Equipment, Net                                                                16,308                 15,278
Other Real Estate Owned                                                                          1,067                  1,476
Other Assets                                                                                    17,082                 16,102

Total Assets                                                                                $1,010,161               $928,649

Liabilities
Deposits:
    Demand                                                                                  $  102,345               $ 92,737
    Regular Savings, Interest Checking Accounts and Money
         Market Deposit Accounts                                                               339,470                350,762
    Certificates of Deposit (In Denominations of $100,000 or More)                             110,189                 79,808
    Other Time                                                                                 301,672                277,549
Total Deposits                                                                                 853,676                800,856

Short-Term Borrowings                                                                           27,208                  3,846
Accrued Taxes and Other Liabilities                                                             15,311                 12,270
Long-Term Debt                                                                                  25,710                 26,238

Total Liabilities                                                                              921,905                843,210

Stockholders' Equity
Common Stock $3.33 Par Value: Shares Authorized 20,000,000,
    Shares Issued 9,633,966 in 1997 and 1996                                                    32,113                 32,113
Surplus                                                                                          6,787                  6,787
Undivided Profits                                                                               59,225                 53,149
Market Over Cost of Securities Available For Sale Net
    of Deferred Tax                                                                              1,007                     24
Common Stock Subscribed by ESOP                                                                   (640)                  (808)
Treasury Stock (727,256 shares in 1997 and 514,158 shares in 1996)                             (10,236)                (5,826)

Total Stockholders' Equity                                                                      88,256                 85,439

Total Liabilities and Stockholders' Equity                                                  $1,010,161               $928,649

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                           ($000 Omitted)
                                                                             Market         Common
                                                                             Over/(Under)   Stock
                                        Common                  Undivided    Cost of        Subscribed   Treasury
                                        Stock       Surplus     Profits      Securities     By ESOP      Stock       Total

Balance at December 31, 1994            $  15,884   $   6,141   $  56,811    $ (3,857)      $ (1,120)    $   (258)   $  73,601
   Net Income--1995                            --          --       8,380          --             --           --        8,380
   Cash Dividends
     ($.23 per share)                          --          --      (2,126)         --             --           --       (2,126)
   Stock Issued (91,460 shares)               152         539          --          --             --           --          691
   Purchase of Treasury Stock
     ( 205,818 shares)                         --          --          --          --             --       (1,985)      (1,985)
   Stock Vested in ESOP                        --          --          --          --            153           --          153
   Change in Valuation
     Allowance on Securities
     Available for Sale                        --          --          --       4,331             --           --        4,331

Balance at December 31, 1995               16,036       6,680      63,065         474           (967)      (2,243)      83,045
   Net Income--1996                            --          --      10,313          --             --           --       10,313
   Cash Dividends
     ($.43 per share)                          --          --      (3,979)         --             --           --       (3,979)
   Stock Issued (12,000 shares)                21         107          --          --             --           --          128
   Two-for-One Stock Split                 16,056          --     (16,056)         --             --           --           --
   Stock Grants, Awards and Options
     Exercised (75,392 shares)                 --          --        (194)         --             --          803          609
   Purchase of Treasury Stock
     ( 345,012 shares)                         --          --          --          --             --       (4,386)      (4,386)
   Stock Vested in ESOP                        --          --          --          --            159           --          159
   Change in Valuation
     Allowance on Securities
     Available for Sale                        --          --          --        (450)            --           --         (450)

Balance at December 31, 1996               32,113       6,787      53,149          24           (808)      (5,826)      85,439
   Net Income--1997                            --          --      11,327          --             --           --       11,327
   Cash Dividends
     ($ .54 per share)                         --          --      (4,869)         --             --           --       (4,869)
Stock Grants, Awards and Options
     Exercised (115,402 shares)                --          --        (382)         --             --        1,467        1,085
   Purchase of Treasury Stock
     (328,500 shares)                          --          --          --          --             --       (5,877)      (5,877)
   Stock Vested in ESOP                        --          --          --          --            168           --          168
   Change in Valuation
     Allowance on Securities
     Available for Sale                        --          --          --         983             --           --          983

Balance at December 31, 1997            $  32,113   $   6,787   $  59,225   $   1,007      $    (640)    $(10,236)   $  88,256

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    ($000 Omitted)
For the Year Ended December 31,                                                         1997             1996          1995
Cash Flows from Operating Activities:
Net Income                                                                              $  11,327        $  10,313     $   8,380

Adjustments to Reconcile Net Income to Net Cash Provided
by Operating Activities:
Net Change in Unearned Loan Fees                                                               53               50            52
Net Change in Other Assets and Other Liabilities                                            1,948            2,308           707
(Gain)/Loss on Sale of Loans, Securities and Other Real Estate                                (45)            (287)          136
(Increase)/Decrease in Net Deferred Tax Asset                                                (541)            (932)        1,489
Write-Down of Other Real Estate                                                               144              279           781
Loss on Disposition of Assets                                                                  36              164            --
Depreciation                                                                                1,791            1,533         1,515
Provision for Loan Losses                                                                   1,710            1,440         1,800
Amortization of Premiums & Accretion of Discounts
    on Securities, Net                                                                        583              433           214
Net Cash Provided By Operating Activities                                                  17,006           15,301        15,074

Cash Flows From Investing Activities:
Proceeds from Sales of Securities Available for Sale                                          532            6,753         8,404
Proceeds from Maturities of Securities Available for Sale                                  54,423           51,517        42,278
Purchases of Securities Available for Sale                                               (124,951)         (45,794)      (73,505)
Proceeds of Maturities of Securities Held to Maturity                                       7,230            8,077        23,021
Purchases of Securities Held to Maturity                                                  (21,903)          (4,996)      (10,361)
Proceeds from Sales of Loans                                                                2,596            3,124        18,480
Change in Check Overdraft Receivables                                                         (49)             223           331
Proceeds from Sales of Other Real Estate                                                    1,654            2,911         8,340
Net Increase in Loans                                                                     (29,376)         (67,838)      (44,754)
Capital Expenditures                                                                       (2,857)          (3,281)       (1,263)
Net Cash Used by Investing Activities                                                    (112,701)         (49,304)      (29,029)

Cash Flows From Financing Activities:
Net Increase in Deposits                                                                   52,820           50,632        14,403
Net Increase/(Decrease) in Short-Term Borrowings                                           23,362              586        (1,158)
Payments on Long-Term Debt                                                                   (360)          (7,078)         (341)
Proceeds from Issuance of Long-Term Debt                                                       --           10,000        13,500
Proceeds from Sale of Common or Treasury Stock                                              1,085              737           691
Payments for Purchase of Treasury Stock                                                    (5,877)          (4,386)       (1,985)
Dividends Paid                                                                             (4,869)          (3,979)       (2,126)
Net Cash Provided by financing Activities                                                  66,161           46,512        22,984
Net (Decrease)/Increase in Cash and Cash Equivalents                                      (29,534)          12,509         9,029
Cash and Cash Equivalents at Beginning of Year                                             56,130           43,621        34,592

Cash and Cash Equivalents at End of Year                                                $  26,596        $  56,130     $  43,621

Supplemental Disclosure of Cash Flows:
Interest Paid                                                                           $ 33,651         $  28,973     $  28,271
Taxes Paid                                                                              $  3,803         $   6,678     $   3,388

Certain properties which were foreclosed upon or title was otherwise transferred to the Company were transferred from loans to other real estate in the amount of $1,374,000, $589,000 and $2,586,000 in 1997, 1996, and 1995, respectively.

The Company borrowed $1,600,000 which was used to subscribe for common stock of the Company in 1990. Payments were made on the ESOP loan in the amount of $168,000, $159,000 and $153,000 in 1997, 1996 and 1995, respectively.

As a result of the adoption of SFAS No. 115, securities available for sale are recorded at fair value. The unrealized gain on these securities was $1,678,000 at December 31, 1997. The adjustment to stockholders' equity for the unrealized gain was $1,007,000 net of deferred income tax expense of $671,000 which is included as a decrease in the deferred tax asset. At December 31, 1996 securities available for sale had an unrealized gain of $41,000. The adjustment to stockholders' equity, net of deferred income tax expense of $17,000, was $24,000.

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

Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as securities held to maturity and carried at amortized historical cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains and losses reported, net of income taxes, as a separate component of stockholders' equity. Premiums are amortized and discounts accreted using a method which approximates the level-yield method. Gains or losses on security transactions are based on the adjusted cost of specific securities sold. Securities gains and losses are included in other income.

Loans

Loans are stated at the principal amount outstanding, net of unearned discount and deferred fees. Interest on loans is computed by methods which result in level rates of return on principal amounts outstanding. Net deferred fees are amortized as yield adjustments using methods that provide for a constant level-yield on the loan.

    Commercial loans which are 90 days past due are placed on non-accrual status unless they are well secured and in the process of collection, or when management determines that the complete recovery of principal and interest is in doubt. Installment loans are generally charged off after they become 120 days past due. Residential mortgage loans are not generally placed on non-accrual status unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Amortization of related deferred fees is suspended when a loan is placed on non-accrual status.

Allowance for Loan Losses

The allowance for loan losses is utilized to absorb losses in the loan portfolio. Provisions for loan losses are charged to operating expense and added to the allowance for loan losses. Losses are charged and recoveries are credited to the allowance for loan losses. In accordance with SFAS No. 114 and SFAS No. 118, the allowance on loans that are identified for evaluation by the standards, primarily commercial loans, is based on discounted cash flows using the initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The allowance is maintained at a level deemed appropriate by management to adequately provide for known and inherent risks in the present portfolio. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgements of information available to them at the time of examination.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization of bank premises and equipment and leasehold improvements are calculated primarily by the straight-line method over an estimated useful life ranging from 3 to 40 years for financial reporting purposes and by accelerated methods for income tax purposes.

Other Real Estate

Includes real estate held for sale which has been acquired through foreclosure or a similar conveyance of title. These assets are reported at the lower of the carrying value of the loan or the fair value less estimated costs to sell. Fair value is determined by appraisal of the asset. Any asset write down within 90 days of the date of acquisition is charged to the allowance for loan losses. Subsequent write down, gain or expense incurred is included in other non-interest expense.

Income Taxes

In accordance with SFAS No. 109, certain income and expense items are reported in different time periods for financial statement purposes, than for income tax purposes. Deferred income taxes are provided in recognition of such differences. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 125 (SFAS No.
125), which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. The Company adopted SFAS No. 125 as of January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on the consolidated financial statements.

Earnings Per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes Accounting Principals Board Opinion No. 15, "Earnings per Share," and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

    Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then shared in the earnings of the entity. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company adopted SFAS No. 128 and has reported and displayed EPS in accordance with the new Statement.

Statement of Cash Flows

Cash and cash equivalents as shown in the Consolidated Statements of Condition and Statements of Cash Flow consist of cash, balances due from banks and federal funds sold.

Financial Instruments

The Company is a party to certain financial instruments with offbalance sheet risk such as commitments to extend credit and standby letters of credit. The Company's policy is to record such instruments when funded.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In June 1997, the FASB issued Statement of Financial Accounting Standard No. 130 (SFAS No. 130), "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. This Statement is effective for both interim and annual periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in the first quarter of 1998.

   In June 1997, the FASB issued Statement of Financial Accounting Standard No. 131 (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in the first quarter of 1998.

NOTE 2 CASH BALANCES

Cash balances on deposit at the Federal Reserve to meet regulatory requirements amounted to $1,441,000 on December 31, 1997 and $7,207,000 on December 31, 1996.

NOTE 3 SECURITIES

The amortized cost and estimated fair value of securities available for sale at December 31, 1997 by maturity, are shown in the accompanying table. Securities available for sale are listed by contractual maturity except for collateralized mortgage obligations which are listed by average life. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

    Securities available for sale carried at $170,394,000 on December 31, 1997 and $159,197,000 on December 31, 1996 were pledged to secure public deposits, short-term repurchase agreements, and for other purposes.

    Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $532,000, $6,753,000, and $8,404,000 respectively. Gross gains of
$9,000, $31,000 and $31,000 were realized on those sales during 1997, 1996 and 1995, respectively. No gross losses were realized in 1997, and gross losses of $57,000 and $168,000 were realized during 1996 and 1995, respectively.


                                          ($000 Omitted)
                                                     Estimated
                                      Amortized      Fair
                                      Cost           Value
Due in one year or less               $  63,749      $ 63,889
Due after one year
   through five years                   112,352       112,995
Due after five years
   through ten years                     49,346        49,855
Due after ten years                       4,000         4,170
Mortgage-backed securities due
   after ten years                       17,120        17,336

Total                                 $ 246,567      $248,245



Securities Available For Sale at December 31, 1997, and 1996 were as follows:
                                                                          ($000 Omitted)
1997                                                 1996
                                          Gross         Gross       Estimated              Gross        Gross        Estimated
                             Amortized    Unrealized    Unrealized  Fair       Amortized   Unrealized   Unrealized   Fair
                             Cost         Gains         Losses      Value      Cost        Gains        Losses       Value
U.S. Government
   & Agency Obligations      $102,629     $1,008        $  3        $103,634   $ 33,049    $156         $ 18         $ 33,187
Mortgage-backed
   Securities                 141,792      1,144         452         142,484    141,021     803          858          140,966
Other Securities                2,146          3          22           2,127      3,029       2           44            2,987

Total                        $246,567     $2,155        $477        $248,245   $177,099    $961         $920         $177,140

Securities Held to Maturity at December 31, 1997 and 1996 were as follows:

                                                                        ($000 Omitted)
                                               1997                                             1996
                                       Gross        Gross       Estimated              Gross        Gross        Estimated
                          Amortized    Unrealized   Unrealized  Fair       Amortized   Unrealized   Unrealized   Fair
                          Cost         Gains        Losses      Value      Cost        Gains        Losses       Value
U.S. Government
   & Agency Obligations   $21,881      $141         $  5        $22,017    $ 9,046     $170         $--          $ 9,216
State & Political
   Subdivisions            12,774       795           --         13,569     10,982      818          --           11,800

Total                     $34,655      $936         $  5        $35,586    $20,028     $988         $--          $21,016

    The amortized cost and estimated fair value of Securities Held to Maturity at December 31, 1997 by maturity, are shown in the accompanying table. Securities Held to Maturity are listed by contractual maturity. Expected maturities will differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

    Securities Held to Maturity carried at $32,472,000 on December 31, 1997 and $17,744,000 on December 31, 1996 were pledged to secure public deposits, short-term repurchase agreements, and for other purposes.

    There were no proceeds from sales recorded during 1997, 1996 or 1995. During 1996, gross gains of $20,000 were realized on securities called prior to maturity.

($000 Omitted)
                                                     Estimated
                                        Amortized    Fair
                                        Cost         Value
Due in one year or less                 $ 1,382      $ 1,397
Due after one year
   through five years                    11,403       11,844
Due after five years
   through ten years                     15,557       15,881
Due after ten years                       6,313        6,464
Total                                   $34,655      $35,586

NOTE 4 LOANS

Loans at December 31, 1997 and 1996 were as follows:
                                             ($000 Omitted)
                                      1997         1996
Commercial                            $233,296     $225,420
Residential Mortgage                   310,839      283,664
Installment                            136,480      149,745
Other                                      263          324
                                       680,878      659,153
Less:
   Allowance for Loan Losses            12,831       12,393
   Unearned Income                       1,839        4,265
                                        14,670       16,658

Net Loans                             $666,208     $642,495


The following table presents information concerning non-performing loans:

                                       ($000 Omitted)
December 31,                   1997       1996       1995

Non-Accrual                    $ 4,838    $ 3,792    $ 4,571
Past Due 90 Days                   951      1,414      1,203
Restructured                        --        133        138

Total                          $ 5,789    $ 5,339    $ 5,912

    At December 31, 1997 and 1996 the recorded investment in loans considered to be impaired under SFAS No. 114 was $4,838,000 and $3,792,000, respectively. Included in these amounts is $724,000 and $586,000, respectively, of impaired loans for which the related allowance for credit losses is $310,000 and $134,000, respectively. Also included are $4,114,000 and $3,206,000, respectively of impaired loans, that as a result of write downs, do not have a specific allowance for credit losses. The average recorded investment in impaired loans during the years ended December 31, 1997, 1996 and 1995 was approximately $4,715,000, $4,151,000 and $10,708,000 respectively. For the years ended December 31, 1997, 1996 and 1995 the Company recognized interest income on impaired loans of $380,000, $342,000 and $41,000, respectively, using the cash basis method of income recognition.

    Interest that would have been recorded on the non-accrual and restructured loans had they remained current, would have been $603,000, $454,000, and $634,000, in 1997, 1996 and 1995, respectively. Of those amounts, $168,000,
$140,000, and $195,000 were recognized as interest income. There were no unused loan commitments on non-accrual or restructured loans at December
31, 1997.

    Certain directors and executive officers of the Company and its subsidiaries, including their immediate families and companies of which they were principal owners, had loan transactions with the subsidiary bank. Such loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as comparable loans made to others. Total loans to these persons and companies at December 31, 1997 and 1996, respectively, amounted to $11,305,000 and $11,800,000. During 1997,
$178,000 of new loans were made, and repayments of $673,000 were received.

NOTE 5 ALLOWANCES FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                                                                   ($000 Omitted)
                                                                                        1997           1996            1995
Balance at beginning of year                                                            $12,393        $12,115         $18,752
Provision for loan losses                                                                 1,710          1,440           1,800
Recoveries during period                                                                    941            552           1,101
Losses charged to allowance                                                              (2,213)        (1,714)         (9,538)
Balance at end of year                                                                  $12,831        $12,393         $12,115

NOTE 6 BANK PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1997 and 1996 were as follows:
                                                                                                            ($000 Omitted)
                                                                                                         1997          1996
Land                                                                                                     $  2,230      $  2,230
Buildings                                                                                                  16,267        16,342
Furniture, fixtures and equipment                                                                          13,514        11,762
                                                                                                           32,011        30,334
Less accumulated depreciation                                                                             (15,703)      (15,056)
Premises and equipment, net                                                                              $ 16,308      $ 15,278
Depreciation expense amounted to $1,791,000 in 1997, $1,533,000 in 1996, and $1,515,000 in 1995.

NOTE 7 TIME DEPOSITS

As of December 31, 1997, contractual maturities of time deposits were as follows:

                                               ($000 Omitted)
1998                                           $279,701
1999                                             89,462
2000                                             25,950
2001                                              8,600
2002                                              5,128
2003 and years thereafter                         3,020
                                               $411,861

NOTE 8 SHORT-TERM BORROWINGS

Short-term interest bearing liabilities, including Securities Sold Under
Agreements to Repurchase, with maturities of less than one year and their related average interest rates for the years ended December 31, 1997, 1996 and
1995 were as follows:
                                                                              ($000 Omitted)

                                                       1997                      1996                     1995
                                                              Average                  Average                 Average
Amount outstanding at December 31,               Amount       Int. Rate    Amount      Int. Rate    Amount     Int. Rate

Federal Funds Purchased                          $19,100      6.81%        $    --       --%        $    --      --%
Securities Sold Under Agreement
     to Repurchase                                 5,626      4.59           1,016     4.85             400    5.23
Other                                              2,482      5.25           2,830     5.15           2,860    5.15

Total                                            $27,208      6.21%        $ 3,846     5.07%        $ 3,260    5.16%

Maximum amount outstanding at
     any month end                               $27,208      6.21%        $14,997     5.55%        $13,225    5.63%

Average amount outstanding
     during the year                             $ 6,073      5.06%        $ 3,536     5.12%        $ 8,220    6.47%

The underlying securities associated with securities sold under agreement to repurchase are under the control of the company.

NOTE 9 LONG-TERM DEBT

Long-term debt at December 31, 1997 and 1996 consisted of:

                                            ($000 Omitted)
                                        1997            1996

Fixed Rate Note                         $    --         $    96
Federal Home Loan Bank                   25,070          25,334
ESOP Loan                                   640             808

Total long-term debt                    $25,710         $26,238


As of December 31, 1997, contractual principal payments
due under long-term debt were as follows:
                                               ($000 Omitted)
1998                                           $     460
1999                                                 487
2000                                               6,604
2001                                              10,347
2002                                                 371
2003 and years thereafter                          7,441

    The ESOP loan is an adjustable rate loan which carried a rate of 8.50% at December 31, 1997, and matures in the year 2000. The Federal Home Loan Bank of New York debt consists of four separate advances with terms as follows: a $6,000,000 note with a fixed rate of 5.94% maturing in December of the year 2000; an amortizing advance with a current balance of $7,082,000 with a rate of 6.67% and a final maturity in October of the year 2005; an amortizing advance with a current balance of $1,988,000, a rate of 6.97% and a final maturity in April of the year 2009; and a $10,000,000 note with a fixed rate of 6.44% which matures in November of the year 2001. The fixed rate note, issued in connection with the purchase of an operational facility, was paid off in February, 1997.


NOTE 10 INCOME TAXES

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

                                                                                                    ($000 Omitted)
Year Ended December 31,                                                             1997               1996              1995
Current tax expense:
Federal                                                                             $5,489             $5,190            $1,162
State                                                                                  520              1,417               392
Total current tax expense                                                            6,009              6,607             1,554
Deferred Federal tax (benefit)/expense                                                (541)              (932)            1,489

Total income tax expense                                                            $5,468             $5,675            $3,043

A reconciliation of tax expense at the statutory rate to the income tax expense included in the Consolidated Statement of Income for the years ended December 31, 1997, 1996 and 1995, is as follows:

                                                                                     ($000 Omitted)
                                                                   1997                    1996                    1995
                                                                        % Pretax               % Pretax                % Pretax
                                                             Amount     Income      Amount     Income      Amount      Income
Tax expense at statutory rate                                $ 5,878    35%         $ 5,596    35%         $ 3,851     34%
Effect of tax exempt interest income                            (295)   (1)            (408)   (3)            (699)    (6)
State income taxes, net of federal
     income tax benefit                                          338     2              921     6              259      2
Deferred tax asset valuation
     reserve decrease                                           (487)   (3)            (143)   (1)            (425)    (3)
Other, net                                                        34    --             (291)   (2)              57     --
Total income tax expense                                     $ 5,468    33%         $ 5,675    35%         $ 3,043     27%

    Under SFAS No. 109, the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997, 1996 and 1995 were as follows:

                                                                          ($000 Omitted)
                                                1997                           1996                           1995
                                      Deductible     Taxable        Deductible     Taxable       Deductible       Taxable
                                      Temporary      Temporary      Temporary      Temporary     Temporary        Temporary
                                      Differences    Differences    Differences    Differences   Differences      Differences
Pension and deferred
    remuneration                      $2,915         $  --          $ 2,598        $   --        $ 2,235          $  --
Deferred loan fees, net                  192            --              211            --            394             --
Provision for loan losses              4,059            --            3,906            --          3,700             --
Valuation of other real estate            25            --              415            --            395             --
Lease financing                           --            --               --            --             --             14
Depreciation                              --           381               --           372             --            351
Prepaid expenses                          --           183               --           183             --            291
Other, net                               289            --              287            --              5             --
Total                                  7,480           564            7,417           555          6,729            656
Valuation reserve                       (824)                        (1,311)           --         (1,454)            --
Deferred tax asset                     6,656            --            6,106            --          5,275             --
Deferred tax liability                    --         $ 564               --        $  555             --          $ 656
Net deferred tax asset
    at December 31,                    6,092                          5,551                        4,619
Net deferred tax asset
    at January 1,                      5,551                          4,619                        6,108

Deferred tax benefit/(expense)
    year ended December 31,           $  541                        $   932                      $(1,489)

    The net deferred tax asset, as shown above, does not include the deferred tax liability of $671,000, $17,000, and $316,000 at December 31, 1997, 1996, and
1995 respectively related to the tax effects of the unrealized appreciation in the securities available for sale portfolio.

    The valuation reserve, established by management at December 31, 1997, 1996 and 1995 considered the historical level of taxable income in the prior years as well as the time period that the items giving rise to the net deferred tax asset will turn around. The net deferred tax asset at December 31, 1997, 1996 and 1995 does not reflect the potential state deferred tax benefit of the net deductible temporary differences noted above.

NOTE 11 OTHER OPERATING EXPENSE

The components of Other Operating Expense are as follows:
                                       ($000 Omitted)
                                1997       1996       1995
FICO/FDIC Insurance             $  102     $    2     $1,065
Advertising                        877        907        729
Supplies and printing              864        819      1,038
Other                            5,014      5,060      5,558
Total                           $6,857     $6,788     $8,390

NOTE 12 DIVIDEND RESTRICTIONS

Under the National Bank Act, the approval of the Office of the Comptroller of the Currency ("OCC") is required if dividends declared by a subsidiary bank in any year exceed the net profits of that year, as defined, combined with the retained net profit for the two preceding years. At December 31, 1997, the Company's subsidiary bank could, without approval of the OCC, declare dividends aggregating $3,116,000, plus 1998 income.

NOTE 13 STOCKHOLDERS' EQUITY

The Company has established stock option plans under which nonqualified and incentive stock options may be granted to employees and directors for the purchase of the Company's stock at fair value as of the date of the grant. All stock options have ten year terms and, except for a one time grant of "opportunity shares" made in 1996, vest and become exercisable one year from the date of grant. Opportunity shares became exercisable on November 24th, 1997 when the closing price of the Company's stock equaled or exceeded $20.75 for three consecutive days. At December 31, 1997 there were 490,463 options outstanding, of these 384,513 are exercisable. At December 31, 1997, there were 674,866 additional shares available for grant under the plans.

The following table summarizes information about stock options as of December 31,:

                                                1997                         1996                           1995
                                                  Weighted                         Weighted                       Weighted
                                                  Average                          Average                        Average
                                     Shares       Exercise Price     Shares        Exercise Price      Shares     Exercise Price
Outstanding at
     beginning of year               546,432      $ 10.40            367,800       $  7.42             382,300    $7.27
Granted                              109,450        15.62            248,932         13.88              65,000     8.06
Exercised                           (115,171)        9.38            (70,300)         7.16             (77,500)    7.19
Forfeited                            (50,248)       15.66                 --            --              (2,000)    7.65
Outstanding at end of year           490,463      $ 11.26            546,432       $ 10.40             367,800    $7.42


The following table summarizes information about stock options at December 31, 1997:

                                   Options Outstanding                                     Options Exercisable
                                        Weighted Average        Weighted                                    Weighted
Range of              Number            Remaining               Average               Number                Average
Exercise Prices       Outstanding       Contractual Life        Exercise Price        Outstanding           Exercise Price
$5-8                  118,750           5.9 years               $ 7.00                118,750               $ 7.00
$8-12                 185,250           7.1 years                 9.55                185,250                 9.55
$12-16                186,463           9.0 years                15.67                 80,513                15.75

 Total                490,463           7.5 years               $11.26                384,513               $10.06


    The per share weighted average fair value of stock options granted during 1997 and 1996 was $3.98 and $3.71 on the date of grant using the Black Scholes option pricing model. The weighted average assumptions used for 1997 and 1996 included an expected dividend yield of 2.61% and 3.63%, respectively, risk free interest rates of 6.37% and 5.64%, respectively, expected lives of 5.0 and 4.9 years, respectively, and an expected stock volatility of 28.8% and 32.8%, respectively.

    The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly no compensation cost has been recognized in the consolidated financial statements for stock options granted. Had the Company recorded compensation costs based on the estimated fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share, net of tax effect, would have been reduced to the pro forma amounts indicated below:

                                       ($000 Omitted)
                                    (Except Per Share Data)
                                 1997       1996      1995

Net Income - As Reported         $11,327    $10,313   $ 8,380
Net Income - Pro Forma            11,066      9,758     8,320
Earnings Per Share:
   Basic Earnings Per Share
Net Income - As Reported            1.26       1.12       .89
Net Income - Pro Forma              1.23       1.06       .88
   Diluted Earnings Per Share
Net Income - As Reported            1.24       1.11       .88
Net Income - Pro Forma              1.21       1.05       .88

    Pro forma net income and earnings per share reflect all options granted in 1997, 1996, and 1995 as if they vested within one year. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is reflected in the pro forma amounts presented.

    During 1996 the Company granted certain executive officers the right to receive 16,000 shares of common stock. In accordance with the terms of the grant the officers received 1/3 of the shares granted during 1997 and will receive 1/3 of the shares granted in each 1998 and 1999 depending on their continued employment through those years.

    On July 18, 1996 the Company indicated its intent to repurchase up to 4% of issued shares or approximately 386,000 shares, at market prices. Under the program, shares were repurchased from time to time, at management's discretion, in the open market. The Company completed this program in the third quarter of 1997 having purchased 385,500 shares at an aggregate cost of $6,168,000, effectively completing the July 1996 program.

    On October 16, 1997 the Company announced a new repurchase program, authorizing purchases of an additional 5% of issued shares or approximately 482,000 shares at market prices. Since the implementation of the program the Company has purchased 57,000 shares at a cost of $1,352,000.

    On August 15, 1996 the Company's Board of Directors approved a two-for-one stock split effected in the form of a 100% stock dividend. The effect of the transaction on the Consolidated Statements of Financial Condition was to increase common stock and reduce retained earnings by $16,056,000.

    The closing market price per share for the Company's stock was $24.88 at December 31, 1997.

The following table shows the reconciliation of basic to diluted earnings per share:
                                                                                                          ($000 Omitted)
                                                                                                      (Except Per Share Data)


Year Ended December 31,                                                                      1997         1996           1995
Basic Earnings Per Share
Net Income                                                                                   $11,327      $10,313        $8,380
Average Shares Outstanding                                                                     8,995        9,229         9,430

Basic Earnings Per Share                                                                     $  1.26      $  1.12        $  .89

Diluted Earnings Per Share
Net Income                                                                                   $11,327      $10,313        $8,380
Average Shares Outstanding                                                                     8,995        9,229         9,430
Dilutive Effect of Stock Options                                                                 127           95            60
Average Potential Shares                                                                       9,122        9,324         9,490

Diluted Earnings Per Share                                                                   $  1.24      $  1.11        $  .88

Regulatory Capital Requirements
OCC capital regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1997, the Bank was required to maintain a minimum leverage ratio of Tier I (core or leverage) capital to total adjusted assets of 3.00%; and minimum ratios of Tier I capital and total capital to risk weighted assets of 4.00% and 8.00%, respectively. The Federal Reserve Board ("FRB") has adopted similar requirements for the consolidated capital of bank holding companies.

    Under its prompt corrective action regulations, the OCC is required to take certain supervisory actions(and may take additional discretionary actions) with respect to an under capitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, under capitalized, significantly under capitalized and critically under capitalized. Generally, an institution is considered well capitalized if it has a Tier I (leverage) capital ratio of at least 5.0% (based on total adjusted assets), a Tier I risk based capital ratio of at least 6.0%, and a total risked based capital ratio of at least 10.0%.

    The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OCC about capital components, risk weighting and other factors.

    As of December 31, 1997 and 1996, the Bank and Company met all capital adequacy requirements to which they are subject. Further, the most recent OCC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

    The following is a summary of actual capital amounts and ratios as of December 31, 1997 and 1996 for the Bank and the Company (on a consolidated basis), compared to the requirements for minimum capital adequacy and for classification as well capitalized.

For the year ended December 31, 1996 there were approximately 146,000 anti-dilutive shares that were not included in the calculation of diluted earnings per share. There were no anti-dilutive shares for the years ended December 31, 1997 or 1995.

                                                                                                      Requirements
                                                                                                                For Classification
                                        1997 Actual                  1996 Actual           Minimum Capital      As Well
($000 Omitted)                     Amount         Ratio          Amount        Ratio       Adequacy Ratio       Capitalized Ratio


Leverage Capital:
   Evergreen Bank, N.A.            $82,176         8.2%          $81,067        8.8%       3.0%                  5.0%
   Evergreen Bancorp, Inc.          87,049         8.6            85,152        9.2        3.0                   5.0

Tier I Capital:
   Evergreen Bank, N.A.            $82,176        12.9%          $81,067       13.2%       4.0%                  6.0%
   Evergreen Bancorp, Inc.          87,049        13.5            85,152       13.7        4.0                   6.0

Total Capital:
   Evergreen Bank, N.A.            $90,186        14.2%          $88,816       14.4%       8.0%                 10.0%
   Evergreen Bancorp, Inc.          95,160        14.8            93,005       14.9        8.0                  10.0

 NOTE 14 EMPLOYEE BENEFIT PLANS

Defined Benefit Plan

The Company maintains a trusteed non-contributory pension plan covering substantially all full-time employees. Assuming retirement at age 65 after 30 years or more of service, the benefits are computed as the sum of forty three and one-half percent of average compensation, as defined in the plans, for the highest three consecutive years in the final ten years of service ("compensation base") plus fifteen percent of such compensation base in excess of covered compensation. The annual benefit is proportionately reduced for each year of credited service less than thirty years. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Assets of the plan are primarily invested in common stock and U.S. Government securities.


The plan's funded status and amounts recognized in the Company's consolidated financial statements are as follows:

($000 Omitted)
As of December 31,                                                                           1997        1996           1995
Actuarial Present Value of Benefit Obligations:
Accumulated benefit obligation, including vested benefits of
   $10,590 in 1997, $9,451 in 1996, and $9,834 in 1995                                       $ (10,776)  $ (9,547)      $ (9,886)
Projected benefit obligation for service rendered to date                                    $ (13,236)  $(11,496)      $(12,298)
Plan assets at fair value                                                                       15,998     13,777         12,239
Plan assets in excess/(deficit) of projected benefit obligation                                  2,762      2,281            (59)
Unrecognized prior service cost                                                                    135        144            153
Unrecognized net gain from past experiences different from
   that assumed                                                                                 (4,428)    (3,846)        (1,519)
Unrecognized net asset at January 1, 1987 being recognized
   over 22.5 years                                                                                (176)      (191)          (206)

Accrued Pension Cost                                                                         $  (1,707)  $ (1,612)      $ (1,631)

Net Pension Cost Included the Following Components:
Service cost-benefits earned during the period                                               $     594   $    591       $    414
Interest cost on projected benefit obligation                                                      848        794            794
Actual return on plan assets                                                                    (2,968)    (2,005)          (881)
Net amortization and deferral                                                                    1,622      1,001            (13)

Net Periodic Pension Cost                                                                    $      96   $    381       $    314

    The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0 percent and 4.0 percent for 1997, 7.5 percent and 4.0 percent for 1996, and 7.0 percent and 4.0 percent for 1995. The expected long-term rate of return on assets was 9.0 percent in 1997, 8.0 percent in 1996 and 1995. During 1995, in addition to the net periodic pension cost, the Company recognized pension expense of $137,000 from curtailments and special termination benefits associated with the Company's reduction in force.

    The Company also maintains a profit sharing plan covering substantially all employees. For the years 1997, 1996 and 1995 there was no provision charged to operations for the profit sharing plan.

Supplemental Retirement Plans
There are also executive supplemental retirement plans. The plans' funded status and amounts recognized in the Company's consolidated financial statements are as follows:

                                                                                                        ($000 Omitted)
As of December 31,                                                                       1997          1996           1995
Actuarial Present Value of Benefit Obligations:
Accumulated benefit obligation including vested benefits of
    $1,631 in 1997, $1,354 in 1996 and $1,433 in 1995                                    $ (2,654)     $ (1,820)      $ (1,509)

Projected benefit obligation for service rendered to date                                $ (2,939)     $ (1,957)      $ (1,509)
Plan assets at fair value                                                                      --            --             --
Projected benefit obligation in excess of plan assets                                      (2,939)       (1,957)        (1,509)
Unrecognized prior service cost                                                               876           359             --
Unrecognized net loss from past experience different
    from that assumed and effects of changes in assumptions                                   224           176            250
Unrecognized net obligations at the beginning of the year
    being recognized over 15 years                                                             --            82             99
Additional liability recognized                                                              (815)         (480)          (349)

Accrued Pension Cost                                                                     $ (2,654)     $ (1,820)      $ (1,509)

Net Pension Cost Included the Following Components:
Service cost-benefits earned during the period                                           $     25      $    212       $     76
Interest cost on projected benefit obligation                                                 176           119             97
Net amortization                                                                              142            70             16

Net Periodic Pension Cost                                                                $    643      $    401       $    189

    The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0 percent, 7.5 percent and 7.0 percent for 1997, 1996 and 1995 respectively.

    The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.0 percent for 1997, 1996 and 1995.

    In addition to the Company's non-contributory defined benefit retirement plan, the Company provides a defined benefit postretirement plan which provides medical benefits to employees, who have at least attained 55 years of age and 15 years of service (provided the sum of age and service is at least 75), as well as life insurance benefits to employees who, at a minimum, have attained 55 years of age and have 10 years of service. The postretirement health care portion of the plan is contributory, with participant contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. While the amount of a participant's contribution varies depending upon age and service, the Company has set a maximum dollar amount it will pay for medical benefits regardless of age or service. The accounting for the plan is based on the level of cost sharing as of January 1, 1996. The funding policy of the plan is to pay claims and/or insurance premiums as they come due.

Post Retirement Benefits

The Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for postretirement Benefits Other Than Pensions" (SFAS No. 106) as of January 1, 1993. As permitted under the transition provisions of SFAS No. 106, the Company opted to amortize the accumulated postretirement benefit obligation as of the January 1, 1993 adoption date (the transition obligation) over a period of twenty years, as a component of net periodic postretirement benefit cost.

The amounts recognized in the Company's consolidated financial statements are as follows:
                                                            ($000 Omitted)
December 31,                                                                          1997              1996             1995
Accumulated Postretirement Benefit Obligation:
Retirees                                                                              $(1,634)          $(1,804)         $(1,716)
Fully eligible active plan participants                                                  (129)              (98)            (170)
Other active plan participants                                                           (309)             (299)            (294)
                                                                                       (2,072)           (2,201)          (2,180

Plan assets at fair value)                                                                 --                --               --
Accumulated postretirement benefit obligation                                          (2,072)           (2,201)          (2,180)
Unrecognized transition obligation                                                      1,628             1,736            1,844
Unrecognized past service costs                                                          (138)             (152)            (166)
Unrecognized (gain)/loss from changes in assumptions                                     (190)              (27)               3

Accrued postretirement benefit cost included
   in other liabilities                                                               $  (772)          $  (644)         $  (499)

Net Periodic Postretirement Benefit Cost Included the
Following Components:
Service cost                                                                          $    35           $    36          $    34
Interest cost                                                                             139               150              143
Net amortization and deferral of actual results
   differing from assumptions                                                             (19)              (14)             (14)

Net amortization of transition amount                                                     108               108              108

Net periodic postretirement benefit cost                                              $   263           $   280          $   271


    The discount rate used in determining the accumulated postretirement benefit obligation was 7.0%, 7.5%, and 7.0% at December 31, 1997, 1996 and 1995,
respectively. For measurement purposes, a 6%, annual rate of increase in the per capita cost of covered health care benefits were assumed for pre-age 65 medical coverage for each of the years 1997, 1996 and 1995, respectively. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by approximately 7.5% and the net periodic postretirement benefit cost by approximately 9.9%.

Other Employee Benefits

The Company has an Employee Stock Purchase Plan which all employees are eligible to join after six months of service. Employees may authorize the bank to withhold up to $200 biweekly from salary to be deposited with the plan's agent. The plan provides that the Company contribute an amount equal to 33% of each participant's contribution up to a maximum employee investment of $100 biweekly. Company contributions under the plan amounted to $81,000 for 1997, $101,000 for 1996, and $79,000 for 1995. The Company also maintains a 401(k) plan. All employees are eligible to join after specific service requirements. The Company contributed 25% of the first seven percent of contributions made by each employee for the year. Total 401(k) expense for 1997 was $150,000, the expense for 1996 and 1995 totaled $132,000 and $69,000, respectively.

 NOTE 15 EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

    On December 15, 1989, the Company established an Employee Stock Ownership Plan (ESOP) which purchased 200,000 newly issued and 119,400 outstanding shares of the Company's common stock. Funds for the purchase of these shares were obtained through a borrowing from an unrelated financial institution. The shares issued to the ESOP and the related borrowing are reflected in the Company's statements of financial condition as common stock subscribed and long-term debt. During 1997, a portion of the borrowing was paid off by the Company releasing approximately 32,000 shares which were allocated to participating employees.
The following table represents the expenses related to the ESOP, including principal repayments net of dividends received.
                                           ($000 Omitted)
                                         1997            1996

Administration                           $ 18            $ 19
Interest expense                           88             110
Principal repayment, net                  191             181

NOTE 16 COMMITMENTS AND CONTINGENT LIABILITIES

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

    The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by the contractual notational amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

    Unless otherwise noted, the Company does not require collateral or other security to support off-balance sheet financial instruments with credit risk.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Residential mortgage and construction loan commitments are secured by a lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

    Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

    The Company grants commercial, installment and residential loans to customers throughout its marketing area. Although the Company has a diversified loan portfolio, a substantial portion of its debtor's ability to honor their contracts is dependent upon the real estate and construction related sectors of economy and the tourism industry. Variable rate mortgage loans are granted with terms which set various interest rate caps for annual and life of the loan interest rate changes.

    There are no legal proceedings against the Company or its subsidiaries in 1997 or 1996 which in the opinion of management would result in a liability which would have a significant effect on the consolidated financial position of the Company.

Contract amounts of financial instruments that represent credit risk as of December 31, 1997 and 1996 are as follows:

                                             ($000 Omitted)
December 31,                              1997          1996
Commercial Commitments                    $ 56,112      $ 51,918
Unused Home Equity Lines                    39,444        37,814
Unused Overdraft Lines                       6,848         6,879
Mortgage Commitments                         4,263         3,502
Standby Letters of Credit                    6,168         6,680

Total                                     $112,835      $106,793

NOTE 17 FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Financial Accounting Standards Board issued Statement No. 107, Disclosures about Fair Value of Financial Instruments, (SFAS No. 107), which requires that the Company disclose estimated fair values for its financial instruments. SFAS No. 107 defines fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. SFAS No. 107 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contract that imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

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

    Fair value estimates are based on existing, on and off-balance sheet, financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

The following table presents the carrying amounts and
fair values of the
Company's financial
instruments at
December 31, ($000 Omitted)
                                                                         1997                               1996
                                                     Footnote    Carrying    Estimated             Carrying      Estimated
                                                     Number      Value       Fair Value            Value         Fair Value

Derivatives                                          None              --           --                    --            --
Trading instruments                                  None              --           --                    --            --

Nontrading instruments:
Cash and cash equivalents                            17          $ 26,596    $  26,596             $  56,130     $  56,130
Loans (net)                                           4           666,208      671,630               642,495       648,266
Securities                                            3           282,900      283,831               197,168       198,156
Deposit Liabilities                                  17          (853,676)    (853,478)             (800,856)     (800,631)
Short-Term Borrowings and Long-Term Debt             17           (52,918)     (53,280)              (30,084)      (29,688)

Securities

     The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term investments and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The estimated fair value of certain state and municipal securities is not readily available through market sources, therefore, the fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. See Note 3 Securities for detail disclosure of investment and mortgage-backed securities.

Loans

    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, installment, real estate, and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.


The following table presents information for loans at December 31,:
                                                                                          ($000 Omitted)

                                                                               1997                               1996
                                                                    Carrying         Estimated         Carrying         Estimated
                                                                    Amount           Fair Value        Amount           Fair Value

Commercial                                                          $ 232,785        $224,792          $224,955         $220,206
Real Estate Mortgage                                                  310,325         315,119           283,098          285,854
Installment                                                           135,668         131,458           146,528          141,894
Other                                                                     261             261               307              312
Loans (net of unearned income)                                        679,039         671,630           654,888          648,266
Less: allowance for loan losses                                       (12,831)             --           (12,393)              --

Total                                                               $ 666,208        $671,630          $642,495         $648,266

    The estimated fair value of performing commercial loans, lease finance receivables and installment loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity. The fair value of performing real estate loans is estimated based on dealer quotations for conforming loans adjusted for a factor based on the Company's loans primarily being non-conforming. The fair value of the loans not readily available through market sources is estimated by discounting anticipated cash flows using an appropriate current discount rate.

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

Deposit Liabilities and Long-Term Debt

    Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, money market and checking accounts, is estimated to be the amount payable on demand as of December 31, 1997 and 1996. The estimated fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

Other Financial Instruments

    The fair value of cash and cash equivalents, accrued interest receivable, accrued interest payable and short-term borrowings are estimated to be carrying value at December 31, 1997 and 1996, respectively.

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees Written

    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The estimated fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Fees, such as these, are not a major part of the Company's business and in the Company's business territory are not a "normal business practice," therefore, carrying value approximates fair value.

The following table presents information for deposits and debt at December 31,
                                                            ($000 Omitted)
                                                                                   1997                              1996
                                                                        Carrying       Estimated         Carrying       Estimated
                                                                        Value          Fair Value        Value          Fair Value

Non-interest bearing demand                                             $102,345       $102,345          $ 92,737       $ 92,737
Savings and Interest Checking                                            260,916        260,916           261,064        261,064
Money Market Deposit Accounts                                             78,554         78,554            89,698         89,698
Time Deposits:
   Maturing in six months or less                                        194,513        194,541           181,947        181,962
   Maturing between six months and one year                               85,188         85,176            56,146         56,121
   Maturing between one and three years                                  115,412        115,330            94,660         94,528
   Maturing beyond three years                                            16,748         16,616            24,604         24,521
Short-Term Borrowings and Long-Term Debt                                  52,918         53,280            30,084         29,688

NOTE 18 PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS
Condensed Statements of Income
                                                                                                       ($000 Omitted)
Year Ended December 31,                                                                  1997              1996           1995
Income
Dividends from Banking Subsidiary                                                        $11,100           $8,900         $4,200

Interest on Securities and Time Deposits                                                      22               29             43
Interest on Securities Purchased Under Agreement to Resell                                   137               89             43
Other Income                                                                                  --               20              3

Total Income                                                                              11,259            9,038          4,289

Expenses
Employee Benefits                                                                          1,077              644            605
Other Expenses                                                                               294              533            668

Total Expenses                                                                             1,371            1,177          1,273
Income Before Income Tax Benefit and Equity in
   Undistributed Net Income of Subsidiaries                                                9,888            7,861          3,016
Income Tax Benefit                                                                           393              382            406
Income Before Equity in Undistributed Net Income of Subsidiaries                          10,281            8,243          3,422
Equity in Undistributed Net Income of Subsidiaries                                         1,046            2,070          4,958

Net Income                                                                               $11,327          $10,313         $8,380

Condensed Statements of Condition
                                                                                                               ($000 Omitted)
December 31,                                                                                                 1997         1996
Assets
Cash                                                                                                         $    50      $    50
Investments in Subsidiaries                                                                                   83,382       81,353
Securities                                                                                                         8          258
Securities Purchased Under Agreement to Resell                                                                 3,055        1,788
Premises and Equipment                                                                                         6,316        6,544
Other Assets                                                                                                   1,779        1,767

Total Assets                                                                                                 $94,590      $91,760

Liabilities
Long-Term Debt                                                                                               $   640      $   904
Other Liabilities                                                                                              5,694        5,417
Total Liabilities                                                                                              6,334        6,321
Stockholders' Equity                                                                                          88,256       85,439
Total Liabilities and Stockholders' Equity                                                                   $94,590      $91,760

Condensed Statements of Cash Flows
                                                                                                      ($000 Omitted)
Year Ended December 31,                                                                  1997            1996              1995
Cash Flows from Operating Activities:
Net Income                                                                               $11,327         $10,313           $8,380

Adjustments to Reconcile Net Income to Net Cash Provided
by Operating Activities:
Loss/(Gain) on Sale of Assets                                                                 --               2               (3)
Decrease  in Interest Receivable                                                               4               5               --
Net Amortization                                                                              18               5                5
Depreciation                                                                                 220             211              228
Increase/(Decrease) in Accrued Expenses                                                      450             353              (57)
(Decrease)/Increase in Accrued Taxes Payable                                                (173)            217              787
Decrease/(Increase) in Prepaid Expenses                                                       55             (43)              76
Decrease/(Increase) in Taxes Receivable                                                       55           2,290           (1,172)
Increase in Cash Surrender Value                                                            (144)           (130)             (95)
Undistributed Earnings of Affiliates                                                      (1,046)         (2,070)          (4,958)
Liquidation of  Subsidiary                                                                    --              --              120
Net Cash Provided By Operating Activities                                                 10,766          11,153            3,311

Cash Flows From Investing Activities:
Proceeds From Maturities of Investment Securities                                            250             250               --
Net Change in Short-Term Investments                                                      (1,267)           (883)            (905)
Proceeds from Sales of Fixed Assets                                                            8              --               71
Capital Expenditures                                                                          --          (1,060)             (70)
Net Cash Used by Investing Activities                                                     (1,009)         (1,693)            (904)

Cash Flows From Financing Activities:
Principal Payments on Long-Term Debt                                                         (96)         (1,832)            (260)
Payments for Purchase of  Treasury Shares                                                 (5,877)         (4,386)          (1,985)
Proceeds from Issuance of  Common Stock and Treasury Stock                                 1,085             737              691
Dividends Paid                                                                            (4,869)         (3,979)          (2,126)
Net Cash Used by Financing Activities                                                     (9,757)         (9,460)          (3,680)
Net Change in Cash and Cash Equivalents                                                       --              --           (1,273)
Cash and Cash Equivalents Beginning of Year                                                   50              50            1,323
Cash and Cash Equivalents End of Year                                                    $    50             $50              $50

Cash and Cash Equivalents are cash in demand deposit accounts at the subsidiary bank.

Supplemental disclosure of Cash Flows:
Interest Paid                                                                            $    62            $186             $242

Supplemental Schedule of Non-Cash Financing Activities: Payments were made on the Company's ESOP loan in the amount of $168,000, $159,000, and $153,000 in 1997, 1996 and 1995, respectively.

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

NOTE 19 UNAUDITED INTERIM FINANCIAL INFORMATION

The following is a summary of unaudited quarterly financial information for each quarter of 1997 and 1996:

                                                                                  ($000 Omitted)
                                                                              (Except Per Share Data)
                                                        1997 Quarters Ended                          1996 Quarters Ended
                                              12/31     9/30        6/30      3/31        12/31      9/30      6/30      3/31
Interest Income                               $19,611   $19,504     $19,060   $18,301     $18,151    $17,887   $17,296   $17,199
Net Interest Income                            10,736    10,792      10,482    10,381      10,406     10,665    10,180     9,933
Provision for Loan Losses                         450       450         450       360         360        360       360       360
Income Before Income Taxes                      4,486     4,310       3,966     4,033       4,161      4,200     3,854     3,773
Net Income                                      3,088     2,885       2,672     2,682       2,721      2,694     2,519     2,379
Basic Earnings Per Share                          .35       .32         .30       .30         .30        .29       .27       .26
Diluted Earnings Per Share                        .34       .32         .29       .29         .29        .29       .27       .25

INDEPENDENT AUDITORS' REPORT

KPMG Peat Marwick LLP
Certified Public Accountants
515 Broadway
Albany, New York 12207

The Board of Directors and Stockholders
Evergreen Bancorp, Inc.:

    We have audited the accompanying consolidated statements of condition of Evergreen Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Evergreen Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

January 23, 1998